Registration No. 333 - 173659

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CATASYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8090	88-0464853
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(310) 444-4300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terren S. Peizer
Chief Executive Officer
c/o Catasys, Inc.
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(310) 444-4300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth R. Koch, Esq.
Mintz, Levin, Cohn, Ferris,
Glovsky, and Popeo, P.C.
The Chrysler Center
666 Third Avenue
New York, NY 10017
(212) 935-3000 (telephone number)
(212) 983-3115 (facsimile number)

Approximate date of commencement of proposed sale to the public: promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (3)
[___] shares of common stock, $0.0001 par value	$5,000,000	$
Warrants to purchase [___] shares of common stock (2)	$5,000,000	$
[___] shares of common stock issuable upon exercise of the warrants
Total	$10,000,000	$1,161.00

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock of the registrant.

(2)	The securities registered also include such indeterminate number of shares of common stock as may be issued upon exercise of warrants pursuant to the antidilution provisions of the warrants.

(3)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated ,_____ 2011

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

[___] Shares of Common Stock
and
Warrants to Purchase up to [___] Shares of Common Stock

We are offering [___] shares of our common stock and warrants.  Each investor will receive five-year warrants to purchase an aggregate of up to [___] shares of common stock at a price of $[___] per share.  We are not required to sell any specific dollar amount or number of shares of common stock or warrants, but will use our best efforts to sell all of the shares of common stock and warrants being offered.  The offering expires on the earlier of (i) the date upon which all of the shares of common stock and warrants being offered have been sold, or (ii) November 30, 2011.

Our common stock is traded on the Pink Sheets under the symbol “CATSD.PK”.  On September 7, 2011 the last reported sales price for our common stock was $0.20 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Offering Proceeds before expenses	$	$

Rodman & Renshaw, LLC has agreed to act as our placement agent in connection with this offering and is deemed to be an underwriter.  The placement agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use their best efforts to arrange for the sale of the securities offered by us. We have agreed to pay the placement agent a cash fee equal to 7% of the gross proceeds of the offering of the securities by us, as well as a non-accountable expense allowance equal to 1% of the gross proceeds of the offering.

We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $[400,000]. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering set forth above. See “Plan of Distribution” beginning on page 15 of this prospectus for more information on this offering and the placement agent arrangements.

This offering will terminate on November 30, 2011, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. All costs associated with the registration will be borne by us.  As there is no minimum purchase requirement, no funds are required to be escrowed and all net proceeds will be available to us at closing for use as set forth in “Use of Proceeds” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2011.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, and risk factors.

Our Company

As used herein, “we,” “us,” “our” or the “Company” refers to Catasys, Inc.

We are a healthcare services management company, providing specialized behavioral health management services for substance abuse to health plans, employers and unions through a network of licensed healthcare providers and its employees.  The Catasys substance dependence program (OnTrak) was designed to address substance dependence as a chronic disease. The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions combining elements of traditional disease management and on-going “care coaching”, including our proprietary PROMETA® Treatment Program for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional and medical components, is also available on a private-pay basis through licensed treatment providers and a company managed treatment center that offers the PROMETA Treatment Program, as well as other treatments for substance dependencies.

Substance Dependence

Scientific research indicates that not only can drugs interfere with normal brain functioning, but they can also have long-lasting effects that persist even after the drug is no longer being used. Data indicates that at some point changes may occur in the brain that can turn drug and alcohol abuse into substance dependence—a chronic, relapsing and sometimes fatal disease. Those dependent on drugs may suffer from compulsive drug craving and usage and be unable to stop drug use or remain drug abstinent without effective treatment. Professional medical treatment may be necessary to end this physiologically-based compulsive behavior. We believe that addressing the physiological basis of substance dependence as part of an integrated treatment program will improve clinical outcomes and reduce the cost of treating dependence.

Substance dependence is a worldwide problem with prevalence rates continuing to rise despite the efforts by national and local health authorities to curtail its growth. Substance dependence disorders affect many people and have wide-ranging social consequences. In 2008, an estimated 22.2 million Americans aged 12 and older were classified with substance dependence or abuse, of which only 2.3 million received treatment at a specialty substance abuse facility, according to the National Survey on Drug Use and Health published by the Substance Abuse and Mental Health Services Administration (SAMHSA), an agency of the U.S. Department of Health and Human Services.

Pharmacological options for alcohol dependence exist and a number of pharmaceutical companies have introduced or announced drugs to treat alcohol dependence. These drugs may require chronic or long-term administration. In addition, several of these drugs are generally not used until the patient has already achieved abstinence, are generally administered on a chronic or long-term continuing basis, and do not represent an integrated treatment approach to addiction. We believe the PROMETA Treatment Program can be used at various stages of recovery, including initiation of abstinence and during early recovery, and can also complement other existing treatments. As such, our treatment programs offer a potentially valuable alternative or addition to traditional treatment methods. We also believe the best results can be achieved in programs such as our Catasys offering that integrates psychosocial and medical treatment modalities and provide longer term support.

Our Market

The true impact of substance dependence is often under-identified by organizations that provide healthcare benefits. The reality is that substance dependent individuals:

●	Are prevalent in any organization;
●	Cost health plans and employers a disproportionate amount of money;
●	Have higher rates of absenteeism and lower rates of productivity; and
●	Have co-morbid medical conditions incur increased costs for the treatment of these conditions compared to a non-substance dependent population.

When considering substance dependence-related costs, many organizations only look at direct treatment costs–usually behavioral claims.  The reality is that substance dependent individuals generally have overall poorer health and lower compliance, which leads to more expensive treatment for related, and even seemingly unrelated, co-occurring medical conditions. In fact, of total healthcare claims costs associated with substance dependence populations, the vast majority are medical claims and not behavioral treatment costs.

As of December 31, 2008 there were over 191 million lives in the United States covered by various managed care programs including Preferred Provider Organizations (PPOs), Health Maintenance Organizations (HMOs), self-insured employers and managed Medicare/Medicaid programs.   Each year, based on our analysis, approximately 1.9% of commercial plan members will have a substance dependence diagnosis, and that figure may be lesser or greater for specific payors depending on the health plan demographics and location.  A smaller, high-cost subset of this population drives the majority of the claims costs for the overall substance dependent population.  For commercial members with substance dependence and a total annual claims cost of at least $7,500, the average annual per member claims cost is $25,500, compared to an average of $3,250 for a commercial non-substance dependent member, according to our research.

Our Solution: OnTrak and the PROMETA Treatment Program

Under our OnTrak solution for managed care, we work with health plans and employers to customize our program to meet a plan’s structural needs and pricing—either a case rate per patient or a per-enrolled member, per-month fee.  Our substance dependence program is designed for increased enrollment, longer retention and better health outcomes so we can help payors improve member care and achieve lower costs, and in addition help employers and organized labor reduce medical costs, absenteeism and job-related injuries in the workplace, thereby improving productivity.

OnTrak™

Our OnTrak integrated substance dependence solution combines innovative medical and psychosocial treatments with elements of population health management and ongoing member support to help organizations treat and manage substance dependent populations, and is designed to lower the overall costs of members diagnosed with substance dependence. We believe the benefits of Catasys include improved clinical outcomes and decreased costs for the payor, and improved quality of life and productivity for the member.

We believe OnTrak is the only program of its kind dedicated exclusively to substance dependence. The OnTrak substance dependence program was developed by addiction experts with years of clinical experience in the substance dependence field. This experience has helped to form key areas of expertise that sets Catasys apart from other solutions, including member engagement, working directly with the member treatment team and a more fully integrated treatment offering.

Our OnTrak integrated substance dependence program includes the following components:  Member identification, enrollment/referral, provider network, outpatient medical treatment, outpatient psychosocial treatment, care coaching, monitoring and reporting, and our proprietary web based clinical information platform (eOnTrak).

PROMETA® Treatment Program

Our PROMETA Treatment Program is an integrated, physician-based outpatient addiction treatment program that combines three components–medical treatment, nutritional support and psychosocial therapy–all critical in helping people address addiction to alcohol and stimulants (e.g. cocaine and methamphetamine). The program is designed to help relieve cravings, restore nutritional balance and initiate counseling.

Historically, the disease of addiction has been treated primarily through behavioral intervention, with fairly high relapse rates. We believe the PROMETA Treatment Program offers an advantage to traditional alternatives because it provides a treatment methodology that is discreet and only mildly sedating, and can be initiated in only three days, with a two-day follow-up treatment three weeks later. The initiation of treatment under PROMETA involves the oral and intravenous administration of pharmaceuticals in a medically directed and supervised setting. The medications used in the PROMETA Treatment Program have been approved by the Food and Drug Administration (FDA) for uses other than treatment of substance dependence. Treatment generally takes place on an outpatient basis at a properly equipped outpatient setting or clinic, or at a hospital or other in-patient facility, by physicians and healthcare providers who have licensed the rights to use our PROMETA Treatment Program. Following the initial treatment, our treatment program provides that patients receive one month of prescription medication, nutritional supplements, nutritional guidelines designed to assist in recovery, and individualized psychosocial or other recovery-oriented therapy chosen by the patient in conjunction with their treatment provider. The PROMETA Treatment Program provides for a second, two-day administration at the facility, which takes place about three weeks after initiation of treatment. The medical treatment is followed by continuing care, such as individual or group counseling, as a key part of recovery.

Our Strategy

Our business strategy is to provide a quality integrated medical and behavioral program to help organizations treat and manage substance dependent populations to impact total healthcare costs associated with members with a substance dependence diagnosis. We intend to grow our business through increased adoption of our OnTrak integrated substance dependence solutions by managed care health plans, employers, unions and other third-party payors.

Key elements of our business strategy include:

●	Demonstrating the potential for improved clinical outcomes and reduced cost associated with using our Catasys programs with key managed care and other third-party payors;
●	Educating third-party payors on the disproportionately high cost of their substance dependent population;
●	Providing our Catasys integrated substance dependence solutions to third-party payors for reimbursement on a case rate or monthly fee; and
●	Generating outcomes data from our OnTrak program to demonstrate cost reductions and utilization of this outcomes data to facilitate broader adoption.

As an early entrant into offering integrated medical and behavioral programs for substance dependence, Catasys will be well positioned to address increasing market demand.  Our Catasys program will help fill the gap that exists today: a lack of programs that focus on smaller populations with disproportionately higher costs and that improve patient care while controlling overall treatment costs.

Corporate Information

We are incorporated under the laws of the State of Delaware.  Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025, and our telephone number is (310) 444-4300. We maintain an Internet website at http://www.catasyshealth.com.

THE OFFERING

Securities Offered	[_______] shares of Common Stock
Warrants to purchase up to [_______] shares of common stock [______] shares of common stock issuable upon exercise of the warrants

Common stock outstanding as of September 6, 2011	21,179,217 shares

Common stock to be outstanding after the offering assuming the sale of all shares covered hereby and assuming no exercise of the warrants for the shares covered by this prospectus	[___________] shares
Common stock to be outstanding after the offering assuming the sale of all shares covered hereby and assuming the exercise of all warrants for the shares covered by this prospectus	[___________] shares
Use of proceeds
We estimate that we will receive up to $9.6 million in net proceeds from the sale of the securities in this offering, based on a price of [$____] per unit and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.  However, this is a best efforts offering, with no maximum, and there is no assurance that we will receive significant proceeds or enough proceeds to continue as a going concern and we may need to curtail or cease our operations. We will use the proceeds from the sale of the securities for working capital needs, capital expenditures, payment of our bridge loan (subject to the option of the holder to convert rather than accept repayment), and other general corporate purposes. See “Use of Proceeds” for more information.

Risk factors	The shares of common stock offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 4.

Dividend policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Trading Symbol	Our common stock currently trades on the Pink Sheets under the symbol “CATSD.PK.”

All of the information in this prospectus reflects a 1-for-40 reverse stock split of our outstanding common stock effected on September 6, 2011.

Unless otherwise indicated, all information in this prospectus, including the share numbers above does not give effect to:
   ●    the 677,775 shares shares of common stoick reserved for future issuance under our equity incentive plans;
   ●    the 4,857,708 shares of common stock issuable upon exercise of outstanding warrants;
  ●   the [_____] shares of common stock issuable upon exercise of warrants sold as part of this offering;
   ●    the 318,750 shares of common stock issuable in monthly increments pursuant to certain consulting agreements; and
  ●   the number of shares that could be issued as a result of the secured convertible promissory note and warrant issued in August 2011, both of which are subject to adjustment based on certain factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RISK FACTORS

You should carefully consider and evaluate all of the information in this prospectus, including the risk factors listed below. Risks and uncertainties in addition to those we describe below, that may not be presently known to us, or that we currently believe are immaterial, may also harm our business and operations. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this report.

Risks related to our business

We have a limited operating history, expect to continue to incur substantial operating losses and may be unable to obtain additional financing, causing our independent auditors to express substantial doubt about our ability to continue as a going concern.

We have been unprofitable since our inception in 2003 and expect to incur substantial additional operating losses and negative cash flow from operations for at least the next twelve months.  As of December 31, 2010, these conditions raised substantial doubt as to our ability to continue as a going concern. At June 30, 2011, cash and cash equivalents amounted to $632,000 and our cash position is significantly worse as of the date of this prospectus. During the six-months ended June 30, 2011, our cash and cash equivalents used in operating activities amounted to $3.9 million. Although we have recently taken actions to decrease expenses, increase revenues, and obtain additional financing, there can be no assurance that we will be successful in our efforts. We may not be successful in raising necessary funds on acceptable terms or at all, and we may not be able to offset this by sufficient reductions in expenses and increases in revenue. If this occurs, we may be unable to meet our cash obligations as they become due and we may be required to further delay or reduce operating expenses and curtail our operations, which would have a material adverse effect on us.

We may fail to successfully manage and grow our business, which could adversely affect our results of operations, financial condition and business.

Continued expansion could put significant strain on our management, operational and financial resources. The need to comply with the rules and regulations of the SEC will continue to place significant demands on our financial and accounting staff, financial, accounting and information systems, and our internal controls and procedures, any of which may not be adequate to support our anticipated growth. We may not be able to effectively hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to satisfy our reporting obligations, or achieve our marketing, commercialization and financial goals.  Recent actions to reduce costs and streamline our operations could place further demands on our personnel, which could hinder our ability to effectively execute on our business strategies.

We will need additional funding, and we cannot guarantee that we will find adequate sources of capital in the future.

We have incurred negative cash flows from operations since inception and have expended, and expect to continue to expend, substantial funds to grow our business. We currently estimate that our existing cash, cash equivalents and marketable securities will only be sufficient to fund our operating expenses and capital requirements through September 2011.  We will require additional funds before we achieve positive cash flows and we may never become cash flow positive.

If we raise additional funds by issuing equity securities, such financing will result in further dilution to our stockholders. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise additional funds by issuing additional debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technology or products, or to grant licenses on terms that are not favorable to us.

We do not know whether additional financing will be available on commercially acceptable terms, or at all. If adequate funds are not available or are not available on commercially acceptable terms, we may need to continue to downsize, curtail program development efforts or halt our operations altogether.

Our treatment programs may not be as effective as we believe them to be, which could limit our revenue growth.

Our belief in the efficacy of our OnTrak solution and PROMETA Treatment Program is based on a limited number of studies and commercial pilots that have been conducted to date and our initial experience with a relatively small number of patients. Such results may not be statistically significant, have not been subjected to close scientific scrutiny, and may not be indicative of the long-term future performance and safety of treatment with our programs.  Future controlled scientific studies, may yield results that are unfavorable or demonstrate that treatment with our programs is not clinically effective or safe. If the initially indicated results cannot be successfully replicated or maintained over time, utilization of our programs could decline substantially. Our success is dependent on our ability to enroll third-party payor members in our OnTrak programs. Large scale outreach and enrollment efforts have not been conducted and we may not be able to achieve the anticipated enrollment rates.

Our OnTrak Program or PROMETA Treatment Program may not become widely accepted, which could limit our growth.

Further marketplace acceptance of our treatment programs may largely depend upon healthcare providers’ and third-party payors’ interpretation of our limited data, the results of studies, pilots and programs, including financial and clinical outcome data from our OnTrak Programs, or upon reviews and reports that may be given by independent researchers or other clinicians. In the event such research does not establish our treatment programs to be safe and effective, it is unlikely we will be able to achieve widespread market acceptance.

In addition, our ability to achieve further marketplace acceptance for our Catasys Program may be dependent on our ability to contract with a sufficient number of third party payors to and demonstrate financial and clinical outcomes from those agreements. If we are unable to secure sufficient contracts to achieve recognition of acceptance of our OnTrak program or if our program does not demonstrate the expected level of clinical improvement and cost savings it is unlikely we will be able to achieve widespread market acceptance.

Disappointing results for our PROMETA Treatment Program or Catasys Program, or failure to attain our publicly disclosed milestones, could adversely affect market acceptance and have a material adverse effect on our stock price.

There are several studies, evaluations and pilot programs that have been completed or are currently in progress that are evaluating our PROMETA Treatment Program and the OnTrak Program. Some results have been published and we expect results to become available and/or published over time.  Disappointing results, later-than-expected press release announcements or termination of evaluations, pilot programs or commercial programs could have a material adverse effect on the commercial acceptance of the PROMETA Treatment Program, our stock price and on our results of operations.  In addition, announcements regarding results, or anticipation of results, may increase volatility in our stock price.  In addition to numerous upcoming milestones, from time to time we provide financial guidance and other forecasts to the market.  While we believe that the assumptions underlying projections and forecasts we make publicly available are reasonable, projections and forecasts are inherently subject to numerous risks and uncertainties.  Any failure to achieve milestones, or to do so in a timely manner, or to achieve publicly announced guidance and forecasts, could have a material adverse effect on our results of operations and the price of our common stock.

Our industry is highly competitive, and we may not be able to compete successfully.

The healthcare business, in general, and the substance dependence treatment business in particular, are highly competitive. We compete with many types of substance dependence treatment methods, treatment facilities and other service providers, many of whom are more established and better funded than we are. Many of these other treatment methods and facilities are well established in the same markets we target, have substantial sales volume, and are provided and marketed by companies with much greater financial resources, facilities, organization, reputation and experience than we have. The historical focus on the use of psychological or behavioral therapies, as opposed to medical or physiological treatments for substance dependence, may create further resistance to penetrating the substance dependence treatment market.

There are a number of companies developing or marketing medications for reducing craving in the treatment of alcoholism, including:

●
the addiction medication naltrexone, an opiate receptor antagonist, is marketed by a number of generic pharmaceutical companies as well as under the trade names ReVia ®  and Depade ® , for treatment of alcohol dependence;

●
VIVITROL®, an extended release formulation of naltrexone manufactured by Alkermes, administered via monthly injections for the treatment of alcohol dependence in patients who are able to abstain from drinking in an outpatient setting, and are not actively drinking prior to treatment initiation. Alkermes reported that in clinical trials, when used in combination with psychosocial support, VIVITROL was shown to reduce the number of drinking days and heavy drinking days and to prolong abstinence in patients who abstained from alcohol the week prior to starting treatment;

●
Campral® Delayed-Release Tablets (acamprosate calcium), an NMDA receptor antagonist taken two to three times per day on a chronic or long-term basis and marketed by Forest Laboratories.  Clinical studies supported the effectiveness in the maintenance of abstinence for alcohol-dependent patients who had undergone inpatient detoxification and were already abstinent from alcohol; and

●
Tropiramate (Topamax®), a drug manufactured by Ortho-McNeill Jannssen, which is approved for the treatment of seizures. A multi-site clinical trial reported in October 2007 found that tropiramate significantly reduced heavy drinking days in alcohol-dependent individuals.

Our competitors may develop and introduce new processes and products that are equal or superior to our programs in treating alcohol and substance dependencies. Accordingly, we may be adversely affected by any new processes and technology developed by our competitors.

There are approximately 13,500 facilities reporting to the Substance Abuse and Mental Health Services Administration that provide substance abuse treatment on an inpatient or outpatient basis. Well known examples of residential treatment programs include the Betty Ford Center®, Caron Foundation®, Hazelden® and Sierra Tucson®. In addition, individual physicians may provide substance dependence treatment in the course of their practices.  While we believe our products and services are unique, we operate in highly competitive markets. We compete with other healthcare management service organizations and disease management companies, including MBHOs, HMOs, PPOs, third-party administrators and other specialty healthcare and managed care companies. Most of our competitors are significantly larger and have greater financial, marketing and other resources than us.  We believe that our ability to offer customers a comprehensive and integrated substance dependence solution, including the utilization of innovative medical and psychosocial treatments, and our unique technology platform will enable us to compete effectively.  However, there can be no assurance that we will not encounter more effective competition in the future, which would limit our ability to maintain or increase our business.

We depend on key personnel, the loss of which could impact the ability to manage our business.

Our future success depends on the performance of our senior management and operating personnel.

The loss of the services of any key member of management and operating personnel could have a material adverse effect on our ability to manage our business.

We and our Chief Executive Officer are a party to litigation, which, if determined adversely to us, could adversely affect our cash flow and financial results.

We and our Chief Executive Officer are party to a litigation in which the plaintiffs assert causes of action for conversion, a request for an order to set aside fraudulent conveyance and breach of contract. While we believe the plaintiffs’ claims are without merit and we intend to vigorously defend the case, there can be no assurance that the litigation will be resolved in our favor. If this case is decided against us or our Chief Executive Officer, it may cause us to pay substantial damages, and other related fees. Regardless of whether this litigation is resolved in our favor, any lawsuit to which we are a party will likely be expensive and time consuming to defend or resolve. This could also divert management’s time and attention away from business operations, which could harm our business. Costs of defense and any damages resulting from litigation, a ruling against us or a settlement of the litigation could adversely affect our cash flows and financial results. Please see “Item 3 Legal Proceedings” for more information.

We may be subject to future litigation, which could result in substantial liabilities that may exceed our insurance coverage.

All significant medical treatments and procedures, including treatment utilizing our programs, involve the risk of serious injury or death. Even under proper medical supervision, withdrawal from alcohol may cause severe physical reactions. While we have not been the subject of any such claims, our business entails an inherent risk of claims for personal injuries and substantial damage awards. We cannot control whether individual physicians will apply the appropriate standard of care, or conform to our treatment programs in determining how to treat their patients. While our agreements typically require physicians to indemnify us for their negligence, there can be no assurance they will be willing and financially able to do so if claims are made. In addition, our license agreements require us to indemnify physicians, hospitals or their affiliates for losses resulting from our negligence.

We currently have insurance coverage for personal injury claims, directors’ and officers’ liability insurance coverage, and errors and omissions insurance. We may not be able to maintain adequate liability insurance at acceptable costs or on favorable terms. We expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated with our programs increases. In the event of litigation, we may sustain significant damages or settlement expense (regardless of a claim's merit), litigation expense and significant harm to our reputation.

If third-party payors fail to provide coverage and adequate payment rates for our programs, our revenue and prospects for profitability will be harmed.

Our future revenue growth will depend in part upon our ability to contract with third-party payors, such as self-insured employers, insurance plans and unions for our OnTrak program. To date, we have not received significant amount of revenue from our OnTrak substance dependence programs from managed care organizations and other third-party payors, and acceptance of our OnTrak substance dependence programs is critical to the future prospects of our business. In addition, third-party payors are increasingly attempting to contain healthcare costs, and may not cover or provide adequate payment for treatment using our programs. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development, and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

We may not be able to achieve promised savings for our OnTrak contracts, which could result in pricing levels insufficient to cover our costs or ensure profitability.

We anticipate that many or all of our OnTrak contracts will be based upon anticipated or guaranteed levels of savings for our customers and achieving other operational metrics resulting in incentive fees based on savings.  If we are unable to meet or exceed promised savings or achieve agreed upon operational metrics, or favorably resolve contract billing and interpretation issues with our customers, we may be required to refund from the amount of fees paid to us any difference between savings that were guaranteed and the savings, if any, which were actually achieved; or we may fail to earn incentive fees based on savings. Accordingly, during or at the end of the contract terms, we may be required to refund some or all of the fees paid for our services.  This exposes us to significant risk that contracts negotiated and entered into may ultimately be unprofitable. In addition, managed care operations are at risk for costs incurred to provide agreed upon services under our program. Therefore, failure to anticipate or control costs could have materially adverse effects on our business.

Our prior international operations may be subject to foreign regulation.

The criteria of foreign laws, regulations and requirements are often vague and subject to change and interpretation. Our prior international operations may become the subject of foreign regulatory, civil, criminal or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention, regardless of whether it ultimately is successful. If we fail to comply with any applicable international laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations could be adversely affected.

Our ability to utilize net operating loss carryforwards may be limited.

As of December 31, 2010, we had net operating loss carryforwards (NOLs) of approximately $151.3 million for federal income tax purposes that will begin to expire in 2023. These NOLs may be used to offset future taxable income, to the extent we generate any taxable income, and thereby reduce or eliminate our future federal income taxes otherwise payable. Section 382 of the Internal Revenue Code imposes limitations on a corporation's ability to utilize NOLs if it experiences an ownership change as defined in Section 382.  In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percent over a three-year period. In the event that an ownership change has occurred, or were to occur, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in the Internal Revenue Code. Any unused annual limitation may be carried over to later years.  We may be found to have experienced an ownership change under Section 382 as a result of events in the past or the issuance of shares of common stock upon a conversion of notes, or a combination thereof.  If so, the use of our NOLs, or a portion thereof, against our future taxable income may be subject to an annual limitation under Section 382, which may result in expiration of a portion of our NOLs before utilization.

Risks related to our intellectual property

We may not be able to adequately protect the proprietary PROMETA Treatment Program which is important to our business.

We consider the protection of our proprietary PROMETA Treatment Program to be important to our business prospects. We obtained the rights to some of our most significant PROMETA technologies through an agreement that is subject to a number of conditions and restrictions, and a breach or termination of that agreement or the bankruptcy of any party to that agreement could significantly impact our ability to use and develop our technologies.  We have four issued U.S. patents, one relating to the treatment of cocaine dependency with our PROMETA Treatment Program, one relating to our PROMETA Treatment Program for the treatment of certain symptoms associated with alcohol dependency, one related to the treatment of methamphetamine dependency with our PROMETA Treatment Program, and one related to the treatment of anxiety disorder with our PROMETA Treatment Program. The patent applications we have licensed or filed may not issue as patents, and any issued patents may be too narrow in scope to provide us with a competitive advantage. Our patent position is uncertain and includes complex factual and legal issues, including the existence of prior art that may preclude or limit the scope of patent protection. Issued patents will generally expire twenty years after the effective filing date.   Three of our issued U.S. patents will expire in 2023 and the fourth in 2028. Further, our patents and pending applications for patents and other intellectual property have been pledged as collateral to secure our obligations to pay certain debts, and our default with respect to those obligations could result in the transfer of our patents trademarks, copyrights, domain names, and other intellectual property to our creditor.  In the event of such a transfer, we may be unable to continue to operate our business.

Patent examiners may reject our patent applications and thereby prevent us from receiving more patents.  Competitors, licensees and others may challenge our patents and, if successful, our patents may be denied, subjected to reexamination, rendered unenforceable, or invalidated. The cost of litigation to uphold the validity of patents, and to protect and prevent infringement can be substantial. We may not be able to adequately protect the aspects of our treatment programs that are not patented or have only limited patent protection. Furthermore, competitors and others may independently develop similar or more advanced treatment programs and technologies, may design around aspects of our technology, or may discover or duplicate our trade secrets and proprietary methods.

To the extent we utilize processes and technology that constitute trade secrets under applicable laws, we must implement appropriate levels of security to ensure protection of such laws, which we may not do effectively. Policing compliance with our confidentiality agreements and unauthorized use of our technology is difficult. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States. The loss of any of our trade secrets or proprietary rights which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors. Our intellectual property may not prove to be an effective barrier to competition, in which case our business could be materially adversely affected.

Our pending patent applications disclose and claim various approaches to the use of the PROMETA Treatment Program.  There is no assurance that we will receive one or more patents from these pending applications, or that, even if we receive one or more patents, the patent claims will be sufficiently broad to create patent infringement liability for competitors using treatment programs similar to the PROMETA Treatment Program.

Confidentiality agreements with employees, licensees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. We have had several instances in which it was necessary to send a formal demand to cease and desist using our programs to treat patients due to breach of confidentiality provisions in our agreements, and in one instance have had to file suit to enforce these provisions.

We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.

Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets, trademarks or copyrights owned by other third parties. Within the healthcare, drug and bio-technology industry, many companies actively pursue infringement claims and litigation, which makes the entry of competitive products more difficult. We may experience claims or litigation initiated by existing, better-funded competitors and by other third parties. Court-ordered injunctions may prevent us from continuing to market existing products or from bringing new products to market and the outcome of litigation and any resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.

Risks related to our industry

The recently enacted healthcare reforms pose risks and uncertainties that may have a material adverse affect on our business.

There may be risks and uncertainties arising from the recently enacted healthcare reform and the implementing regulations that will be issued in the future. If we fail to comply with these laws or are unable to deal with these risks and uncertainties in an effective manner, our financial condition and results of operations could be adversely affected.

Our policies and procedures may not fully comply with complex and increasing regulation by state and federal authorities, which could negatively impact our business operations.

Our PROMETA Treatment Program is not subject to approval by the Food and Drug Administration (FDA), and while the drugs incorporated in the PROMETA Treatment Program have been approved for other indications, they are not FDA approved for the treatment of alcohol or substance dependency. We have not sought, and do not currently intend to seek, FDA approval for the drugs as they are used in the PROMETA Treatment Program.  It is possible that in the future the FDA could require us to seek FDA approval for the drugs as they are used in the PROMETA Treatment Program.

The healthcare industry is highly regulated and continues to undergo significant changes as third-party payors, such as Medicare and Medicaid, traditional indemnity insurers, managed care organizations and other private payors, increase efforts to control cost, utilization and delivery of healthcare services. Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions. The U.S. Congress and state legislatures are considering legislation that could limit funding for the services furnished by our licensees.  In addition, the FDA regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs, medical devices and biologics. Other regulatory requirements apply to dietary supplements, including vitamins. Compliance with laws and regulations enforced by the FDA or other government agencies that have broad discretion in applying such laws and regulations may be required for our programs or other medical programs or services developed or used by us. Many healthcare laws and regulations applicable to our business are complex, applied broadly and subject to interpretation by courts and government agencies. Regulatory, political and legal action and pricing pressures could prevent us from marketing some or all of our products and services for a period of time or permanently. Our failure, or the failure of our licensees, to comply with applicable healthcare laws and regulations may result in the imposition of civil or criminal sanctions that we cannot afford, or require redesign or withdrawal of our programs from the market.

We or our healthcare professionals may be subject to regulatory, enforcement and investigative proceedings, which could adversely affect our financial condition or operations.

We or one or more of our healthcare professionals could become the subject of regulatory, enforcement, or other investigations or proceedings, and our relationships, business structure, and interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. In addition, any such challenge could require significant changes to how we conduct our business and could have a material adverse effect on our business, regardless of whether the challenge ultimately is successful. If determination is made that we or one or more of our healthcare professionals has failed to comply with any applicable laws or regulations, our business, financial condition and results of operations could be adversely affected.

The promotion of our treatment programs may be found to violate federal law concerning off-label uses of prescription drugs, which could prevent us from marketing our programs.

The Food, Drug, and Cosmetic (FDC) Act, requires that a prescription drug be approved by the FDA for a specific indication before the product can be distributed in interstate commerce.  Although the FDC Act does not prohibit a doctor’s use of a drug for another indication (this is referred to as off-label use), it does prohibit the promotion of a drug product for an unapproved use. The FDA also permits the non-promotional discussion of information related to off-label use in the context of scientific or medical communications. Our treatment programs include the use of prescription drugs that have been approved by the FDA, but not for the treatment of chemical dependence and drug addiction, which is how the drugs are used in our programs. Although we carefully structure our communications in a way that is intended to comply with the FDC Act and FDA regulations, it is possible that our actions could be found to violate the prohibition on off-label promotion of drugs. In addition, the FDC Act imposes limits on the types of claims that may be made for a dietary supplement, and the promotion of a dietary supplement beyond such claims may also be seen as the unlawful promotion of a drug product for an unapproved use. Because our treatment programs also include the use of nutritional supplements, it is possible that claims made for those products could also put us at risk of FDA enforcement for making unlawful claims.

Violations of the FDC Act or FDA regulations can result in a range of sanctions, including administrative actions by the FDA (such as issuance of a Warning Letter), seizure of product, issuance of an injunction prohibiting future violations, and imposition of criminal or civil penalties. A successful enforcement action could prevent promotion of our treatment programs and we may be unable to continue operating under our current business model. Even if we defeat an enforcement action, the expenses associated with doing so, as well as the negative publicity concerning the “off-label” use of drugs in our treatment programs, could adversely affect our business and results of operation.

Treatment using our programs may be found to require FDA or other review or approval, which could delay or prevent the study or use of our treatment programs.

 Certain third parties have engaged in the use of our treatment program and the collection of outcomes data in ways that may be considered to constitute a clinical trial, and that may be subject to FDA or other regulations and require the approval of one or more institutional review boards (“IRBs`”) and oversight.  In addition, it is possible that use of our treatment program by individual physicians in treating their patients may be found to constitute a clinical trial or investigation that requires IRB review or submission of an IND or is otherwise subject to regulation by FDA.  The FDA has authority to inspect clinical investigation sites and IRBs, and to take action with regard to any violations.  Violations of FDA or other regulations regarding clinical trials can result in a range of enforcement actions, including suspension of the trial, and criminal prosecution.  Individual hospitals and physicians may also submit their use of our treatment programs to their IRBs, which may prohibit or place restrictions on it.  Regulatory enforcement actions or IRB restrictions could adversely affect our business and the ability of our customers to use our treatment programs.

The FDA has recently increased enforcement efforts regarding clinical trials, and we cannot assure you that the activities of our customers or others using our treatment programs will not come under scrutiny.

Failure to comply with FTC or similar state laws could result in sanctions or limit the claims we can make.

Our promotional activities and materials, including advertising to consumers and professionals, and materials provided to licensees for their use in promoting our treatment programs, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is safe or effective. If the FTC were to interpret our promotional materials as making express or implied claims that our treatment programs are safe or effective for the treatment of alcohol, cocaine or methamphetamine addiction, or any other claims, it may find that we do not have adequate substantiation for such claims. Allegations of a failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our treatment programs, and other sanctions including substantial financial penalties.

Our business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and adversely affect our business.

Many states, including California where our principal executive offices and our managed treatment center is located, have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians or other health care professionals (such as nurses or nurse practitioners), or engaging in certain business arrangements with physicians or other health care professionals, such as employment of physicians and other health care professionals or fee-splitting. The state laws and regulations and administrative and judicial decisions that enumerate the specific corporate practice and fee-splitting rules vary considerably from state to state and are enforced by both the courts and government agencies, each with broad discretion.  Courts, government agencies or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine, fee-splitting, or payment for referrals by providing administrative and other services in connection with our treatment programs, by consolidating the revenues of the physician practices we manage, by licensing our technology for a license fee (which could be characterized as a portion of the patient fees), or by subleasing space and providing turn-key business management to affiliated medical groups in exchange for management and licensing fees.  As a result of such allegations, we could be subject to civil and criminal penalties, our contracts could be found invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements. If so, we may be unable to restructure our contractual arrangements on favorable terms, which would adversely affect our business and operations.

Our business practices may be found to violate anti-kickback, physician self-referral or false claims laws, which may lead to penalties and adversely affect our business.

The healthcare industry is subject to extensive federal and state regulation with respect to kickbacks, physician self-referral arrangements, false claims and other fraud and abuse issues.

The federal anti-kickback law (the “Anti-Kickback Law”) prohibits, among other things, knowingly and willfully offering, paying, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for, or recommending of an item or service that is reimbursable, in whole or in part, by a federal health care program.  “Remuneration” is broadly defined to include anything of value, such as, for example, cash payments; gifts or gift certificates; discounts; or the furnishing of services, supplies, or equipment.  The Anti-Kickback Law is broad, and it prohibits many arrangements and practices that are lawful in businesses outside of the health care industry.

Recognizing the breadth of the Anti-Kickback Law and the fact that it may technically prohibit many innocuous or beneficial arrangements within the health care industry, the OIG has issued a series of regulations, known as the “safe harbors.”  Compliance with all requirements of a safe harbor immunizes the parties to the business arrangement from prosecution under the Anti-Kickback Law.  The failure of a business arrangement to fit within a safe harbor does not necessarily mean that the arrangement is illegal or that the OIG will pursue prosecution.  Still, in the absence of an applicable safe harbor, a violation of the Anti-Kickback Law may occur even if only one purpose of an arrangement is to induce referrals.  The penalties for violating the Anti-Kickback Law can be severe.  These sanctions include criminal and civil penalties, imprisonment, and possible exclusion from the federal health care programs.  Many states have adopted laws similar to the Anti-Kickback Law, and some apply to items and services reimbursable by any payor, including private insurers.

In addition, the federal ban on physician self-referrals, commonly known as the Stark Law,  prohibits, subject to certain exceptions, physician referrals of Medicare patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationship with the entity. A “financial relationship” is created by an investment interest or a compensation arrangement. Penalties for violating the Stark Law include the return of funds received for all prohibited referrals, fines, civil monetary penalties, and possible exclusion from the federal health care programs.  In addition to the Stark Law, many states have their own self-referral bans, which may extend to all self-referrals, regardless of the payor.

The federal False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government.  Under the False Claims Act, a person acts knowingly if he has actual knowledge of the information or acts in deliberate ignorance or in reckless disregard of the truth or falsity of the information.  Specific intent to defraud is not required.  Violations of other laws, such as the Anti-Kickback Law or the FDA prohibitions against promotion of off-label uses of drugs, can lead to liability under the federal False Claims Act.  The qui tam provisions of the False Claims Act allow a private individual to bring an action on behalf of the federal government and to share in any amounts paid by the defendant to the government in connection with the action.  The number of filings of qui tam actions has increased significantly in recent years.  When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 and $11,000 for each false claim.  Conduct that violates the False Claims Act may also lead to exclusion from the federal health care programs.  Given the number of claims likely to be at issue, potential damages under the False Claims Act for even a single inappropriate billing arrangement could be significant.  In addition, various states have enacted similar laws modeled after the False Claims Act that apply to items and services reimbursed under Medicaid and other state health care programs, and, in several states, such laws apply to claims submitted to all payors.

On May 20, 2009, the Federal Enforcement and Recovery Act of 2009, or FERA, became law, and it significantly amended the federal False Claims Act.  Among other things, FERA eliminated the requirement that a claim must be presented to the federal government.  As a result, False Claims Act liability extends to any false or fraudulent claim for government money, regardless of whether the claim is submitted to the government directly, or whether the government has physical custody of the money.  FERA also specifically imposed False Claims Act liability if an entity “knowingly and improperly avoids or decreases an obligation to pay or transmit money or property to the Government.”  As a result, the knowing and improper failure to return an overpayment can serve as the basis for a False Claims Act action.   In March 2010, Congress passed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, collectively the ACA, which also made sweeping changes to the federal False Claims Act.  The ACA also established that Medicare and Medicaid overpayments must be reported and returned within 60 days of identification or when any corresponding cost report is due.

Finally, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations created the crimes of health care fraud and false statements relating to health care matters.  The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including a private insurer.  The false statements statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for health care benefits, items, or services.  A violation of this statute is a felony and may result in fines, imprisonment, or exclusion from the federal health care programs.

Federal or state authorities may claim that our fee arrangements, our agreements and relationships with contractors, hospitals and physicians, or other activities violate fraud and abuse laws and regulations. If our business practices are found to violate any of these laws or regulations, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations. Further, defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

Our business practices may be subject to state regulatory and licensure requirements.

Our business practices may be regulated by state regulatory agencies that generally have discretion to issue regulations and interpret and enforce laws and rules. These regulations can vary significantly from jurisdiction to jurisdiction, and the interpretation of existing laws and rules also may change periodically.  Some of our business and related activities may be subject to state health care-related regulations and requirements, including managed health care, utilization review (UR) or third-party administrator-related regulations and licensure requirements. These regulations differ from state to state, and may contain network, contracting, and financial and reporting requirements, as well as specific standards for delivery of services, payment of claims, and adequacy of health care professional networks.  If a determination is made that we have failed to comply with any applicable state laws or regulations, our business, financial condition and results of operations could be adversely affected.

We may be subject to healthcare anti-fraud initiatives, which may lead to penalties and adversely affect our business.

State and federal government agencies are devoting increased attention and resources to anti-fraud initiatives against healthcare providers and the entities and individuals with whom they do business, and such agencies may define fraud expansively to include our business practices, including the receipt of fees in connection with a healthcare business that is found to violate any of the complex regulations described above. While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made, defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

Our use and disclosure of patient information is subject to privacy and security regulations, which may result in increased costs.

In conducting research or providing administrative services to healthcare providers in connection with the use of our treatment programs, we may collect, use, disclose, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, use, disclosure, storage, privacy and security of patient-identifiable health information, including the administrative simplification requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (HIPAA) and the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH). The HIPAA Privacy Rule restricts the use and disclosure of patient information (“Protected Health Information” or “PHI”), and requires safeguarding that information. The HIPAA Security Rule and HITECH establish elaborate requirements for safeguarding PHI transmitted or stored electronically. HIPAA applies to covered entities, which may include healthcare facilities and also includes health plans that will contract for the use of our programs and our services. HIPAA and HITECH require covered entities to bind contractors that use or disclose protected health information (or “Business Associates”) to compliance with certain aspects of the HIPAA Privacy Rule and all of the HIPAA Security Rule.  In addition to contractual liability, Business Associates are also directly subject to regulation by the federal government.  Direct liability means that we are subject to audit, investigation and enforcement by federal authorities.  HITECH imposes new breach notification obligations requiring us to report breaches of “Unsecured Protected Health Information” or Protected Health Information that has not been encrypted or destroyed in accordance with federal standards.  Business Associates must report such breaches so that their covered entity customers may in turn notify all affected patients, the federal government, and in some cases, local or national media outlets.   We may be required to indemnify our covered entity customers for costs associated with breach notification and the mitigation of harm resulting from breaches that we cause.  If we are providing management services that include electronic billing on behalf of a physician practice or facility that is a covered entity, we may be required to conduct those electronic transactions in accordance with the HIPAA regulations governing the form and format of those transactions. Services provided under our Catasys program not only require us to comply with HIPAA and HITECH but also Title 42 Part 2 of the Code of Federal Regulations (“Part 2”).  Part 2 is a federal, criminal law that severely restricts our ability to use and disclose drug and alcohol treatment information obtained from federally-supported treatment facilities.  Our operations must be carefully structured to avoid liability under this law.  Our Catasys program qualifies as a federally funded treatment facility which requires us to disclose information on members only in compliance with Title 42. In addition to the federal privacy regulations, there are a number of state laws governing the privacy and security of health and personal information. The penalties for violation of these laws vary widely and the area is rapidly evolving. We believe that we have taken the steps required of us to comply with health information privacy and security laws and regulations in all jurisdictions, both state and federal. However, we may not be able to maintain compliance in all jurisdictions where we do business. Failure to maintain compliance, or changes in state or federal privacy and security laws could result in civil and/or criminal penalties and could have a material adverse effect on our business, including significant reputational damage associated with a breach.  If regulations change or it is determined that we are not in compliance with privacy regulations we may be required to modify aspects of our program which may adversely affect program results and our business or profitability. Under HITECH, we are subject to prosecution or administrative enforcement and increased civil and criminal penalties for non-compliance, including a new, four-tiered system of monetary penalties.  We are also subject to enforcement by state attorneys general who were given authority to enforce HIPAA under HITECH.

Our business arrangements with health care providers may be deemed to be franchises, which could negatively impact our business operations.

Franchise arrangements in the United States are subject to rules and regulations of the FTC and various state laws relating to the offer and sale of franchises.  A number of the states in which we operate regulate the sale of franchises and require registration of the franchise offering circular with state authorities and the delivery of a franchise offering circular to prospective franchisees.  State franchise laws often limit, among other things, the duration and scope of non-competitive provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply.  Franchise laws and regulations are complex, apply broadly and are subject to interpretation by courts and government agencies.  Federal or state authorities or healthcare providers with whom we contract may claim that the agreements under which we license rights to our technology and trademarks and provide services violate these laws and regulations. Violations of these laws are punishable by monetary fines, civil and criminal penalties, and forfeiture of amounts collected in violation of such laws. If our business practices are found to constitute franchises, we could be subject to civil and criminal penalties, our contracts could be found invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements.  We may be unable to continue with our relationships or restructure them on favorable terms, which would have an adverse effect on our business and results of operations.  We may also be required to furnish prospective franchisees with a franchise offering circular containing prescribed information, and restrict how we market to or deal with healthcare providers, potentially limiting and substantially increasing our cost of doing business.

Certain of our professional healthcare employees, such as nurses, must comply with individual licensing requirements.

All of our healthcare professionals who are subject to licensing requirements, such as our care coaches, are licensed in the state in which they provide services in person.   One or more states may require our healthcare professionals to obtain licensure if providing services telephonically across state lines to the state’s residents.  Healthcare professionals who fail to comply with these licensure requirements could face fines or other penalties for practicing without a license, and we could be required to pay those fines on behalf of our healthcare professionals.  In addition, new and evolving agency interpretations, federal or state legislation or regulations, or judicial decisions could lead to the implementation of out-of-state licensure requirements in additional states, and such changes would increase the cost of services and could have a material effect on our business.

Risks related to our common stock and this offering

Our common stock is thinly traded, and it is therefore susceptible to wide price swings.

Our common stock is traded on the Pink Sheets under the symbol “CATSD.PK.” Thinly traded stocks are more susceptible to significant and sudden price changes than stocks that are widely followed by the investment community and actively traded on an exchange or NASDAQ. The liquidity of our common stock depends upon the presence in the marketplace of willing buyers and sellers. We cannot assure you that you will be able to find a buyer for your shares. In the future, if we successfully list the common stock on a securities exchange or obtain NASDAQ, or other national securities exchange, trading authorization, we will not be able to assure you that an organized public market for our securities will develop or that there will be any private demand for the common stock. We could also subsequently fail to satisfy the standards for continued exchange listing or NASDAQ or other national securities exchange trading, such as standards having to do with a minimum share price, the minimum number of public shareholders or the aggregate market value of publicly held shares. Any holder of our securities should regard them as a long-term investment and should be prepared to bear the economic risk of an investment in our securities for an indefinite period.

Our common stock is considered a “penny stock” and may be difficult to sell.

Our common stock is subject to certain rules and regulations relating to “penny stock.”  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker−dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker−dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker−dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker−dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Since the Company’s securities are subject to the penny stock rules, investors in the Company may find it more difficult to sell their securities.

Failure to maintain effective internal controls could adversely affect our operating results and the market for our common stock.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we maintain internal control over financial reporting that meets applicable standards. As with many smaller companies with small staff, material weaknesses in our financial controls and procedures may be discovered. If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction and adversely affect our ability to raise capital.

Approximately 33% of our stock is controlled by our chairman and chief executive officer, who has the ability to substantially influence the election of directors and other matters submitted to stockholders.

340,000, 5,176,149 and 555,416 shares are held of record by Reserva Capital, LLC, Socius Capital Group, LLC and Bonmore, LLC, respectively, whose sole managing member is our chairman and chief executive officer. The actual shares owned represent 29% of our 21,179,217 shares outstanding as of September 6, 2011. As a result, he has and is expected to continue to have the ability to significantly influence the election of our Board of Directors and the outcome of all other issues submitted to our stockholders. The interests of these principal stockholders may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances his best interests and not necessarily those of other stockholders. One consequence to this substantial influence or control is that it may be difficult for investors to remove management of our Company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Our stock price may be subject to substantial volatility, and the value of your investment may decline.

The market price of our common stock has experienced downward substantial volatility. The price at which our common stock will trade may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results and actual or anticipated announcements of pilots and scientific studies of the effectiveness of our PROMETA Treatment Program, our OnTrak Program, announcements regarding new or discontinued OnTrak Program contracts, new products or services by us or competitors, regulatory investigations or determinations, acquisitions or strategic alliances by us or our competitors, recruitment or departures of key personnel, the gain or loss of significant customers, changes in the estimates of our operating performance, actual or threatened litigation, market conditions in our industry and the economy as a whole.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including:

●	announcements of new products or services by us or our competitors; current events affecting the political, economic and social situation in the United States and other countries where we operate;
●	trends in our industry and the markets in which we operate;
●	changes in financial estimates and recommendations by securities analysts;
●	acquisitions and financings by us or our competitors;
●	the gain or loss of a significant customer;
●	quarterly variations in operating results;
●	volatility in rates of exchanges between the US dollar and the currencies of the foreign countries in which we operate;
●	the operating and stock price performance of other companies that investors may consider to be comparable;
●	purchases or sales of blocks of our securities; and
●	issuances of stock.

Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

Future sales of common stock by existing stockholders, or the perception that such sales may occur, could depress our stock price.

The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders.  We have completed a number of private placements of our common stock and other securities over the last several years, and we have effective resale registration statements pursuant to which the purchasers can freely resell their shares into the market.  In addition, most of our outstanding shares are eligible for public resale pursuant to Rule 144 under the Securities Act of 1933, as amended.  Approximately 12.5 million shares of our common stock are currently held by our affiliates and may be sold pursuant to an effective registration statement or in accordance with the volume and other limitations of Rule 144 or pursuant to other exempt transactions.  Future sales of common stock by significant stockholders, including those who acquired their shares in private placements or who are affiliates, or the perception that such sales may occur, could depress the price of our common stock.

Future issuances of common stock and hedging activities may depress the trading price of our common stock.

Any future issuance of equity securities, including the issuance of shares upon direct registration, upon satisfaction of our obligations, compensation of vendors, exercise of outstanding warrants, or effectuation of a reverse stock split, of which we have already received approval from our stockholders, could dilute the interests of our existing stockholders, and could substantially decrease the trading price of our common stock.  As of September 6, 2011 we have outstanding approximately 5 million options and 5 million warrants to acquire our common stock at prices between $0.32 and $342.40 per share. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, in connection with acquisitions, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

In the future, we may need to raise additional funds through public or private financing, which might include sales of equity securities. The issuance of any additional shares of common stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to holders of our common stock. Holders of shares of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their interests in us.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.  Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline.  If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities sold in the offering will be freely tradable without restriction or further registration under the Securities Act.

Provisions in our certificate of incorporation, bylaws, charter documents and Delaware law could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you, thereby and adversely affect existing stockholders.

Our certificate of incorporation and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our Company, even when these attempts may be in the best interests of stockholders. For example, our certificate of incorporation also authorizes our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”   These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

We do not expect to pay dividends in the foreseeable future, and accordingly you must rely on stock appreciation for any return on your investment.

We have paid no cash dividends on our common stock to date, and we currently intend to retain our future earnings, if any, to fund the continued development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future.  Further, any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors, including contractual restrictions to which we may be subject, and will be at the discretion of our Board of Directors.

There is no minimum amount required to be raised in the offering, and if we cannot raise sufficient funds from this offering, we may need to curtail or cease operations.

There is not a minimum amount of shares that need to be sold in this offering for the Company to access the funds. Therefore, the proceeds of this offering will be immediately available for use by us and we do not have to wait until a minimum number of shares have been sold to keep the proceeds from any sales. We cannot assure you that subscriptions for the entire offering will be obtained. We have the right to terminate the offering of the shares at any time, regardless of the number of shares we have sold since there is no minimum subscription requirement. Our ability to meet our financial obligations, cash needs, and to achieve our objectives, could be adversely affected if the entire offering of shares is not fully subscribed for and as a result we could be forced to curtail or cease our operations.

The warrant and secured promissory note issued in August 2011 as part of our bridge financing are convertible into a number of shares which is not fixed and as a result could cause substantial dilution upon conversion or exercise to our then-existing stockholders.

In August 2011, we issued a secured convertible note (the “August Bridge Note”) and a warrant (the “August Bridge Warrant”) to purchase 2,500,000 shares of our common stock or in the event of a Qualified Financing (as hereinafter defined), an amount equal to dividing $650,000 by the price per share of securities issued in a financing of at least $2,000,000 (a “Qualified Financing”) multiplied by a factor equal to twice the product of the number of warrants issued in a Qualified Financing divided by the number of shares of common stock issued in a Qualified Financing. The August Bridge Note and any accrued interest are convertible at the holders’ option into common stock or the securities issued in the Qualified Financing.  The conversion price for the August Bridge Note if converted at the holder’s option is equal to the lower of (i) $0.26 per share of Common Stock, (ii) the lowest price per share of common stock into which any security is convertible in any Qualified Financing, and (iii) the volume weighted average price per share for the 10 days following the effective date of the reverse split. There can be no assurance that the offering contemplated hereby will meet the requirements of a Qualified Financing and accordingly, an investor in this offering will not know the amount of shares that the holder of the August Bridge Note and August Bridge Warrant may be issued as a result of conversion or exercise and such conversion or exercise may cause substantial dilution to the then existing stockholders.

A number of our outstanding warrants contain anti-dilution provisions that, if triggered, could cause substantial dilution to our then-existing stockholders and adversely affect our stock price.

A number of our outstanding warrants contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock or other securities convertible into our common stock, for a per share price less than the exercise price of our warrants, the excercise price, or in the case of some of our warrants the exercise price and number of shares of common stock, will be reduced. If our available funds and cash generated from operations are insufficient to satisfy our liquidity requirements in the future, then we may need to raise substantial additional funds in the future to support  our working capital requirements and for other purposes. If shares of our common stock or securities exercisable for our common stock are issued in consideration of such funds at an effective per share price lower than our existing warrants, then the anti-dilution provisions would be triggered, thus possibly causing substantial dilution to our then- existing shareholders if such warrants are exercised. Such anti-dilution provisions may also make it more difficult to obtain financing.

The holder of the August Bridge Note has a first priority security interest in all of our assets.

The holder of the August Bridge Note has a first priority security interest in all of our assets. We may pay off  the August Bridge Note as a result of this offering, subject to the option of the holder to convert rather than accept repayment.  However, because there is no minimum amount required to close the offering contemplated hereby, we may not be able to do so.  Accordingly, the August Bridge Note may remain outstanding after consummation of the offers contemplated hereby.  If we are unable to repay the August Bridge Note upon maturity, the holder could foreclose on our assets.  If the August Bridge Note remains outstanding after the offering, its existence could make it more difficult to obtain additional financing.  In addition, in the event of bankruptcy, liquidation, dissolution or similar proceeding against us, the assets that are pledged to the holder of the August Bridge Note as collateral must be paid prior to any creditors or shareholders.

We may use these proceeds in ways with which you may not agree.

We have considerable discretion in the application of the proceeds of this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase the price of our shares. The net proceeds may also be placed in investments that do not produce income or that lose value or may be used to repay our bridge loan (subject to the option of the holder to convert rather than accept repayment).

You should understand that the following important factors, in addition to those referred to above could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:

●	the anticipated results of clinical studies on our treatment programs, and the publication of those results in medical journals;

●	plans to have our treatment programs approved for reimbursement by third-party payers;

●	plans to license our treatment programs to more healthcare providers;

●	marketing plans to raise awareness of our PROMETA Treatment Program and Catasys treatment programs; and

●	anticipated trends and conditions in the industry in which we operate, including our future operating results, capital needs, and ability to obtain financing.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to our Company or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report may not occur.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

We will receive up to $[__] million in net proceeds from the sale of the securities in this offering, based on a price of $[____] per unit and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.  However, this is a best efforts offering, with no minimum, and there can be no assurance that the offering will result in significant proceeds, or proceeds enough to continue to operate our business operations.  We will use the proceeds from the sale of the securities for working capital needs, capital expenditures, payment of the bridge loan (subject to the option of the holder to convert rather than accept repayment), and other general corporate purposes.

Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments such as United States government securities and municipal bonds.

If a warrant holder elects to pay the exercise price, rather than exercising the warrants on a “cashless” basis, we may also receive proceeds from the exercise of warrants.  We cannot predict when, or if, the warrants will be exercised.  It is possible that the warrants may expire and may never be exercised.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution of the value of the shares you purchase is a result of the lower book value of the shares held by our existing stockholders.  The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

At June 30, 2011, the net tangible book value of our shares of common stock was $(2,957,000) or approximately $(0.14) per share based upon 21,179,217 shares outstanding.  After giving effect to our sale of [______] shares of common stock at a public offering price of $[____] per share, and after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of _________, 2011  would have been $[______], or $[______] per share.  This represents an immediate increase in net tangible book value of $[______] per share to existing stockholders and an immediate dilution in net tangible book value of $[_____] per share to purchasers of securities in this offering.

The dilution calculations above assume that the maximum amount will be raised.  However, there is no assurance that the maximum amount will be raised and, to the extent that this offering results in less proceeds, the pro forma net tangible book value per share after the offering will be less resulting in a greater difference between the offering price per share and such book value and, accordingly, increasing the dilution per share to the new investors.

The above discussion does not include the following:

●
677,775 shares of common stock reserved for future issuance under our equity incentive plans.  As of September 6, 2011, there were 5,074,871 options outstanding under such plans with a weighted average exercise price of $3.58 per share;

●	4,857,708 shares of common stock issuable upon exercise of outstanding warrants as of September 6, 2011, with exercise prices ranging from $0.32 per share to $190.00 per share;

●	[_____] shares of common stock issuable upon exercise of warrants at an exercise price of $[_____] per share sold as part of this offering;

●	up to an aggregate of 318,750 shares of common stock we have agreed to issue in monthly increments over the period ending December 31, 2011, pursuant to certain consulting agreements; and

●
the number of shares that could be issued as a result of the secured promissary note and warrant issued in August 2011, both of which are subject to adjustment based on certain factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

PLAN OF DISTRIBUTION

We are offering up to _______ shares of common stock and warrants to purchase an additional ________ shares of common stock for $____ per unit with aggregate gross proceeds of $_______.   The offering price for the shares of common stock and warrants, and the exercise price of the warrants, will be based on the market price of the Company’s shares of common stock at the time of pricing and may be influenced by other factors which cannot be identified by the Company at this time.  Pursuant to an engagement letter agreement, we engaged Rodman & Renshaw, LLC (“Rodman”) as our placement agent for this offering.  Rodman  is not purchasing or selling any of the securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of the securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us.  Therefore, we may not sell the entire amount of the securities being offered.

We have agreed to pay the placement agent a cash fee equal to 7% of the gross proceeds of the offering.  Subject to compliance with FINRA Rule 5110(f)(2)(D), we have also agreed to pay the placement agent a non-accountable expense allowance equal to 1% of the gross proceeds raised in the offering.  We have also agreed to issue the placement agent common stock purchase warrants equal to 5% of the aggregate number of shares of common stock sold in this offering.  The placement agent warrants are not covered by this prospectus.  The warrants issued to the placement agent will be substantially identical to the warrants offered by this prospectus except that the warrants issued to the placement agent will have an exercise price per share of 125% of the public offering price, or $___, and the expiration date of such warrants shall be the five year anniversary of the effective date of the registration statement pursuant to which this offering is made. Pursuant to FINRA Rule 5110(g), for a period of six months after the issuance date of the placement agent warrants, neither the placement agent warrants nor any warrant shares issued upon exercise of the placement agent warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

(i)	by operation of law or by reason of reorganization of the Company;
(ii)
to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

(iii)	if the aggregate amount of our securities of the Company held by the holder of the placement agent warrants or related person do not exceed 1% of the securities being offered;
(iv)
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

(v)	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The following table shows the per unit and total placement agent’s fees we will pay to the placement agent in connection with the sale of the shares and warrants offered pursuant to this prospectus assuming the purchase of all of the units offered hereby:

Per unit placement agent’s fees	$_______
Maximum offering total	$10,000,000

Because there is no minimum offering amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell units to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived by the purchaser.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. The shares, warrants and underlying warrant shares will not be qualified for sale in any state. Accordingly, offers and sales will only be made to persons who qualify under institutional investor exemptions from the requirement of qualification in each such state.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We may also be required to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agent is deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal are deemed to be underwriting discounts or commissions under the Securities Act.  The placement agent is required to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent.  Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus summarizes all the material terms and provisions of the various types of securities that we may offer.

Common stock

Common stock

We are authorized to issue 2,000,000,000 shares of common stock, $0.0001 par value. As of September 6, 2011, there were 21,179,217 shares of our common stock issued and outstanding, held by approximately 101 record holders and approximately 5,846 beneficial owners. In addition, as of September 6, 2011, there were warrants and options outstanding to purchase approximately 9,932,579 shares of our common stock.

On March 4, 2011, our stockholders approved an amendment to our Certificate of Incorporation to authorize a reverse stock split of our common stock at a ratio of one-for-forty, and our Board of Directors authorized the implementation of the reverse stock split on August 1, 2011.   Effective on September 6, 2011, every 40 shares of the Company issued and outstanding common stock were combined into one share of common stock.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All issued and outstanding shares of common stock are fully paid and non-assessable.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

●
before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

●
upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

●
at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws may be amended by action of the board of directors.

Warrants

In connection with this offering, we will issue one warrant for each share of common stock purchased or issued. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $[_____] per share.  After the expiration of the five-year exercise period, warrant holders will have no further rights to exercise such warrants.

The warrants may be exercised only for full shares of common stock, and may be exercised on a “cashless” basis.  If the registration statement covering the shares issuable upon exercise of the warrants is no longer effective, the warrants may only be exercised on a “cashless” basis and will be issued with restrictive legends unless such shares are eligible for sale under Rule 144.  We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock.  Warrant holders do not have any voting or other rights as a stockholder of our Company.  The exercise price and the number of shares of common stock purchasable upon the exercise of each warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions, and splits.

OTC Bulletin Board Listing

Our common stock is listed on the Pink Sheets under the trading symbol “CATSD”.

OUR BUSINESS
Our Company

We are a healthcare services company, providing specialized behavioral health services for substance abuse to health plans, employers and unions through a network of licensed healthcare providers and its employees.  The Catasys substance dependence program was designed to address substance dependence as a chronic disease. The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions combining long term “care coaching”, including our proprietary PROMETA® Treatment Program for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional and medical components, is also available on a private-pay basis through licensed treatment providers and a company managed treatment center that offers the PROMETA Treatment Program, as well as other treatments for substance dependencies.

Our unique PROMETA Treatment Program is designed for use by health care providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs.  The PROMETA Treatment Program includes nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider.  As a result, our PROMETA Treatment Program represents an innovative approach to managing substance dependence designed to address physiological, nutritional and psychosocial aspects of the disease, and are thereby intended to offer patients an opportunity to achieve sustained recovery.

We have been unprofitable since our inception in 2003 and may continue to incur operating losses for at least the next twelve months.

Substance Dependence

Scientific research indicates that not only can drugs interfere with normal brain functioning, but they can also have long-lasting effects that persist even after the drug is no longer being used. Data indicates that at some point changes may occur in the brain that can turn drug and alcohol abuse into substance dependence—a chronic, relapsing and sometimes fatal disease. Those dependent on drugs may suffer from compulsive drug craving and usage and be unable to stop drug use or remain drug abstinent without effective treatment. Professional medical treatment may be necessary to end this physiologically-based compulsive behavior. We believe that addressing the physiological basis of substance dependence as part of an integrated treatment program will improve clinical outcomes and reduce the cost of treating dependence.

Substance dependence is a worldwide problem with prevalence rates continuing to rise despite the efforts by national and local health authorities to curtail its growth. Substance dependence disorders affect many people and have wide-ranging social consequences. In 2008, an estimated 22.2 million Americans aged 12 and older were classified with substance dependence or abuse, of which only 2.3 million received treatment at a specialty substance abuse facility, according to the National Survey on Drug Use and Health published by the Substance Abuse and Mental Health Services Administration (SAMHSA), an agency of the U.S. Department of Health and Human Services.

Summarizing data from the Office of National Drug Control Policy (ONDCP) and the National Institute on Alcohol Abuse and Alcoholism (NIAAA), the economic cost of alcohol and drug abuse exceeds $365 billion annually in the U.S., including $42 billion in healthcare costs and approximately $262 billion in productivity losses. Despite these staggering figures, it is a testament to the unmet need in the market that only a small percentage of those who need treatment actually receive help. Traditional treatment methods are often not particularly effective.

There are over 13,500 facilities reporting to SAMHSA that provide substance dependence treatment. Historically, the disease of substance dependence has been treated primarily through behavioral intervention, with fairly high relapse rates. SAMHSA’s TEDS 2005 report states that in 2005 only 71% of those treated for alcoholism and 57% of those treated for cocaine completed detoxification, and that alcohol and cocaine outpatient treatment completion rates were only 47% and 24%, respectively.

Conventional forms of treatment for substance dependence generally focus on the psychosocial aspect of the disease, conducted through residential or outpatient treatment centers, individual counseling and self-help programs like Alcoholics Anonymous and Narcotics Anonymous. Such services are paid for by government funds as covered health insurance benefits or out-of-pocket on private pay basis.

Pharmacological options for alcohol dependence exist and a number of pharmaceutical companies have introduced or announced drugs to treat alcohol dependence. These drugs may require chronic or long-term administration. In addition, several of these drugs are generally not used until the patient has already achieved abstinence, are generally administered on a chronic or long-term continuing basis, and do not represent an integrated treatment approach to addiction. We believe the PROMETA Treatment Program can be used at various stages of recovery, including initiation of abstinence and during early recovery, and can also complement other existing treatments. As such, our treatment programs offer a potentially valuable alternative or addition to traditional treatment methods. We also believe the best results can be achieved in programs such as our Catasys offering that integrates psychosocial and medical treatment modalities and provide longer term support.

Our Market

The true impact of substance dependence is often under-identified by organizations that provide healthcare benefits. The reality is that substance dependent individuals:

●	Are prevalent in any organization;

●	Cost health plans and employers a disproportionate amount of money;

●	Have higher rates of absenteeism and lower rates of productivity; and

●	Have co-morbid medical conditions incur increased costs for the treatment of these conditions compared to a non-substance dependent population.

When considering substance dependence-related costs, many organizations only look at direct treatment costs–usually behavioral claims.  The reality is that substance dependent individuals generally have overall poorer health and lower compliance, which leads to more expensive treatment for related, and even seemingly unrelated, co-occurring medical conditions. In fact, of total healthcare claims costs associated with substance dependence populations, the vast majority are medical claims and not behavioral treatment costs.

As December 31, 2008 there were over 191 million lives in the United States covered by various managed care programs including Preferred Provider Organizations (PPOs), Health Maintenance Organizations (HMOs), self-insured employers and managed Medicare/Medicaid programs.   Each year, based on our analysis, approximately 1.9% of commercial plan members will have a substance dependence diagnosis, and that figure may be lesser or greater for specific payors depending on the health plan demographics and location.  A smaller, high-cost subset of this population drives the majority of the claims costs for the overall substance dependent population.  For commercial members with substance dependence and a total annual claims cost of at least $7,500, the average annual per member claims cost is $25,500, compared to an average of $3,250 for a commercial non-substance dependent member, according to our research.

In October 2008, the Wellstone and Domenici Mental Health Parity and Addiction Equity Act was passed as part of the nation’s Troubled Assets Relief Program (TARP) financial bail-out package.  The bill requires that behavioral coverage be no less favorable than medical coverage, which is expected to increase utilization of mental health services, causing health plans’ costs to rise.   The increased costs will be most acute for members who recur frequently throughout the behavioral health plan system. We expect that this parity bill, the continuing difficult economic environment and increasing focus on containing healthcare costs will heighten commercial plans’ interest in programs that can lower their cost and increase their interest in seeking solutions.

Our Solution: OnTrak and the PROMETA Treatment Program

Under our OnTrak solution, we work with health plans and employers to customize our program to meet a plan’s structural needs and pricing—either a case rate per patient or a per-enrolled member, per-month fee.  Our Catasys substance dependence program is designed for increased enrollment, longer retention and better health outcomes so we can help payors improve member care and achieve lower costs, and in addition help employers and organized labor reduce medical costs, absenteeism and job-related injuries in the workplace, thereby improving productivity.

We are in a position to respond to a largely unmet need in the healthcare industry by offering an innovative and integrated substance dependence treatment solution in an effort to reduce overall medical costs, improve clinical outcomes and improve quality of care for patients.  People suffering from alcohol and drug dependence have a clinical disease, but are often characterized as having a social disorder or a lack of self-discipline.  In this context, with few pharmaceutical options for substance dependence available, traditional treatment approaches have generally focused on the psychosocial aspect of the disease.  While we recognize the psychosocial approach to substance dependence treatment is important, we believe that a more comprehensive approach to this multi-factorial disease should be addressed as part of an integrated treatment approach intended to provide patients with an improved chance for recovery.  We believe our integrated approach offers patients a better opportunity to achieve their individual recovery goals.

OnTrak™

Our OnTrak integrated substance dependence solution combines innovative medical and psychosocial treatments with elements of population health management and ongoing member support to help organizations treat and manage substance dependent populations, and is designed to lower the overall costs of members diagnosed with substance dependence. We believe the benefits of Catasys include improved clinical outcomes and decreased costs for the payor, and improved quality of life and productivity for the member.

We believe OnTrak is the only program of its kind dedicated exclusively to substance dependence. The OnTrak substance dependence program was developed by addiction experts with years of clinical experience in the substance dependence field. This experience has helped to form key areas of expertise that sets Catasys apart from other solutions, including member engagement, working directly with the member treatment team and a more fully integrated treatment offering.

Our OnTrak integrated substance dependence program includes the following components:  Member identification, enrollment/referral, provider network development and training, outpatient medical treatment, outpatient psychosocial treatment, care coaching, monitoring and reporting, and our proprietary web based clinical information platform (eOnTrak).

We identify those who have been diagnosed as substance dependent and who incur significant costs and may be appropriate for enrollment into OnTrak.  We then enroll targeted members into the Catasys program through direct mailings, email and telephonic outreach, and through referral through health plan sources.  After enrollment/referral, we optimize patient outcomes through a specially trained sub-network of providers, utilizing integrated treatment modalities.  Outpatient medical treatment follows, where we utilize the most advanced pharmacologic treatments (including PROMETA Treatment Program for alcohol and stimulant dependence and SUBOXONE ®  for opioid dependence) in order to provide more immediate and sustained results.  This is paired with outpatient psychosocial treatment where we utilize our proprietary psychosocial model and Relapse Prevention Program in order to enhance the neurophysiologic effect gained from the medical treatment by helping members develop improved coping skills and a recovery support network.  Throughout the treatment process, our care coaches work directly with members to keep them engaged in treatment by proactively supporting members to enhance motivation, minimize lapses and enable lifestyle modifications consistent with the recovery goals.  We also link providers and care coaches to member information through our web based clinical information platform, enabling each provider to be better informed with a member’s treatment in order to assist in providing the best possible care. Periodically we will provide outcomes reporting on clinical and financial metrics to our customers to demonstrate the extent of the program’s value.

PROMETA® Treatment Program

Our PROMETA Treatment Program is an integrated, physician-based outpatient addiction treatment program that combines three components–medical treatment, nutritional support and psychosocial therapy–all critical in helping people address addiction to alcohol and stimulants (e.g. cocaine and methamphetamine). The program is designed to help relieve cravings, restore nutritional balance and initiate counseling.

Historically, the disease of addiction has been treated primarily through behavioral intervention, with fairly high relapse rates. We believe the PROMETA Treatment Program offers an advantage to traditional alternatives because it provides a treatment methodology that is discreet and only mildly sedating, and can be initiated in only three-days, with a two-day follow-up treatment three weeks later. The initiation of treatment under PROMETA involves the oral and intravenous administration of pharmaceuticals in a medically directed and supervised setting. The medications used in the PROMETA Treatment Program have been approved by the Food and Drug Administration (FDA) for uses other than treatment of substance dependence. Treatment generally takes place on an outpatient basis at a properly equipped outpatient setting or clinic, or at a hospital or other in-patient facility, by physicians and healthcare providers who have licensed the rights to use our PROMETA Treatment Program. Following the initial treatment, our treatment program provides that patients receive one month of prescription medication, nutritional supplements, nutritional guidelines designed to assist in recovery, and individualized psychosocial or other recovery-oriented therapy chosen by the patient in conjunction with their treatment provider. The PROMETA Treatment Program provides for a second, two-day administration at the facility, which takes place about three weeks after initiation of treatment. The medical treatment is followed by continuing care, such as individual or group counseling, as a key part of recovery.

We believe the short initial treatment period when using our PROMETA Treatment Program is a major advantage over traditional inpatient and residential treatment programs, which typically consist of up to 28 days of combined inpatient detoxification and recovery in a rehabilitation or residential treatment center. Treatment with PROMETA does not require an extensive stay at an inpatient facility. Rather, the PROMETA Treatment Program offers the convenience of a three-day treatment, followed by a two-day follow-up treatment three weeks later, which can be administered on an outpatient basis. The outpatient nature of the treatment provides the opportunity for the care to be provided in a discreet manner and without long periods away from home or work. This is particularly relevant since results from the National Survey on Drug Use and Health – 2007 reported that approximately 75% of adults using illicit drugs in 2007 were employed, and loss of time from work can be a significant deterrent to seeking treatment.

The PROMETA Treatment Program provides for:

●	A comprehensive physical examination, including specific laboratory tests, prior to initiation of treatment by the treating physician, to determine if the patient is appropriate for PROMETA;

●
Prescription medications delivered in a unique dosing algorithm administered in a physician-supervised setting. The initial treatment occurs during three consecutive daily visits of about two hours each, followed by a two-day follow-up treatment three weeks later;

●	A nutritional plan and recommendations, designed to help facilitate and maintain the other aspects of recovery; and

●	One month of prescription at-home medications and nutritional supplements and education following the initial treatment.

Current research indicates that substance dependence is associated with altered cortical activity and changes in neurotransmitter function in the specific areas of the brain which are critical to normal brain function. Moreover, changes in the neurochemistry of the brain may underlie the hallmarks of substance dependence, including tolerance, withdrawal symptoms, craving, decrease in cognitive function and propensity for relapse. We believe the PROMETA Treatment Program may offer an advantage to traditional alternatives for several reasons:

●
The PROMETA Treatment Program includes medically directed and supervised procedures designed to address neurochemical imbalances in the brain that may be caused or worsened by substance dependence. The rationale for this approach is that by addressing the underlying physiological balance thought to be disrupted by substance dependence, dependent persons may be better able to address the behavioral/psychological and environmental components of their disease;

●
By first addressing the physiologic components of the disease, substance dependent patients may have a better opportunity to address the behavioral and environmental components, enabling them to progress through the various stages of recovery;

●	The PROMETA Treatment Program is designed to address a spectrum of patient needs, including physiological, nutritional and psychological elements in an integrated way;

●	Treatment using the PROMETA Treatment Program generally can be performed on an outpatient basis and does not require long periods away from home or work; and

●	The PROMETA Treatment Program may be initiated at various stages of recovery, including initiation of abstinence and during early recovery, and can complement other treatment modalities.

Additionally, we provide training, education and other administrative services to assist physicians, healthcare providers and treatment centers with staff education, marketing and administrative support.

Treatment with PROMETA is not appropriate for everyone. PROMETA is not designed for use with those diagnosed with dependence to opiates, benzodiazepines, or addictive substances other than alcohol or stimulants. The PROMETA-treating physician must make the treatment decision for each individual patient regarding the appropriateness of using the PROMETA Treatment Program during the various stages of recovery.

Our Strategy

Our business strategy is to provide a quality integrated medical and behavioral program to help organizations treat and manage substance dependent populations to impact both the medical and behavioral health costs associated with members with a substance dependence diagnosis. We intend to grow our business through increased adoption of our Catasys integrated substance dependence solutions by managed care health plans, employers, unions and other third-party payors.

Key elements of our business strategy include:

●	Providing our Catasys integrated substance dependence solutions to third-payors for reimbursement on a case rate or monthly fee;

●	Educating third-party payors on the disproportionately high cost of their substance dependent population; and

●	Demonstrating the potential for improved clinical outcomes and reduced cost associated with using our Catasys programs with key managed care and other third-party payors.

As an early entrant into offering integrated medical and behavioral programs for substance dependence, Catasys will be well positioned to address increasing market demand.  Our Catasys program will help fill the gap that exists today: a lack of programs that focus on smaller populations with disproportionately higher costs and that improve patient care while controlling overall treatment costs.

OnTraks – Integrated Substance Dependence Solutions

There are currently over 191 million lives in the United States covered by various managed care programs, including PPOs, HMOs, self-insured employers and managed Medicare/Medicaid programs. We believe our greatest opportunities for growth are in this market segment.

Our proprietary OnTrak integrated substance dependence solutions are designed to improve treatment outcomes and lower the utilization of medical and behavioral health plan services by high utilizers and high risk enrollees.  Our OnTrak substance dependence programs include medical and psychosocial interventions and the use of our PROMETA Treatment Program, a proprietary web based clinical information platform and database, clinical algorithms, psychosocial programs and integrated care coaching services.

Another important aspect of the Catasys program is that the program is flexible and can be altered in a modular way to enable us to partner with payors to meet their needs.  As a service delivery model, the OnTrak program can be modified to cover particular populations and provide for varying levels of service. In this way OnTrak can work with payors to identify, engage and treat medically and behaviorally a broader spectrum of patients struggling with substance dependence in a way that is consistent with payors’ business needs.

Our value proposition to our customers includes that the OnTrak program is designed for the following benefits:

●
A specific program aimed at addressing high-cost conditions by improving patient care and reducing overall healthcare costs can benefit health plans that do not have or do not wish to dedicate the capacity, ability or focus to develop these programs internally;

●	Increased worker productivity by reducing workplace absenteeism, compensation claims and job related injuries;

●	Decreased emergency room and inpatient utilization;

●	Decreased readmission rates; and

●	Healthcare cost savings (including medical, behavioral and pharmaceutical).

Managed Treatment Center

We currently manage one treatment center located in Santa Monica, California (dba the Center To Overcome Addiction.). We manage the business components of the treatment center and license the PROMETA Treatment Program and use of the name and trademark in exchange for management and licensing fees under the terms of full business service management agreements. The treatment center operates in a state-of-the-art outpatient facility and offers the PROMETA Treatment Program for dependencies on alcohol, cocaine and methamphetamines, as well as a full range of other behavioral health services on a private pay and insurance reimbursed basis. Under generally accepted accounting principles (GAAP), the revenues and expenses of the managed treatment center is included in our consolidated financial statements.

Self-pay Patients – Licensees

Another source of our revenues to date has been from license fees derived from the licensing of our PROMETA Treatment Program to physicians and other licensed treatment providers.  Although we plan to continue to provide licenses to our existing licensees for the treatment of substance dependencies using our PROMETA Treatment Program, we do not expect to significantly invest in or expand this line of business at this time. Accordingly, in 2009 and 2010 we significantly reduced our resources in each market area to more closely match our resources and expenditures with revenues from our licensees in each market.

International Operations

In 2009 we ceased all of our international operations to reduce costs and focus on our domestic OnTrak program, and have no plans to expand internationally in the near future.

Clinical Data from Research Studies

There have been several research studies evaluating treatment with the PROMETA Treatment Program.  While a number of these studies have concluded that the medications provide a benefit, the Company is aware of one unpublished study that did not show a significant difference versus placebo for patients dependent on methamphetamine.

In 2006 and 2007 Dr. Harold C. Urschel III conducted an open-label methamphetamine study followed by a randomized, double-blind, placebo-controlled methamphetamine study, the results of which were peer-reviewed and published in July 2007 and November 2009, respectively.  Dr. Urschel’s double-blind placebo-controlled study showed that the pharmacological component of the PROMETA Treatment Program versus placebo had a statistically significant reduction of cravings for methamphetamine.  Moreover, no patients reported any major adverse events or had to discontinue the treatment due to side effects.

In August 2009, Dr. Raymond Anton’s study on alcohol dependent subjects was published in the August issue of the Journal of Clinical Psychopharmacology. The study was conducted at the Medical University of South Carolina, and among the researchers’ findings were that key results demonstrated a statistically significant difference in use for subjects who exhibited pre-treatment withdrawal symptoms. As a follow up, in June 2011, Dr. Anton published a second manuscript in the on-line edition of Alcoholism Clinical & Experimental Research journal on the neurocognitive performance of the participants in his study.  The results demonstrated that the medications in the PROMETA Treatment Program improved response inhibition during early abstinence and that such improvement may reduce later drinking.

In January 2009, the Institute of Additive Medicine completed a 120-subject randomized, double-blind, placebo-controlled study of the PROMETA Treatment Program’s acute and immediate effects on cravings and cognition in alcohol dependent subjects was completed in January 2009.  The study was designed and supervised by alcoholism researcher, Joseph R. Volpicelli, M.D., Ph.D., at the Institute of Addiction Medicine in Philadelphia. This study demonstrated that for patients with lower symptoms of withdrawal and a clinical history of alcohol withdrawal symptoms, when treated with PROMETA experienced a statistically significant decrease in alcohol craving and alcohol consumption during the active treatment phase, as compared to placebo. This study has not yet been published.

Many drug treatment experts agree that minimizing cravings is critical to supporting recovery, and that cravings are an important indicator of relapse. Published clinical research has shown that cravings are a key cause of continued drug use and relapse for those patients trying to end drug use. In a study titled “Craving predicts use during treatment for methamphetamine dependence: a prospective, repeated-measures, within-subject analysis,” published in Drug and Alcohol Dependence in 2001, it was shown that among the test population, craving scores that preceded use were 2.7 times higher than craving scores that preceded abstinence. This confirms the long-held conviction among clinicians that cravings drive substance dependent individuals to continue to use, even when they truly desire to stop.

The independent physicians who conducted the clinical trials of the PROMETA Treatment Program own their study data and have complete control over the resulting data.

Our Operations

Healthcare Services

The OnTrak integrated substance dependence solution combines innovative medical and psychosocial treatments with elements of population health management and ongoing member support to help organizations treat and manage substance dependent populations to impact both the medical and behavioral health costs associated with substance dependence and the related co-morbidities.

Through July 2011, we have entered into agreements for our OnTrak program with one employer and three health plans. The employer program commenced operations in 2010.  All of the health plans have commenced operations as of August 2011.

We are currently marketing our OnTrak integrated substance dependence solutions to managed care health plans, employers and unions for reimbursement on a case rate or monthly fee basis, which involves educating third party payors on the disproportionately high cost of their substance dependent population and demonstrating the potential for improved clinical outcomes and reduced cost associated with using our Catasys programs.

License and Management  Services

To date, a substantial portion of our healthcare services revenues has been derived from license fees for the use of the PROMETA Treatment Program in treating self-pay patients, and consolidation of self-pay patient revenues from our managed treatment centers. We commenced operations in July 2003 and signed our first licensing and administrative services agreement in November 2003. Under our licensing agreements, we provide physicians and other licensed treatment providers access to our PROMETA Treatment Program, education and training in the implementation and use of the licensed technology and marketing support. We receive a fee for the licensed technology and related services, generally on a per patient basis. As of June 30, 2011, we had active licensing agreements with physicians, hospitals and treatment providers for five sites throughout the United States.  However, we streamlined our operations during 2008 and 2009 our field and regional sales personnel cover only three of these markets as of September 2011. We may enter into agreements on a selective basis with additional healthcare providers to increase the availability of the PROMETA Treatment Program, but generally in markets where we are presently operating or where such sites will provide support for our Catasys products.  Since July 2003, almost 3,500 patients have completed treatment using our PROMETA Treatment Program at our licensed sites, and in commercial pilots and research studies conducted to study our treatment programs.

We currently manage one treatment center under a licensing agreement, located in Santa Monica, California (dba The Center to Overcome Addiction), whose revenues and expenses are included in our consolidated financial statements.

We do not operate our own healthcare facilities, employ our own treating physicians or provide medical advice or treatment to patients. We provide services, which assist health plans to manage their substance dependence populations, and access to tools that physicians may use to treat their patients as they determine appropriate. The hospitals, licensed healthcare facilities and physicians that contract for the use of our technology own their facilities or professional licenses, and control and are responsible for the clinical activities provided on their premises. Patients receive medical care in accordance with orders from their attending physicians.  Licensed physicians with rights to use the PROMETA Treatment Program exercise their independent medical judgment in determining the use and specific application of our treatment programs, and the appropriate course of care for each patient.

Competition

Healthcare Services

Our OnTrak product offering focuses primarily on substance dependence and is marketed to health plans, employers and unions. While we believe our products and services are unique, we operate in highly competitive markets. We compete with other healthcare management service organizations, including managed behavioral health organizations (MBHOs) that manage behavioral health benefits, perform utilization reviews, provide case management and pay their network of providers for behavioral health services delivered. Most of our competitors are significantly larger and have greater financial, marketing and other resources than us. In addition, customers that are managed care companies may seek to provide similar specialty healthcare services directly to their members, rather than by contracting with us for such services.  Behavioral health conditions, including substance dependence, are typically managed for insurance companies by internal divisions or third-parties (MBHOs) frequently under capitated arrangements.  Under such arrangements, MBHOs are paid a fixed monthly fee and must pay providers for provided services, which gives such entities an incentive to decrease cost and utilization of services by members.  We compete to differentiate our integrated program for high utilizing substance dependence members from the population of utilization management programs that MBHOs offer.

We believe that our ability to offer customers a comprehensive and integrated substance dependence solution, including the utilization of innovative medical and psychosocial treatments, and our unique technology platform will enable us to compete effectively.  However, there can be no assurance that we will not encounter more effective competition in the future, which would limit our ability to maintain or increase our business.

License and Management  Services

PROMETA Treatment Program

Our PROMETA Treatment Program focuses on providing licensing, administrative and management services to licensees that administer PROMETA and other treatment programs, including medical practices and treatment centers that are licensed and managed by us. We compete with many types of substance dependence treatment methods, treatment facilities and other service providers. Conventional forms of treatment for alcohol dependence are usually divided into the following phases:

●	Detoxification, which is typically conducted in medically directed and supervised environments;

●	Rehabilitation, which is often conducted through short- or long-term therapeutic facilities or programs, most of which do not offer medical management options; and

●	Psychosocial care that is provided via structured outpatient treatment programs.

Conventional forms of treatment for stimulant dependence generally consist only of relapse prevention (psychosocial and recovery oriented therapy), conducted through therapeutic programs.  Regardless of the approach, there is great variability in the duration of treatment procedures, level of medical supervision, price to the patients, and success rates.

Treatment Programs

There are over 13,500 facilities reporting to the SAMHSA that provide substance dependence treatment. Well-known examples of residential treatment programs include the Betty Ford Center®, Caron Foundation®, Hazelden® and Sierra Tucson®. In addition, individual physicians may provide substance dependence treatment in the course of their practices. Many of these traditional treatment programs have established name recognition, and their treatments may be covered in large part by insurance or other third party payors. To date, treatments using our PROMETA Treatment Program has generally not been covered by insurance, and patients treated with the PROMETA Treatment Program have been substantially self-pay patients.

Traditional treatment approaches for substance dependence focus mainly on group therapy, abstinence and behavioral modification, while the disease’s underlying physiology and pathology is rarely addressed, resulting in fairly high relapse rates. We believe that our PROMETA Treatment Program offers an improvement to traditional treatments because the integrated PROMETA Treatment Program is designed to target the pathophysiology induced by chronic use of alcohol or other drugs in addition to nutritional and psychosocial aspects of substance dependence.  We believe the PROMETA Treatment Program offers an advantage to traditional alternatives because it provides an integrated treatment methodology that is discreet, mildly sedating and can be initiated in only three-days, with a second two-day treatment three weeks later. Our PROMETA Treatment Program also provides for one month of prescription medication and nutritional supplements, integrated with psychosocial or other recovery-oriented therapy.

We further believe the short initial outpatient treatment period when using our PROMETA Treatment Program is a major advantage over traditional inpatient treatments and residential treatment programs, which typically consist of approximately 15 to 28 days of combined inpatient detoxification and recovery in a rehabilitation or residential treatment center. The PROMETA Treatment Program does not require an extensive stay at an inpatient facility. Rather, the treatment program can generally be administered on an outpatient basis. This is particularly relevant since approximately 75% of adults classified with dependence or abuse are employed, and loss of time from work can be a major deterrent for seeking treatment.  Moreover, we believe the PROMETA Treatment Program can be used at various stages of recovery, including initiation of abstinence and during early recovery, and can complement other forms of alcohol and drug abuse treatments. As such, our treatment program offers a potentially valuable alternative or addition to traditional behavioral or pharmacotherapy treatments.

Treatment Medications

There are currently no generally accepted medical treatments for methamphetamine dependence. Anti-depressants and dopamine agonists have been investigated as possible maintenance therapies, but none have been FDA approved or are generally accepted for medical practice.

Several classes of pharmaceutical agents have been investigated as potential maintenance agents (e.g., anti-depressants and dopamine agonists) for cocaine dependence; however, none are FDA approved for treatment of cocaine dependence or generally accepted widely in medical practice. Their effects are variable in terms of providing symptomatic relief, and many of the agents may cause side effects or may not be well tolerated by patients.

There are a number of companies developing or marketing medications for reducing craving in the treatment of alcoholism. Currently available medications include:

●
The addiction medication naltrexone, an opiate receptor antagonist, is marketed by a number of generic pharmaceutical companies as well as under the trade names ReVia ®  and Depade ®  for treatment of alcohol dependence;

●
VIVITROL®, an extended release formulation of naltrexone manufactured by Alkermes, is administered via monthly injections for the treatment of alcohol dependence in patients who are able to abstain from drinking in an outpatient setting, and are not actively drinking prior to treatment initiation. Alkermes reported that in clinical trials, when used in combination with psychosocial support, VIVITROL was shown to reduce the number of drinking days and heavy drinking days and to prolong abstinence in patients who abstained from alcohol the week prior to starting treatment;

●
Campral® Delayed-Release Tablets (acamprosate calcium), an NMDA receptor antagonist taken two to three times per day on a chronic or long-term basis and marketed by Forest Laboratories.  Clinical studies supported the effectiveness in the maintenance of abstinence for alcohol-dependent patients who had undergone inpatient detoxification and were already abstinent from alcohol; and

●
Tropiramate (Topamax®), a drug manufactured by Ortho-McNeill Jannssen, which is approved for the treatment of seizures. A multi-site clinical trial reported in October 2007 found that tropiramate significantly reduced heavy drinking days in alcohol-dependent individuals.

Development of Our Technology

Much of our proprietary, patented and patent–pending, substance dependence technology known as the PROMETA Treatment Program, was developed by Dr. Juan José Legarda, a European scientist educated at University of London who has spent most of his professional career conducting research related to substance abuse. In 2002, Dr. Legarda filed Patent Cooperation Treaty (PCT) applications in Spain to protect treatment programs that he developed for dependencies to alcohol and cocaine. We acquired the rights to these patent filings in March 2003 through a technology purchase and license agreement with Dr. Legarda’s company, Tratamientos Avanzados de la Adiccion S.L., to which we pay a royalty of three percent of the amount the patient pays for treatment using our treatment programs. After acquiring these rights, we filed U.S. patent applications and other national phase patent applications based on the PCT filings, as well as provisional U.S. patent applications to protect aspects of additional treatment programs for alcohol, cocaine and other addictive stimulants.

We have four issued U.S. patents for our Prometa Treatment Program for the treatment of cocaine dependency, methamphetamine dependency, certain symptoms associated with alcohol dependence, and anxiety disorders. We have also received allowances, issuances or notices that patent grants are intended for our core intellectual property for the treatment of alcohol and/or stimulant dependence in Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Portugal, South Africa,  Sweden, Switzerland, Turkey, and the United Kingdom.

Once patents are issued, they generally will expire 20 years after the effective date. Three of our issued U.S. patents will expire in 2023 and the fourth in 2028.

Proprietary Rights and Licensing

Our success depends in large part on our ability to protect our proprietary technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our technology. Our branded trade names include the following:

●	OnTrak™;

●	eOnTrak™;

●	PROMETA®.

We impose restrictions in our license agreements on our licensees’ rights to utilize and disclose our technology. We also seek to protect our intellectual property by generally requiring employees and consultants with access to our proprietary information to execute confidentiality agreements and by restricting access to our proprietary information. We require that, as a condition of their employment, employees assign to us their interests in inventions, original works of authorship, copyrights and similar intellectual property rights conceived or developed by them during their employment with us.

Financial Information about Segments

We manage and report our operations through two business segments: Healthcare and License and Management. The Healthcare segment includes the OnTrak integrated substance dependence solutions marketed to health plans, employers and unions. The License and Management services segment provides licensing, administrative and management services to licensees that administer PROMETA and other treatment programs, including a managed treatment center that is licensed and managed by us.

Employees

As of September 6, 2011, we employed 32 persons. We are not a party to any labor agreements and none of our employees are represented by a labor union.

PROPERTIES

Information concerning our principal facilities, all of which were leased at September 6, 2011, is set forth below:

Location	Use	Approximate Area in Square Feet
11150 Santa Monica Blvd. Los Angeles, California	Principal executive and administrative offices	10,700

1315 Lincoln Blvd. Santa Monica, California	Medical office space for The Center to Overcome Addiction	2,700

Surrendered Office Space 1700 Montgomery St. San Francisco, California	Medical office space	4,000

Our principal executive and administrative offices are located in Los Angeles, California and consist of leased office space totaling approximately 10,700 square feet. The initial term of the lease expired in December 2010. In December 2010, we amended and extended the lease for three years. Our base rent is currently approximately $33,000 per month, subject to annual adjustments, with aggregate minimum lease commitments at September 6, 2011, totaling approximately $900,000. Concurrent with the three year extension, the Board of Directors approved a sublease of approximately one-third of the office space to Reserva Capital, LLC an affiliate of our Chairman and CEO. Reserva Capital, LLC will pay our Company pro-rata rent during the three-year lease period.

In April 2005 we entered into a five-year lease for approximately 5,400 square feet of medical office space in Santa Monica, California, which is occupied by The Center to Overcome Addiction, which operates under a full service management agreement with us. Our base rent was approximately $19,000 per month. In May 2009, we entered into an amendment to our lease for this facility calling for the deferral of a portion of the rent for a period of seven months. As a result of the amendment our rent was reduced by approximately $8,000 per month beginning June 1, 2009 and ending December 31, 2009. According to the terms of the agreement beginning January 1, 2010, the base rent and the deferred rent were due in installments with all rents to be paid prior to the termination of the lease in August 2010. In August 2010, with all base and deferred rents paid in full, we entered into another amendment to our lease for a six-month extension after which it converted to a month-to-month lease. The minimum rent for the medical office in Santa Monica is approximately $7,000 under our month-to-month lease.

           In August 2006, our Company entered into a five-year lease agreement for approximately 4,000 square feet of medical office space for a company managed treatment center in San Francisco, CA.  Our Company ceased operations at the center in January 2008.  In the first quarter of 2009, our Company ceased making rent payments under the lease.  In March, 2010 our Company settled the outstanding lease commitment for $200,000 to be paid in monthly installments from March 2010 through February 2011. All payments under this settlement agreement have been paid in full.

We believe that the current office space is adequate to meet our needs.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  As of the date of this report, we are not currently involved in any legal proceeding that we believe would have a material adverse effect on our business, financial condition or operating results. We are however involved in litigation (“Isaka Matter”) as described below.

On or about August 18, 2006, plaintiffs Isaka Investments, Ltd., Sand Hill Capital International Inc. and Richbourg Financial, Ltd. (the “Plaintiffs”) filed a complaint in the Los Angeles Superior Court, entitled Isaka Investments, Ltd., Sand Hill Capital International, Inc. and Richbourg Financial, Ltd. vs. Xino Corporation, an entity from which our Company had acquired certain assets, and a number of other additional individuals and entities, including our Company, our Company’s Chairman and Chief Executive Officer, Terren S. Peizer, and other members of the Company’s Board of Directors. The Board of Directors and other parties were dismissed by way of demurrer. In July 2007, Plaintiffs filed their second amended complaint, asserting causes of action for conversion, a request for an order to set aside an alleged fraudulent conveyance and breach of contract against our Company, Mr. Peizer, and others.   In August 2007, our Company and Mr. Peizer, among others, filed an answer to the second amended complaint denying liability and asserting numerous affirmative defenses.  In June 2008, our Company, Mr. Peizer, and others, filed a motion for summary judgment, or alternatively, summary adjudication, and in October 2008, the Court granted summary adjudication as to each cause of action and consequently summary judgment in favor of our Company and Mr. Peizer, among others.  The Plaintiffs appealed the summary judgment and in October 2010, the Court of Appeal reversed the trial court’s ruling.  The Court of Appeal’s decision was not on the merits, but rather provides that there are sufficient material issues of fact for the case to be tried.  The Court of Appeal issued a remittitur in December 2010, and Plaintiffs filed a motion for leave to amend the second amended complaint, which was granted in June 2011.  In June 2011, Plaintiffs filed their third amended complaint and, in August 2011, in response to a demurrer filed by the Company, Mr. Peizer and others, the Court held that Plaintiffs' third amended complaint was not pled with sufficient specificity to state the causes of action alleged therein.  In September 2011, Plaintiffs filed a fourth amended complaint, alleging causes of action for breach of fiduciary duty, fraudulent transfer, conversion, fraud, breach of contract, unfair business practices and wrongful interference with contractual relations and prospective business advantage.  We have had very limited discussion of settlement and our Company believes Plaintiffs’ claims are without merit and intends to continuously, and vigorously defend the case.

MARKET FOR OUR COMMON EQUITY

Market Information and Dividend Policy

Our common stock is traded on the Pink Sheets under the symbol “CATSD.”  The following table summarizes, for the periods indicated, the high and low sales prices for the common stock as reported to OTC:

2011	High	Low
2nd Quarter	$3.20	$0.40
1st Quarter	4.40	1.60

2010	High	Low
4th Quarter	$4.40	$1.20
3rd Quarter	6.40	2.00
2nd Quarter	12.00	6.40
1st Quarter	23.20	8.80

2009	High	Low
4th Quarter	$30.8	$10.80
3rd Quarter	17.60	9.60
2nd Quarter	14.40	9.20
1st Quarter	27.20	7.20

We have never declared or paid any dividends. We may, as our Board of Directors deems appropriate, continue to retain all earnings for use in our business or may consider paying dividends in the future.

Securities Authorized for Issuance Under Equity Compensation Plans

Number of
securities
remaining
available for
	Number of		future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation
	exercise of	exercise price of	plans [excluding
	Outstanding	outstanding	securities
	options, warrants	options, warrants	reflected
	and rights (a)	and rights (b)	in column (a)]

Equity Compensation plans approved by security holders	5,074,871	$3.58	677,775
Equity Compensation plans not approved by security holders	-	-	-
Total	5,074,871	$3.58	677,775

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

We are a healthcare services company, providing specialized behavioral health management services for substance abuse to health plans, employers and unions through a network of licensed and company managed health care providers.  The OnTrak substance dependence program was designed to address substance dependence as a chronic disease. The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions in combination with long term “care coaching,” including our proprietary PROMETA® Treatment Program. The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and a company managed treatment center that offer the PROMETA Treatment Program, as well as other treatments for substance dependencies.

Our Strategy

Our business strategy is to provide a quality, integrated medical and behavioral program to help organizations treat and manage substance dependent populations to impact total healthcare costs associated with members with a substance dependence diagnosis. We intend to grow our business through increased adoption of our OnTrak integrated substance dependence solutions by managed care health plans, employers, unions and other third-party payors.

Key elements of our business strategy include:

●	Demonstrating the potential for improved clinical outcomes and reduced cost associated with using our OnTrak programs with key managed care and other third-party payors;

●	Educating third-party payors on the disproportionately high cost of their substance dependent population;

●	Providing our Catasys integrated substance dependence solutions to third-payors for reimbursement on a case rate, monthly fee, savings generated or a combination thereof; and

●	Generate outcomes data from our OnTrak program to demonstrate cost reductions and utilization of this outcomes data to facilitate broader adoption.

Reporting

In 2010 we changed the names of our reporting segments. We manage and report our operations through two business segments: healthcare services and license and management services. The healthcare services (previously behavioral services) segment includes OnTrak and its integrated substance dependence solutions marketed to health plans, employers and unions through a network of licensed and company managed healthcare providers. The license and management (previously healthcare services) segment provides licensing, administrative and management services to licensees that administer the PROMETA Treatment Program and other treatment programs, including a managed treatment center that is licensed and managed by us. In 2009, we revised our segments to reflect the disposal of our interest in Comprehensive Care Corporation (CompCare). Our behavioral health managed care services segment, which previously had been comprised entirely of the operations of CompCare, is now presented in discontinued operations and is not a reportable segment (see Note 12— Discontinued Operations). Catasys operations were previously reported as part of behavioral health, but is now segregated and reported separately in healthcare services. Prior years have been restated to reflect this revised presentation. Most of our consolidated revenues and assets are earned or located within the United States

Discontinued Operations

In January, 2009 we sold our interest in our controlled subsidiary CompCare, a behavioral health managed care company in which we had acquired a majority controlling interest in January 2007, for aggregate gross proceeds of $1.5 million. We recognized a gain of approximately $11.2 million from the sale of our CompCare interest, which is included in discontinued operations in our consolidated statement of operations for the year ended December 31, 2009.

Results of Operations

Three and six months ended June 30, 2011 compared to three and six months ended June 30, 2010

The table below and the discussion that follows summarize our results of consolidated continuing operations for the three and six months ended June 30, 2011 and 2010:

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2011	2010	2011	2010
Revenues
Healthcare services revenues	$2	$7	$10	$10
License & Management services revenues	61	104	140	224
Total revenues	$63	$111	$150	$234

Operating expenses

Cost of healthcare services	$145	$51	$267	$75
General and administrative	2,910	3,141	5,953	6,673
Impairment losses	-	-	-	38
Depreciation and amortization	89	246	181	501
Total operating expenses	$3,144	$3,438	$6,401	$7,287

Loss from operations	$(3,081)	$(3,327)	$(6,251)	$(7,053)

Interest and other income	1	85	4	128
Interest expense	(1)	(134)	(699)	(271)
Gain on the sale of marketable securities	-	664	-	696
Loss on debt extinguishment	-	-	(41)	-
Change in fair value of warrant liability	6,040	237	8,001	894
Gain (Loss) from operations before provision for income taxes	$2,959	$(2,475)	$1,014	$(5,606)
Provision for income taxes	2	$2	9	20
Net income (loss)	$2,957	$(2,477)	$1,005	$(5,626)

Basic and diluted net income (loss) per share:*
Basic net income (loss) per share*	$0.14	$(1.40)	$0.07	$(3.29)

Basic weighted number of shares outstanding*	20,861	1,773	15,391	1,710

Diluted net income (loss) per share*	$0.13	$(1.40)	$0.06	$(3.29)

Diluted weighted number of shares outstanding*	22,397	1,773	18,020	1,710

* The financial statements have been retroactively restated to reflect the 40 to 1 reverse stock split that occurred on September 6, 2011.

Summary of Consolidated Operating Results

The net income from continuing operations before provision for income taxes was $3.0 million and $1.0 million during the three and six months ended June 30, 2011, compared to a net loss of $2.5 million and $5.6 million during the three and six months ended June 30, 2010.  The change was primarily due to the $7.1 million gain in the change in fair value of the warrant liability, a decrease of $886,000 in operating expenses, resulting mainly from actions to streamline our healthcare services operations, and a $320,000 decrease in depreciation, partially offset by a $428,000 increase in interest expense related to the November 2010 financing (as described below) note payables.

Revenues

Revenue decreased by $48,000 and $84,000 for the three and six months ended June 30, 2011, compared to the same period in 2010, due mainly to a decline in licensed sites contributing to revenue and in the number of patients treated at our U.S licensed sites and the managed treatment center. This was partially offset by an increase in non-prometa revenue at the Center to Over Addiction. The number of patients treated decreased by 58% and 53% in the three and six months ended June 30, 2011 compared to the same period in 2010. The average revenue per patient treated at U.S. licensed sites and at PROMETA Centers decreased by $800 during the three and six months ended June 30, 2011, compared to the same period in 2010.

Cost of Healthcare Services

Cost of healthcare services consists of royalties we pay for the use of the PROMETA Treatment Program, and costs incurred by our consolidated managed treatment center (The Center to Overcome Addiction) for direct labor costs for physicians and nursing staff, continuing care expense, medical supplies and treatment program medicine costs. The increase in these costs is primarily due to an increase in direct labor costs related to the recently executed contracts for the Ontrak program.

General and Administrative Expenses

Total general and administrative expenses decreased by $231,000 and $720,000 in the three and  six months ended June 30, 2011 compared to the same period in 2010. This decrease is attributable to a $488,000 decrease in salaries and benefits and $170,000 in other general and administrative expenses as a result of the streamlining of our operations.  For the three and six months ended June 30, 2011, general and administrative expenses included $1.0 million and $2.1 million, in non-cash expense for share-based compensation, respectively.

Depreciation and amortization decreased by $157,000 and $320,000 during the three and six months ended June 30, 2011, compared to the same period in 2010, primarily due to disposal of fixed assets in 2010.

Research and Development

Research and development expenses were immaterial for the three and six months ended June 30, 2011 and 2010, respectively.

Impairment Losses

There was no impairment loss related to property plant and equipment for the three and six months ended June 30, 2011, compared to $0 and $38,000 for the three and six months ended June 30, 2010. There was no impairment charge related to intellectual property in the three and six months ended June 30, 2011 and 2010, respectively.

Interest Expense

Interest expense increased by $428,000 for the six months ended June 30, 2011 compared to the same period in 2010 due to interest recorded on the note payables issued in association with the November 2010 financing.  During the 3 months ending June 30, 2011 interest expense decreased by $133,000 compared to the same period in 2010 due to the conversion of notes and interest payable into common stock.

Change in fair value of warrant liability

We issued warrants of our common stock in November 2007, September 2009, July 2010, October 2010, November 2010, and when we amended and restated the Highbridge senior secured note in July 2008. The warrants are being accounted for as liabilities in accordance with Financial Accounting Standards Board (“FASB”) accounting rules, due to provisions in some warrants that protect the holders from declines in our stock price and a requirement to deliver registered shares upon exercise of the warrants, which is considered outside our control.  The warrants are marked-to-market each reporting period, using the Black-Scholes pricing model, until they are completely settled or expire.

The change in fair value of the warrants amounted to a net gain of $5.8 million and $7.1 million for the three and six months ended June 30, 2011, compared to the same period in 2010.
.
 We will continue to mark the warrants to market value each quarter-end until they are completely settled.

Table of Summary Financial Information

Year-ended December 31, 2010 compared to the year-ended December 31, 2009

The table below and the discussion that follows summarize our results of operations and certain selected operating statistics for the last two fiscal years (amounts in thousands):

CATASYS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended
(In thousands, except per share amounts)	December 31,
	2010	2009
Revenues
Healthcare services revenues	$28	$-
License & Management revenues	420	1,530
Total revenues	$448	$1,530

Operating expenses
Cost of healthcare services	255	509
General and administrative	12,784	18,034
Impairment losses	-	1,113
Depreciation and amortization	882	1,248
Total operating expenses	13,921	20,904

Loss from operations	(13,473)	(19,374)

Interest and other income	131	941
Interest expense	(1,025)	(1,142)
Loss on extinguishment of debt	-	(330)
Gain on the sale of marketable securities	696	160
Other than temporary impairment of marketable securities	-	(185)
Change in fair value of warrant liability	(6,303)	341
Loss from continuing operations before provision for income taxes	(19,974)	(19,589)
Provision for income taxes	22	18
Loss from continuing operations	$(19,996)	$(19,607)

Discontinued Operations:
Results of discontinued operations, net of tax	-	10,449

Net income (loss)	$(19,996)	$(9,158)

Basic and diluted net income (loss) per share:
Continuing operations	$(9.21)	$(13.53)
Discontinued operations	-	7.21
Net income (loss) per share	$(9.21)	$(6.32)

Weighted number of shares outstanding	2,172	1,449

Summary of Consolidated Operating Results

As we continue to streamline our operations and increase the focus on managed care opportunities for our Catasys product offerings, actions we have taken to reduce expenses have led to continued declines in loss from operations in our continuing operations, compared to prior years. Our decision to exit markets that were not profitable and make significant reductions in field and regional sales personnel in our licensing operations, the curtailment of our managed treatment center operations (including terminating the management services agreements associated with our managed treatment center in Dallas, Texas) and the shut-down of our international operations have resulted in lower revenues compared to the prior years.

 Loss from continuing operations before provision for taxes for the twelve months ended December 31, 2010 amounted to $20.0 million compared to $19.6 million for the twelve months ended December 31, 2009. Overall the loss from continuing operations increased by $385,000, however there were improvements in cost primarily due to the following:

•	Decrease in general and administrative expenses by $5.2 million due to the streamlining of operations during 2009 and 2010.
•
There were no impairment losses in 2010 compared to $1.1 million in 2009. The 2009 amount was due to $758K in fixed assets impairments and $356K in intangible assets impairments, there were no such impairments in 2010.

•
There were no other than temporary impairment of marketable securities for the year-ended December 31, 2010 compared to $185,000 for the year-ended December 31, 2009, due to the redemption of all Auction Rate Securities during 2010.

•	Interest expense decreased by $117,000 and cost of healthcare services also decreased by $254,000.

These improvements were offset by a $1.1 million decline in revenue due to streamlining of our license and management services operations as we continue to increase our focus on managed care opportunities and reposition ourselves in the marketplace. Additionally, these improvements were offset by a loss due to change in warrant liabilities of $6.3 million compared to a gain of $341,000 in 2009.The decline in total revenues resulted mainly from the impact of streamlining of our healthcare services operations during 2009 and 2010 to increase our focus on managed care opportunities, including the elimination of field and regional sales personnel and termination of our management services agreement associated with our managed treatment center in Dallas, Texas.

Included in the loss from continuing operations before provision for taxes for the year ended December 31, 2010 and December 31, 2009 were consolidated non-cash charges for depreciation and amortization expense of $882,000 and $1.3 million, there was no loss on extinguishment of debt for the year-ended December 31, 2010 compared to $330,000 in 2009 and share-based compensation expense of $5.0 million and $4.6 million, for 2010 and 2009 respectively.

In 2010, our loss before provision for income taxes also included a $696,000 gain on sale of marketable securities compared to $160,000 in 2009.  In addition, the 2009 loss after provision for income taxes included a $10.4 million gain on sale of Compcare.

Reconciliation of Segment Results

The following table summarizes and reconciles the loss from operations of our reportable segments to the loss before provision for income taxes from our consolidated statements of operations for the years ended December 31, 2010 and 2009:

(In thousands)	For the year ended December 31,
	2010	2009

License and management services	$(17,116)	$(15,642)
Healthcare services	(2,272)	(3,947)
Loss from continuing operations before
provision for income taxes	$(19,388)	$(19,589)

License and Management Services

The following table summarizes the operating results for healthcare services for the years ended December 31, 2010 and 2009:

(In thousands, except patient treatment data)	For the year ended December 31,
	2010	2009
Revenues
U.S. licensees	$150	$559
Managed treatment centers	270	837
Other revenues	-	134
Total healthcare services revenues	$420	$1,530

Operating expenses
Cost of healthcare services	$255	$509
General and administrative expenses
Salaries and benefits	8,029	5,443
Other expenses	1,869	9,485
Research and development	-	-
Impairment losses	-	355
Depreciation and amortization	882	1,165
Total operating expenses	$11,035	$16,957

Loss from operations	$(10,615)	$(15,427)
Interest and other income	131	941
Interest expense	(1,025)	(1,142)
Loss on extinguishment of debt	-)	(330
Gain on the sale of marketable securities	696	160
Other than temporary impairment on marketable securities	-	(185)
Change in fair value of warrant liabilities	(6,303)	341
Loss before provision for income taxes	$(17,116)	$(15,642)

PROMETA patients treated
U.S. licensees	35	117
Managed treatment centers	24	85
Other	-	11
	59	213

Average revenue per patient treated (a)
U.S. licensees	$4,281	$4,386
Managed treatment centers	6,592	6,196
Other	-	-
Overall average	5,221	5,511

(a) The average revenue per patient treated excludes administrative fees and other non-PROMETA patient revenues.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenues

Revenue decreased by $1.1 million in the year ended December 31, 2010 compared to the same period in 2009,  primarily due to our decision to streamline our operations and focus on managed care opportunities in our healthcare segment. We exited unprofitable territories and made significant reductions in field and regional sales personnel in our licensing operations, decreased advertising curtailed our managed treatment center operations (including terminating the management services agreements associated with our managed treatment center in Dallas, Texas). These actions resulted in a decline in licensed sites contributing to revenue and in the number of patients treated. The number of licensed sites that contributed to revenues in 2010 decreased from 29 to 14 and the number of patients treated decreased by 72% in 2010 compared to 2009. The change in average revenue per patient treated at U.S. licensed sites and managed treatment centers was insignificant between 2010 and 2009.

Cost of Healthcare Services

Cost of healthcare services consists of royalties we pay for the use of the PROMETA Treatment Program, and costs incurred by our consolidated managed treatment center for direct labor costs for physicians and nursing staff, continuing care expense, medical supplies and treatment program medicine costs. The decrease in these costs reflects the decrease in revenues from this treatment center.

General and Administrative Expenses

General and administrative expense amounted to $9.9 million for the year ended December, 31, 2010, includes share-based compensation expense, compared to $14.9 million for the same period in 2009. Excluding such costs, total general and administrative expense decreased by $5.0 million in 2010 when compared to 2009. The decrease was due to reductions in all expense categories, but primarily due to salaries and benefits and outside services, resulting from the continued streamlining of operations to focus on managed care opportunities in our healthcare services, formerly behavioral health segment.

Research and Development and Pilot Programs

No research and development expense was recognized during 2009 and 2010.

Impairment Losses

There were no impairment charges recorded for the year ended December 31, 2010, compared to $355,000 for the year ended December 31, 2009. The impairment was due to impairment testing performed on intellectual property related to additional indications for the use of the PROMETA Treatment Program that was non-revenue generating.

Interest and Other Income

Interest and other income for the year ended December 31, 2010 decreased by $810,000 compared to the same period in 2009 due to decreases in the invested balance of marketable securities and settlement of the Put Option associated with the redemption of Auction Rate Securities (ARS).

Interest Expense

Interest expense for the year ended December 31, 2010 decreased by $117,000 compared to the same period in 2009 due lower average debt balances following the UBS line and Highbridge debt payoff in June and July 2010, respectively.

Losses from Extinguishment of Debt

We recognized no losses on extinguishment of debt during the year ended December 31, 2010 compared to $330,000 in 2009 resulting from pay-downs of $1.4 million and $318,000 on our senior secured note in February and September 2009, respectively. Such losses included accelerated amortization of debt discount totaling $208,000 for the year ended December 31, 2009.

Gain on the Sale of Marketable Securities

As of December 31, 2010 all our ARS was redeemed at par by the issuer, resulting in proceeds of approximately $10.2 million and a gain of approximately $696,000 compared to a gain of $160,000 in 2009.

Change in Fair Value of Warrant Liabilities

We issued warrants of our common stock in November 2007, September 2009, July 2010, October 2010, November 2010 and the amended and restated senior secured note in July 2008. The warrants are being accounted for as liabilities in accordance with Financial Accounting Standards Board (FASB) accounting rules, due to provisions in some warrants that protect the holders from declines in our stock price and a requirement to deliver registered shares upon exercise of the warrants, which is considered outside our control.  The warrants are marked-to-market each reporting period, using the Black-Scholes pricing model, until they are completely settled or expire.

The change in fair value of the warrants amounted to a net loss of $6.3 million for the year ended December 31, 2010, compared to a net gain of $341,000 for the same period in 2009.

Healthcare Services

The following table summarizes the operating results for behavioral health for the years ended December 31, 2010 and 2009:

	For the year ended
(in thousands)	December 31,
	2010	2009

Revenues	$28	$-

Operating Expenses
General and administrative expenses
Salaries and benefits	$2,145	$2,651
Other expenses	155	455
Impairment charges	-	758
Depreciation and amortization	-	83
Total operating expenses	$2,300	$3,947

Loss before provision for income taxes	$(2,272)	$(3,947)

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenues

There were no revenues in 2009, as the first OnTrak contract was not launched until 2010. 2010 revenue reflects only one program with an employer. As of December 2010, two health plan contracts were signed covering significantly bigger populations than in 2009 and we expect to start producing revenue by the second half of 2011.  In addition, a Massachusetts based Plan was signed in April 2011.

General and Administrative Expenses

Total general and administrative expenses decreased by $806,000 in 2010 when compared to 2009, due mainly to a $506,000 decrease in salaries, a $175,000 decline in other general expenses, and a $125,000 reduction in consulting and outside services expense.

Impairment Losses

There were no impairment losses recorded in 2010, compared to $758,000 in 2009. The 2009 impairment was due to an impairment analysis performed on the carrying values of software related to our disease management program, which were deemed irrecoverable and were fully impaired.

Depreciation and Amortization

Depreciation and amortization for the year ended December 31, 2009 consisted of depreciation of the capitalized software prior to the impairment discussed above. There was no depreciation during the same periods in 2010.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity and Going Concern

As of September 6, 2011, we had a balance of approximately $400,000 cash on hand. We had working capital deficit of approximately $2.4 million at June 30, 2011 and have continued to deplete our cash position subsequent to June 30, 2011. We have incurred significant net losses and negative operating cash flows since our inception. We could continue to incur negative cash flows and net losses for the next twelve months. Our current cash burn rate is approximately $450,000 per month, excluding non-current accrued liability payments. We expect our current cash resources to cover expenses through September 2011, however delays in cash collections, revenue, or unforeseen expenditures could impact this estimate. We will need to immediately obtain additional capital and there is no assurance that additional capital can be raised in an amount which is sufficient for us or on terms favorable to our stockholders, if at all.  If we do not immediately obtain additional capital, there is a significant doubt as to whether we can continue to operate as a going concern and we will need to curtail or cease operations or seek bankruptcy relief.  If we discontinue operations, we may not have sufficient funds to pay any amounts to stockholders.  We engaged a placement agent in July 2011 to assist us with raising additional capital.

In August 2011, we entered into a Securities Purchase Agreement with Socius Capital Group, LLC ("Socius"), an affiliate of the Company, pursuant to which we received $650,000 and issued a secured convertible note (the "August Bridge Note") and a warrant to purchase an aggregate of 2,500,000 shares of the Company's common stock or in the event of a Qualified Financing (as hereinafter defined), an amount equal to dividing $650,000 by the price per share of securities issued in a financing of at least $2,000,000 (a "Qualified Financing") multiplied by a factor equal to twice the product of the number of warrants issued in a Qualified Financing divided by the number of shares issued in a Qualified Financing at a purchase price of $0.32 per share (the "August Bridge Warrant").  The August Bridge Warrant expires on August 17, 2016. The August Bridge Warrant contains anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise of the August Bridge Warrant, the exercise price of the August Bridge Warrant will be reduced to such lower price, subject to customary exceptions. The August Bridge Note matures in November 2011 and bears interest at an annual rate of 12% payable in cash at maturity, prepayment, or conversion.  The August Bridge Note and any accrued interest are convertible at the holders' option into common stock or the securities issued in the next financing the Company enters into a Qualified Financing.  The conversion price for the August Bridge Note if converted at the holder's option is equal to the lower of (i) $0.26 per share of Common Stock, (ii) the lowest price per share of Common Stock into which any security is convertible in any Qualified Financing, and (iii) the volume weighted average price per share for the 10 days following the effective date of the reverse split. The August Bridge Note is secured by a first priority security interest in all assets of the Company.

In July 2010 we closed on $2 million of a registered direct financing with certain institutional investors which represented $1.7 million in net proceeds to our Company.

In October 2010, we entered into Securities Purchase Agreements with accredited investors, for $500,000 of 12% senior secured convertible notes (the “October Bridge Notes”) and warrants to purchase shares of our common stock, as more fully described in “Related Party Transactions”.

In November 2010, we completed a private placement with certain accredited investors, including Socius, an affiliate of our Chairman and Chief Executive Officer, and Mr. Jay Wolf, a director of the Company, for gross proceeds of $6.9 million (the “Offering”). Of the gross proceeds, $503,000 represented the exchange of the October Bridge Notes and accrued interest and $215,000 represented the cancellation of an accrued compensation liability to our Chairman and CEO. The Company incurred approximately $364,000 in financial advisory, legal and other fees in relation to the offering. In addition, the Company issued warrants to purchase 141,750 shares of common stock at an exercise price $0.40 per share to the financial advisors. The Company issued 2,500,000 shares of common stock at a price of $0.40 per share and sold $5.9 million in aggregate principal of 12% senior secured convertible notes (the “Notes”) to the investors on a pro rata basis. The Notes were to mature on the second anniversary of the closing.  The Notes were secured by a first priority security interest in all of the Company’s assets. The Notes and any accrued interest convert automatically into common stock either (a) if and when sufficient shares become authorized or (b) upon a reverse stock split at a conversion price of $0.40 per share, subject to certain adjustments, including certain share issuances below $0.40 per share. The Company agreed to use its best efforts to file a proxy statement seeking shareholder approval to increase the number of authorized shares or effect a reverse stock split within 30 days of closing.  The Company filed a proxy statement in January 2011 and the stockholders approved both proposals listed above and the Board of Directors decided to implement the increase in authorized shares of common stock. The Company filed an amendment to its Certificate of Incorporation, effective March 17, 2011, which increased the authorized shares of common stock and the Notes with accrued interest automatically converted to common stock. In addition, each non-affiliated investor in the Offering investing $2,000,000 or more would receive five-year warrants.  One non-affiliated investor received 549,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.40 per share. The net cash proceeds to the Company from the Offering were estimated to be $6.4 million inclusive of the October transaction and after offering expenses.

Our ability to fund our ongoing operations and continue as a going concern is dependent on signing and generating revenue from existing and new contracts for our Catasys managed care programs and the success of management’s plans to increase revenue and continue to control expenses. We have launched our program in Nevada in May 2011, Kansas in June 2011, and Massachusetts in August 2011. In aggregate, the contracts we have signed make our program available to approximately 500,000 health plan members. We expect cash fees from these contracts later this year.  However, there can be no assurance that we will generate such fees. In addition, we have continued to reduce our operating expenses to better scale our ongoing operations.

Over the last two years, management took actions that have resulted in reduced annual operating expenses.  We have renegotiated certain leasing and vendor agreements to obtain more favorable pricing and to restructure payment terms with vendors, and have paid some expenses through the issuance of common stock. In the fourth quarter of 2010 and the first quarter of 2011, management has reduced cost through new lease arrangements on its corporate headquarters and streamlining personnel and other operating costs. These reductions have been somewhat offset by increased expenditures related to contract implementations. We anticipate increasing the number of personnel and incurring additional operating costs during 2011 to service our contracts as they become operational. During the year ended December 31, 2010, we settled, through the issuance of common stock, approximately $1.2 million of liabilities. In previous periods, we have exited markets for our licensee operations that we have determined would not provide short-term profitability. We have continued to exit additional markets for our licensee operations and focused on our promoting our Ontrak program.

In addition, we and our Chief Executive Officer are party to a litigation in which the plaintiffs assert causes of action for breach of fiduciary duty, unfair business practices, wrongful interference, conversion, a request for an order to set aside fraudulent conveyance and breach of contract. While we believe the plaintiffs’ claims are without merit and we intend to continue to vigorously defend the case, there can be no assurance that the litigation will be resolved in our favor. If this case is decided against us or our Chief Executive Officer, it may cause us to pay substantial damages, and other related fees. Regardless of whether this litigation is resolved in our favor, any lawsuit to which we are a party will likely be expensive and time consuming to defend or resolve. Costs of defense and any damages resulting from litigation, a ruling against us or a settlement of the litigation could have a significant negative impact our liquidity, including our cash flows.

Cash Flows

We used $3.9 million of cash for operating activities during the six months ended June 30, 2011, compared to $4.3 million of cash for operating activities during the same period last year. Use of funds in operating activities include general and administrative expense (excluding share-based compensation expense), and the cost of healthcare services, which totaled approximately $4.1 million for the six months ended June 30, 2011 compared to $4.6 million for the same period in 2010. This decrease in net cash used reflects the decline in such expenses from our efforts to streamline operations.

Capital expenditures for the three and six months ended June 30, 2011 were not material. Our future capital expenditure requirements will depend upon many factors, including progress with our marketing efforts, required replacement of existing equipment, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the necessity of, and time and costs involved in obtaining, regulatory approvals, competing technological and market developments, and our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.

As discussed above, we currently expend cash at a rate of approximately $450,000 per month, excluding non-current accrued liability payments. We also anticipate cash inflow to increase in the second half of 2011 as we implement our recently executed contracts and we expect our current cash resources to cover expenses into September 2011. However, there can be no assurance that these contracts will produce cash and any delays in cash collections, revenue, or unforeseen expenditures, could impact this estimate.  We are seeking additional sources of capital, including through the placement agent we engaged in July 2011, but there is no assurance that additional capital can be raised in an amount which is sufficient for us or on terms favorable to our stockholders, if at all.  If we do not obtain additional capital immediately, there is significant doubt as to whether we can continue to operate as a going concern. We will need to curtail or cease operations or seek bankruptcy relief. If we discontinue operations, we may not have sufficient funds to pay any amounts to our stockholders.

As described above, in August 2011, we entered into a Securities Purchase Agreement with Socius for $650,000.

Senior Secured Note

In January 2007, we entered into a securities purchase agreement pursuant to which we sold to Highbridge International LLC (Highbridge) (a) $10 million original principal amount of a senior secured note and (b) warrants to purchase up to approximately 6,250 shares of our common stock (adjusted to 7,130 shares as of December 31, 2007). The note bore interest at a rate of prime plus 2.5%, interest payable quarterly commencing in April, 2007, and originally matured in January, 2010, The note was redeemable at our option anytime prior to maturity at a redemption price ranging from 103% to 110% of the principal amount during the first 18 months and was originally redeemable at the option of Highbridge beginning in July, 2008. We paid $5 million in principal under this note through the issuance of common stock in conjunction with a financing in 2007.

In August, 2009, we amended and restated the senior secured note with Highbridge to extend the maturity date from January 15, 2010 to July 15, 2010, and Highbridge agreed to give up its optional redemption rights. We also committed to exercising our right to sell our ARS in accordance with the terms of the rights offering by UBS, who sold them to us, and use the proceeds from the sale to redeem the note and to provisions that we would use a portion of any capital raised to redeem the note. We also amended all 45,000  warrants that had been previously issued to Highbridge to purchase shares of our common stock, to change the exercise price to $11.20 per share, and extend the expiration date to five years from the amendment date. In July 2010, we paid off the outstanding balance of the note from the net proceeds of the ARS redemptions (see below).

During the year ended December 31, 2010, we issued common stock which triggered an anti-dilution adjustment to the 32,500 million warrants associated with the 2008 amended and restated senior and secured note held by Highbridge LLC. The adjustment resulted in an increase to the number of warrants outstanding in the amount of 49,000. We paid this note in full upon maturity in July 2010.

UBS Line of Credit

In May 2008, our investment portfolio manager, UBS, provided us with a demand margin loan facility collateralized by our ARS, which allowed us to borrow up to 50% of the UBS-determined market value of our ARS.

In October 2008, UBS made a “Rights” offering to its clients pursuant to which we were entitled to sell to UBS all ARS held in our UBS account, which we accepted. As part of the offering, UBS provided us a line of credit (replacing the demand margin loan), subject to certain restrictions as described in the prospectus, equal to 75% of the market value of the ARS, until they are purchased by UBS. Loans under the line of credit were subject to a rate of interest based upon the current 90-day U.S Treasury bill rate plus 120 basis points, payable monthly and were carried in short-term liabilities on our  Consolidated Balance at December 31, 2009. As of June 30, 2010 all ARS were redeemed at par and the line of credit was paid in full.

OFF BALANCE SHEET ARRANGEMENTS

As of June 30, 2011, we had no off-balance sheet arrangements.

CRITICAL ACCOUNTING ESTIMATES

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). GAAP require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. We base our estimates on experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources. On an on-going basis, we evaluate the appropriateness of our estimates and we maintain a thorough process to review the application of our accounting policies. Our actual results may differ from these estimates.

We consider our critical accounting estimates to be those that (1) involve significant judgments and uncertainties, (2) require estimates that are more difficult for management to determine, and (3) may produce materially different results when using different assumptions. We have discussed these critical accounting estimates, the basis for their underlying assumptions and estimates and the nature of our related disclosures herein with the audit committee of our Board of Directors. We believe our accounting policies specific to share-based compensation expense, the impairment assessments for intangible assets, valuation of marketable securities, and estimation of the fair value of warrant liabilities, involve our most significant judgments and estimates that are material to our consolidated financial statements. They are discussed further below.

Share-based compensation expense

We account for the issuance of stock, stock options and warrants for services from non-employees based on an estimate of the fair value of options and warrants issued using the Black-Scholes pricing model. This model’s calculations include the exercise price, the market price of shares on grant date, weighted average assumptions for risk-free interest rates, expected life of the option or warrant, expected volatility of our stock and expected dividend yield.

The amounts recorded in the financial statements for share-based compensation expense could vary significantly if we were to use different assumptions. For example, the assumptions we have made for the expected volatility of our stock price have been based on the historical volatility of our stock, measured over a period generally commensurate with the expected term. If we were to use a different volatility than the actual volatility of our stock price, there may be a significant variance in the amounts of share-based compensation expense from the amounts reported. Based on the 2010 assumptions used for the Black-Scholes pricing model, a 50% increase in stock price volatility would have increased the fair values of options by approximately 25%. The weighted average expected option term for the three and six months ended June 30, 2011 reflects the application of the simplified method set out in SEC Staff Accounting Bulletin No. 107, which defines the life as the average of the contractual term of the options and the weighted average vesting period for all option tranches.

From time to time, we have retained terminated employees as part-time consultants upon their resignation from our Company. Because the employees continued to provide services to us, their options continued to vest in accordance with the original terms. Due to the change in classification of the option awards, the options were considered modified at the date of termination. The modifications were treated as exchanges of the original awards in return for the issuance of new awards. At the date of termination, the unvested options were no longer accounted for as employee awards and were accounted for as new non-employee awards. The accounting for the portion of the total grants that have already vested and have been previously expensed as equity awards is not changed. There were no employees moved to consulting status for the three and six months ended June 30, 2011.

Impairment of Intangible Assets

We have capitalized significant costs for acquiring patents and other intellectual property directly related to our products and services. We review our intangible assets for impairment whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable. In reviewing for impairment, we compare the carrying value of such assets to the estimated undiscounted future cash flows expected from the use of the assets and/or their eventual disposition. If the estimated undiscounted future cash flows are less than their carrying amount, we record an impairment loss to recognize a loss for the difference between the assets’ fair value and their carrying value. Since we have not recognized significant revenue to date, our estimates of future revenue may not be realized and the net realizable value of our capitalized costs of intellectual property or other intangible assets may become impaired.

During the three and six months ended June 30, 2011 we did not acquire any new intangible assets and at June 30, 2011, all of our intangible assets consisted of intellectual property, which is not subject to renewal or extension. For the three and six months ended June 30, 2011, we relied upon the 2009 external valuation and internal analysis at December 31, 2010, which supported the independent , comprehensive valuation analysis and report intended to provide us with guidance with respect to (i) the determination of the fair value of certain patent rights (“PROMETA Rights”) or the (“Patents”) for the PROMETA Treatment Program (the “PROMETA Program”) and, (ii) appropriate useful lives over which the Patents should be amortized (the “Valuation Opinion and Report”).This Valuation Opinion and Report was and will be used by us to fulfill our obligations under ASC 820 to determine the fair value of intangible assets on our balance sheet for financial reporting purposes. In order to assist the third party in its valuation analysis: Management performed a comprehensive review of our business, operations, and prospects of the patents on a standalone basis, the historical performance of the Company in relation to the Patents, future expectations relating to the Patents and financial statement projections related to the Patents. Management provided revenue projections for the PROMETA Program, including revenue derived from Catasys Health which includes use of the PROMETA Program, over the remaining useful life of the Patents.

Additionally, it is important to note that our overall business model, business operations and future prospects of our business have not changed materially since we performed the reviews and analysis noted above, with the exception of the timing and annualized amounts of expected revenue.

Valuation of Marketable Securities

Investments include certificates of deposit with maturity dates greater than three months when purchased, which are classified as available-for-sale investments and reflected in current or long-term assets, as appropriate, as marketable securities at fair market value. Unrealized gains and losses are reported in our Consolidated Balance Sheet within accumulated other comprehensive loss and within other comprehensive loss. Realized gains and losses and declines in value judged to be “other-than-temporary” are recognized as a non-reversible impairment charge in the Statement of Operations on the specific identification method in the period in which they occur.

We regularly review the fair value of our investments. If the fair value of any of our investments falls below our cost basis in the investment, we analyze the decrease to determine whether it represents an other-than-temporary decline in value. In making our determination for each investment, we consider the following factors:

•	How long and by how much the fair value of the investments have been below cost;
•	The financial condition of the issuers;
•	Any downgrades of the investment by rating agencies;
•	Default on interest or other terms; and
•	Our intent and ability to hold the investments long enough for them to recover their value.

Warrant Liabilities

We have issued warrants of our common stock in November 2007, September 2009, July 2010, October 2010, November 2010, and when we amended and restated the Highbridge senior secured note in July 2008. The warrant agreements include provisions that require us to record them as a liability, at fair value, pursuant to FASB accounting rules, including provisions in some warrants that protect the holders from declines in our stock price and a requirement to deliver registered shares upon exercise, which is considered outside of our control. The warrant liabilities are marked-to-market each reporting period and changes in fair value are recorded as a non-operating gain or loss in our statement of operations, until they are completely settled or expire. The fair value of the warrants is determined each reporting period using the Black-Scholes option pricing model, and is affected by changes in inputs to that model including our stock price, expected stock price volatility, interest rates and expected term.

The change in fair value of the warrant liabilities amounted to a net gain of $6.0 million and $8.0 million for the three and six months ended June 30, 2011 compared to net gain of $237,000 and $894,000 for the three and six months ended June 30, 2010, respectively.  The gains resulted mainly from a decline in the Company’s stock price. We will continue to re-measure the warrant liabilities at fair value each quarter-end until they are completely settled or expire.

RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted

In January 2010, the FASB issued Accounting Standards Update ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements”. This guidance requires new disclosures related to recurring and nonrecurring fair value measurements. The guidance requires disclosure of transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy, including the reasons and the timing of the transfers and information on purchases, sales, issuance, and settlements on a gross basis in the reconciliation of the assets and liabilities measured under Level 3 of the fair value measurement hierarchy. The adoption of this guidance is effective for interim and annual reporting periods beginning after December 15, 2009. We have adopted this guidance in the financial statements presented herein, which did not have a material impact on our consolidated financial position or results of operations.

In October 2009, the FASB issued guidance under the Multiple Element Revenue Arrangements topic of the Codification which requires separation of the consideration received in such arrangements by establishing a selling price hierarchy for determining the selling price of a deliverable, which will be based on available information in the following order: vendor-specific objective evidence, third-party evidence, or estimated selling price. It also eliminates the residual method of allocation, requires that the consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the arrangement to each deliverable on the basis of each deliverable’s selling price, and requires that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. These changes became effective for us on January 1, 2011, which did not have a material impact on our financial position or results of operations.

In June 2009, the FASB issued Statement No. 167 which is a revision to FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities.”  This guidance amends the consolidation guidance applicable to variable interest entities. The new guidance requires revised evaluations of whether entities represent variable interest entities, ongoing assessments of control over such entities, and additional disclosures for variable interests.  The adoption of this guidance is effective January 1, 2010. We have adopted this guidance in the financial statements presented herein, which did not have a material impact on our consolidated financial position or results of operations.

Effects of Inflation

Our most liquid assets are cash and cash equivalents. Because of their liquidity, these assets are not directly affected by inflation. Because we intend to retain and continue to use our equipment, furniture and fixtures and leasehold improvements, we believe that the incremental inflation related to replacement costs of such items will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation and contract services, which could increase our level of expenses and the rate at which we use our resources.

Quantitative and Qualitative Disclosures About Market Risk

We are not required to provide quantitative and qualitative disclosures about market risk because we are a smaller reporting company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in or disagreements with accountants on accounting and financial disclosure.

MANAGEMENT

Executive Officers and Directors

The following table lists our executive officers and directors serving at September 6, 2011.  Our executive officers are elected annually by our Board of Directors and serve at the discretion of the Board of Directors.  Each current director is serving a term that will expire at our Company's next annual meeting.  There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Officer or Director Since
Terren S. Peizer	51	Director, Chairman of the Board and Chief Executive Officer	2003

Richard A. Anderson	41	Director, President and Chief Operating Officer	2003

Susan E. Etzel	37	Chief Financial Officer	2011

Andrea Grubb Barthwell, M.D.	57	Director, Chair of Compensation Committee, Member of the Audit and Nominations and Governance Committees	2005

Kelly McCrann	55	Director, Chair of Nominations and Governance Committee, Member of the Audit Committee, Member of the Compensation Committee	2010

Jay A. Wolf	38	Lead Director, Chair of Audit Committee, Member of Nominations and Governance Committee, Member of Compensation Committee	2008

Terren S. Peizer is the founder of our Company and has served as our chief executive officer and chairman of our Board of Directors since our inception in February 2003.  He has served as Managing Director of Socius Capital Partners, LLC, since September 2009. Mr. Peizer has served on the board of Xcorporeal, Inc. since August 2007 and was executive chairman until October 2008. Mr. Peizer also served as chief executive officer of Clearant, Inc., a company which he founded in April 1999 to develop and commercialize a universal pathogen inactivation technology, until October 2003. He served as chairman of its board of directors from April 1999 to October 2004 and as a director until February 2005. In addition, from June 1999 through May 2003 he was a director, and from June 1999 through December 2000 he was chairman of the board, of supercomputer designer and builder Cray Inc., a NASDAQ Global Market company. Mr. Peizer has been the largest beneficial stockholder and has held various senior executive positions with several technology and biotech companies. He has assisted companies by assembling management teams, boards of directors and scientific advisory boards, formulating business and financial strategies, and investor relations. Mr. Peizer has a background in venture capital, investing, mergers and acquisitions, corporate finance, and previously held senior executive positions with the investment banking firms Goldman Sachs, First Boston and Drexel Burnham Lambert. He received his B.S.E. in Finance from The Wharton School of Finance and Commerce.

Richard A. Anderson has served as our Chief Operating Officer and as a director since July 2003. He has almost twenty years of experience in business development, strategic planning, operating and financial management. He was the chief financial officer of Clearant, Inc. from November 1999 until March 2005, and served as a director from November 1999 to March 2006.  Mr. Anderson was previously a director and founding member of PriceWaterhouseCoopers LLP’s, Los Angeles office transaction support group, where he was involved in operational and financial due diligence, valuations and structuring for high technology companies. He received a B.A. in Business Economics from University of California, Santa Barbara.

Susan E. Etzel has served as our Chief Financial Officer since July 2011 and the Company’s Controller from February 2011 until July 2011.  Ms. Etzel has over 15 years of increasing financial responsibility in both public and private companies. She began her career as Senior Auditor at Arthur Andersen LLP, and most recently worked as Controller for Clearant, Inc. from July 2005 to February 2011.  At Clearant she oversaw all of the company’s accounting and finance functions, including timely and accurate US GAAP monthly, quarterly and annual financial statements, internal controls, SEC reporting, Sarbanes-Oxley compliance and reporting, operating budgets, and monthly cash flow. Ms. Etzel graduated from University of California Santa Barbara with a B.A. in Business Economics and is a Certified Public Accountant.

Andrea Grubb Barthwell, M.D., F.A.S.A.M., has served as a director since 2005. Dr. Barthwell is the founder and Chief Executive Officer of the global health care and policy-consulting firm EMGlobal LLC and Director at Two Dreams Outer Banks Treatment Center.  President George W. Bush nominated Dr. Barthwell in December 2001 to serve as Deputy Director for Demand Reduction in the Office of National Drug Control Policy (ONDCP).  The United States Senate confirmed her nomination on January 28, 2002.  As a member of the President's sub-cabinet, Dr. Barthwell was a principal advisor in the Executive Office of the President (EOP) on policies aimed at reducing the demand for illicit drugs. Dr. Barthwell received a Bachelor of Arts degree in Psychology from Wesleyan University, where she serves on the Board of Trustees, and a Doctor of Medicine from the University of Michigan Medical School.  Following post-graduate training at the University of Chicago and Northwestern University Medical Center, she began her practice in the Chicago area.  Dr. Barthwell served as President of the Encounter Medical Group (EMG, an affiliate of EMGlobal), was a founding member of the Chicago Area AIDS Task Force, hosted a weekly local cable show on AIDS, and is a past president of the American Society of Addiction Medicine.  Dr. Barthwell received the Betty Ford Award, given by the Association for Medical Education and Research in Substance Abuse and has been named by her peers as one of the "Best Doctors in America" in addiction medicine.

Kelly J. McCrann has served as a director of our Company since December 9, 2010. Mr. McCrann has over 30 years of experience managing and operating healthcare companies. Mr. McCrann currently serves as the Chief Executive Officer of Crescent Healthcare.  Previously, he served as Chairman and Chief Executive Officer of Xcorporeal, Inc., a medical device company from 2008 to 2010. Mr. McCrann was responsible for product development, strategic partnerships and facilitating the sale of the company. Previously, he served as Senior Vice President of DaVita Inc., from 2006 to 2007, where he was responsible for all home based renal replacement therapies for the United States' second largest kidney dialysis provider. Prior to that, Mr. McCrann was the Chief Executive Officer and President of PacifiCare Dental and Vision, Inc and has held executive positions at Professional Dental Associates, Inc., Coram Healthcare Corporation, HMSS, Inc. and American Medical International and began his career as a consultant with McKinsey & Company. He is a graduate of University of California, Los Angeles and the Harvard Business School. Mr. McCrann currently sits on the Boards of Loma Linda University Medical Center and Sound Surgical Technologies, Inc. He is a former director of Dental One, Inc., InPatient Consultants, Inc., OrthoSynetics, Inc. and Xcorporeal, Inc. Mr. McCrann is currently serving as an independent consultant.

Jay A. Wolf, Mr. Wolf is currently a Managing Member of Juniper Capital Partners, LLC a Merchant Bank focused  on investing in distressed assets. From October 2009 until December of 2010, Mr. Wolf served as the principal of Wolf Capital LP an investment advisory firm focused on small cap public companies. From November 2003 until September 2009, Mr. Wolf was a partner at Trinad Capital LLC, an activist hedge fund focused on micro-cap public companies. During his work at Trinad, Mr. Wolf assisted distressed and early stage public companies through active board participation, the assembly of management teams and business and financial strategies. Prior to his work at Trinad, Mr. Wolf served as executive vice president of Corporate Development for Wolf Group Integrated Communications Ltd. Prior to that, Mr. Wolf worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank as an analyst in the firms senior debt department and subsequently for Trillium Growth Capital, the firms venture capital fund. Mr. Wolf is our lead independent director and also serves as the Chairman of our Audit Committee. Mr. Wolf is the Executive Chairman of Zoo Entertainment Inc. (ZOOG). He is a former director of Asianada, Inc., ProLink Holdings Corp., Mandalay Media, Inc., Atrinsic, Inc., Shells Seafood Restaurants, Inc., Optio Software, Inc., Xcorporeal Operations, Inc., Zane Acquisition I, Inc., Zane Acquisition II, Inc., Starvox Communications, Inc. and Noble Medical Technologies, Inc.  Mr. Wolf is also a member of the board of governors of Cedars-Sinai Hospital. Mr. Wolf received his B.A from Dalhousie University.  Mr. Wolf was Chief Operating Officer and Chief Financial Officer of Starvox Communications, Inc. from March 2005 to March 2007.On March 26, 2008, StarVox Communications, Inc. filed a voluntary petition for liquidation under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California, San Jose.Shells Seafood Restaurants, Inc., a company for which Mr. Wolf formerly served as a director, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, on September 2, 2008.  Mr. Wolf’s broad range of investment and operations experience, which includes senior and subordinated debt lending, private equity and venture capital investments, mergers and acquisitions advisory work and public equity investments, equip him with the qualifications and skills to serve on our board of directors.

Involvement in certain legal proceedings

None of our directors or executive officers has, except as set forth in “Legal Proceedings”, during the past five years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●
been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

Our Board of Directors has adopted a code of ethics applicable to our chief executive officer, chief financial officer and persons performing similar functions.  Our code of ethics is filed as Exhibit 14.1 to our annual report on Form 10-K for the fiscal year ended December 31, 2010 and can be found on our website at http://www.catasyshealth.com.

Committees of the Board of Directors

Audit committee

The audit committee consists of three directors, Mr. Wolf, Dr. Barthwell and Mr. McCrann. The Board of Directors has determined that each of the members of the audit committee are independent as defined by the Nasdaq rules, meet the applicable requirements for audit committee members, including Rule 10A-3(b) under the Exchange Act, and Mr. Wolf qualifies as audit committee financial experts as defined by Item 401(h)(2) of Regulation S-K. The duties and responsibilities of the audit committee include (i) selecting, evaluating and, if appropriate, replacing our independent registered accounting firm, (ii) reviewing the plan and scope of audits, (iii) reviewing our significant accounting policies, any significant deficiencies in the design or operation of internal controls or material weakness therein and any significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation and (iv) overseeing related auditing matters.

Nominations and governance committee

The nominations and governance committee consists of up to three directors who are independent as defined by the Nasdaq rules. The committee consists of Mr. Wolf, Mr. McCrann, and Dr. Barthwell. The committee nominates new directors and periodically oversees corporate governance matters.

The charter of the nominations and governance committee provides that the committee will consider board candidates recommended for consideration by our stockholders, provided the stockholders provide information regarding candidates as required by the charter or reasonably requested by us within the timeframe proscribed in Rule 14a-8 of Regulation 14A under the Exchange Act, and other applicable rules and regulations. Recommendation materials are required to be sent to the nominations and governance committee c/o Catasys, Inc., 11150 Santa Monica Blvd., Suite 1500, Los Angeles, California 90025. There are no specific minimum qualifications required to be met by a director nominee recommended for a position on the board of directors, nor are there any specific qualities or skills that are necessary for one or more of our board of directors to possess, other than as are necessary to meet any requirements under the rules and regulations applicable to us. The nominations and governance committee considers a potential candidate's experience, areas of expertise, and other factors relative to the overall composition of the board of directors.

The nominations and governance committee considers director candidates that are suggested by members of the board of directors, as well as management and stockholders. Although it has not previously done so, the committee may also retain a third-party executive search firm to identify candidates. The process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves reviewing potentially eligible candidates, conducting background and reference checks, interviews with the candidate and others (as schedules permit), meeting to consider and approve the candidate and, as appropriate, preparing and presenting to the full board of directors an analysis with respect to particular recommended candidates. The nominations and governance committee endeavors to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long term interest of our stockholders and contribute to our overall corporate goals.

Compensation committee

The compensation committee consists of up to three directors who are independent as defined by the Nasdaq rules. The committee consists of Dr. Andrea Grubb Barthwell (chairman) and Mr. Jay Wolf. The compensation committee reviews and recommends to the board of directors for approval the compensation of our executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for our named executive officers during the 2010 and 2009 fiscal years.

							Non-
						Non-	Qualified	All
						Equity	Deferred	Other
					Option	Incentive	Compen	Compen-
Name and				Stock	Awards	Compen	sation	sation
Principal Position	Year	Salary	Bonus	Awards	(1)	sation	Earnings	(2)		Total

Terren S. Peizer,	2010	450,000	-	-	2,011,605	-	-	-		2,461,605
Chairman & Chief	2009	450,000	-	-	468,450	-	-	11,969	(3)	930,419
Executive Officer

Richard A. Anderson,	2010	350,000	-	-	1,666,033	-	-	21,495		2,037,528
President and	2009	350,000	-	-	522,064	-	-	20,489		892,553
Chief Operating Officer

Christopher S. Hassan,	2010	100,792	-	-	71,323	-	-	-		172,115
Chief Strategy Officer	2009	302,377	-	-	408,960	-	-	17,754		729,091

Maurice S. Hebert	2010	41,956	-	-	3,343	-	-	-		45,299
Senior Vice President -	2009	240,000	-	-	141,857	-	-	14,491		396,348
Scientific Affairs

Peter Donato	2010	69,000	-	-	9,881	-	-	-		78,881
Former Chief Financial Officer	2009	-	-	-	-	-	-	-		-

(1)
Amounts reflect the compensation expense recognized in our Company's financial statements in 2010 and 2009 for stock option awards granted to the executive officers in accordance with FASB accounting rules. The grant-date fair values of stock options are calculated using the Black-Scholes option pricing model, which incorporates various assumptions including expected volatility, expected dividend yield, expected life and applicable interest rates. See notes to the consolidated financial statements in this report for further information on the assumptions used to value stock options granted to executive officers. The option award amounts include incremental compensation expense of $1,714,721 for Mr. Peizer and $1,478,897 for Mr. Anderson related to the December 9, 2010 Grants that vested immediately.

(2)	Includes group life insurance premiums and medical benefits for each officer.
(3)	Includes $11,969 in 2009 for automobile allowance, including tax gross-ups.
(4)	Amounts for Mr. Hebert and Mr. Donato represent pro-rata salary earned on annual salaries of $240,000 and $220,000, respectively.
(5)	Mr. Donato resigned as Chief Financial Officer effective July 1, 2011.

Executive employment agreements

Chief executive officer

We entered into a five-year employment agreement with our chairman and chief executive officer, Terren S. Peizer, effective as of September 29, 2003, which automatically renewed for an additional five years upon completion of the initial term. Mr. Peizer currently receives an annual base salary of $450,000, with annual bonuses targeted at 100% of his base salary based on goals and milestones established and reevaluated on an annual basis by mutual agreement between Mr. Peizer and the Board. His base salary and bonus target will be adjusted each year to not be less than the median compensation of similarly positioned CEO’s of similarly situated companies. Mr. Peizer receives executive benefits including group medical and dental insurance, term life insurance equal to 150% of his salary, accidental death and long-term disability insurance, and a car allowance of $2,500 per month, grossed up for taxes.  In 2009, Mr. Peizer was granted additional stock options to purchase 23,975 shares of our Common Stock at ten percent above the fair market value on the grant date vesting over three years.  On December 9, 2010, 1,485,000 additional options were granted to purchase shares of our common stock at 10% above fair market value, or $1.76 per share with vesting periods matching previous vesting terms.  As a result, 1,158,300 of the 1,485,000 stock options vested immediately with 326,700 vesting matching vesting terms of the previous stock options. All unvested options vest immediately in the event of a change in control, termination without good cause or resignation with good reason. In the event that Mr. Peizer is terminated without good cause or resigns with good reason prior to the end of the term, he will receive a lump sum equal to the remainder of his base salary and targeted bonus for the year of termination, plus three years of additional salary, bonuses and benefits. If any of the provisions above result in an excise tax, we will make an additional “gross up” payment to eliminate the impact of the tax on Mr. Peizer.

President and chief operating officer, chief strategy officer

We entered into four-year employment agreements with our president and chief operating officer, Richard A. Anderson and our chief strategy officer Christopher S. Hassan effective April 19, 2005 and July 27, 2006, respectively.  Mr. Anderson’s agreement renewed for an additional four year term in 2009. Mr. Hassan resigned on April 16, 2010.  Mr. Anderson currently receives an annual base salary of $350,000, and Mr. Hassan, while employed, received an annual base salary of $302,377, each with annual bonuses targeted at 50% of his base salary based on achieving certain milestones. Mr. Anderson’s compensation will be adjusted each year by an amount not less than the Consumer Price Index. They each receive, or received when employed, executive benefits including group medical and dental insurance, term life insurance, accidental death and long-term disability insurance. Upon employment, Mr. Anderson was granted options to purchase 6,375 shares of our Common Stock, in addition to the 3,000 options previously granted to him as a non-employee member of our Board of Directors, and Mr. Hassan was granted options to purchase 10,000 shares of our Common Stock. Each of the options was granted at the fair market value on the date of grant, vesting 20% each year over five years. Mr. Anderson and Mr. Hassan were granted additional options to purchase shares of our Common Stock in 2009, as set forth in the table below, at the fair market value on the date of grant, vesting over three years.  In addition on December 9, 2010, Mr. Anderson was granted options to purchase 1,485,000 shares of our common stock at $1.60 per share, the fair market value at the date of the grant.  The options are subject to previous vesting schedules, and as a result, 1,098,900 of the 1,485,000 stock options vested immediately. Mr. Hassan’s options were cancelled 90 days after his employment ended.  The options will vest immediately in the event of a change in control, termination without cause or resignation with good reason. In the event of termination without good cause or resignation with good reason prior to the end of the term, upon execution of a mutual general release, Mr. Anderson will receive a lump sum equal to one year of salary and bonus, and will receive continued medical benefits for one year unless he becomes eligible for coverage under another employer's plan. If he is terminated without cause or resigns with good reason within twelve months following a change in control, upon execution of a general release he will receive a lump sum equal to eighteen months salary, 150% of the targeted bonus, and will receive continued medical benefits for eighteen months unless he becomes eligible for coverage under another employer's plan.

Chief financial officer

We entered into an employment agreement with Maurice Hebert on November 12, 2008, which provided for Mr. Hebert to receive an annual base salary of $240,000, with annual bonuses targeted at 40% of his base salary based on his performance and the operational and our financial performance. Mr. Hebert received executive benefits including group medical and dental insurance, and long-term disability insurance and participation in our 401(k) plan and employee stock purchase plan. On the date of the employment agreement, Mr. Hebert was granted options to purchase 2,500 shares of our common stock at an exercise price of $23.60 per share, the fair market value on the date of grant, vesting monthly over three years from the date of grant. Mr. Hebert resigned as our chief financial officer in January 2010.

Mr. Peter Donato joined Catasys on an “at-will” basis in August 2010 with an annual salary of $220,000.  He was granted options to purchase 10,000 shares of our common stock at an exercise price of $4.40 per share, the fair market value on the date of the grant, vesting monthly over three years with one year cliff and monthly thereafter, effective from the date of the grant.  On December 9, 2010, Mr. Donato was granted options to purchase 193,725 shares of our common stock at $1.60 per share, the fair market value of the date of the grant. The December 2010 options vest over 3 years with an eight month cliff, 22% vesting after 8 months and monthly thereafter.  Mr. Donato resigned as our chief financial officer in July 2011.

Outstanding Equity Awards at Last Fiscal Year End

The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
							Market	Plan	Market
			Equity			Number	Value	Awards:	or Payout
			Incentive			of	of	Number	Value of
			Plan			Shares	Shares	of	Unearned
			Awards:			or	or	Unearned	Shares,
			No. of			Units	Units	Shares,	Units, or
	Number of	Number of	Securities			of	of	Units, or	Other
	Securities	Securities	Underlying			Stock	Stock	Other	Rights
	Underlying	Underlying	Unexer-			That	That	Rights	That
	Unexercised	Unexercised	cised	Option		Have	Have	That	Have
	Options (#)	Options (#)	Unearned	Exercise	Option	Not	Not	Have Not	Not
	Exercisable	Unexer-	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	cisable	(#)	($)	Date	(#)	($)	(#)	(#)
Terren S. Peizer	25,000	-	-	$ 12.40	09/29/13	-	-	-	-
	11,500	-	-	12.40	02/07/18	-	-	-	-
	13,125	375	-	12.40	06/20/18	-	-	-	-
	12,654	11,322	-	19.20	10/27/19	-	-	-	-
	1,203,675	281,325	-	1.76	12/06/20
	1,265,954	293,022				-

Richard A. Anderson	3,000	-	-	11.20	09/29/13	-	-	-	-
	6,375	-	-	11.20	04/28/15	-	-	-	-
	375	250	-	11.20	07/27/16	-	-	-	-
	7,325	-	-	11.20	02/07/18	-	-	-	-
	8,373	240	-	11.20	06/20/18	-	-	-	-
	6,571	5,880	-	17.60	10/27/19	-	-	-	-
	1,152,848	332,153	-	1.60	12/06/20
	1,184,867	338,523

Christopher S. Hassan	6,000	4,000	-	190.80	07/27/16	-	-	-	-
	4,136	740	-	106.00	02/07/18	-	-	-	-
	3,195	2,556	-	105.20	06/20/18	-	-	-	-
	13,331	7,296

Maurice Hebert	1,350	900	-	11.20	11/15/16	-	-	-	-
	1,306	258	-	11.20	02/07/18	-	-	-	-
	919	919	-	11.20	06/20/18	-	-	-	-
	903	1,598	-	23.60	11/10/18	-	-	-	-
	167	2,833	-	17.60	10/27/19	-	-	-	-
	4,645	6,508

Peter Donato	-	10,000	-	4.40	08/15/20	-	-	-	-
	-	193,725	-	1.60	12/06/20	-	-	-	-
	-	203,725

(1)
The unvested stock options granted on February 7, 2008, June 20, 2008, November 10, 2008, and October 29, 2009 vest monthly over a thirty-six month period from the date of grant. All other awards vest 20% each year over five years from the date of grant.

Options Exercised in 2010

There were no options exercised by any of our named executive officers, and no restricted stock vested, in 2010.

Potential Payments Upon Termination or Change-In-Control

Potential payments upon termination

The following summarizes the payments that the named executive officers would have received if their employment had terminated on December 31, 2010.

If Mr. Peizer's employment had terminated due to disability, he would have received insurance and other fringe benefits for a period of one year thereafter, with a value equal to $5,600.  If Mr. Peizer had been terminated without good cause or resigned for good reason, he would have received a lump sum payment of $2,717,000, based upon: (i) three years of additional salary at $450,000 per year; (ii) three years of additional bonus of $450,000 per year; and (iii) three years of fringe benefits, with a value equal to $17,000.

If either Mr. Hassan or Mr. Anderson had been or are terminated without good cause or resigned for good reason, he would have received a lump sum of $525,000 for Mr. Anderson and $453,566 for Mr. Hassan, based upon one year's salary plus the full targeted bonus of 50% of base salary.  In addition, medical benefits would continue for up to one year, with a value equal to $17,000 each.

Potential payments upon change in control

Upon a change in control, the unvested stock options of each of our named executive officers would have vested, with the values set forth above.

If Mr. Peizer had been terminated without good cause or resigned for good reason within twelve months following a change in control, he would have received a lump sum payment of $2,717,000, as described above, plus a tax gross up of $713,000.

If either Mr. Hassan or Mr. Anderson had been terminated without good cause or resigned for good reason within twelve months following a change in control, he would have received a lump sum of $787,500 for Mr. Anderson and $680,348 for Mr. Hassan, based upon one-and-a-half year's salary plus one-and-a-half the full targeted bonus of 50% of base salary.  In addition, medical benefits would continue for up to one-and-a-half years, with a value equal to $25,000 each.

If Mr. Hebert had resigned for good reason following a change in control, he would have received a lump sum of $336,000, based upon one year's salary plus the full targeted bonus of 40% of base salary.  In addition, medical benefits would continue for up to one year, provided that medical insurance coverage will terminate sooner if Mr. Hebert becomes eligible for coverage under another employer’s plan.

Director Compensation

The following table provides information regarding compensation that was earned or paid to the individuals who served as non-employee directors during the year ended December 31, 2010. Except as set forth in the table, during 2010, directors did not earn nor receive cash compensation or compensation in the form of stock awards, option awards or any other form.

				Non-	Non-
	Fees			equity	qualified
	earned			incentive	deferred	All
	or paid		Option	plan	compen-	other
	in cash	Stock	awards	compen-	sation	compen-
Name	(1)	awards	(2)(3)	sation	earnings	sation	Total
Marc Cummins	$13,750	$-	$97,683	$-	$-	$-	$111,433
Andrea Grubb Barthwell, MD	-	-	251,329	-	-	-	251,329
Jay Wolf	-	816,000	236,398	-	-	-	1,052,398
Kelly McCrann	-	-	6,126	-	-	-	6,126

Notes to director compensation table:

(1)	These are fees earned in 2009 but not yet paid.
(2)
Amounts reflect the compensation expense recognized in our Company's financial statements in 2010 for non-employee director stock options granted in 2010 and in previous years, in accordance with FASB accounting rules. As such, these amounts do not correspond to the compensation actually realized by each director for the period. See notes to consolidated financial statements in this report for further information on the assumptions used to value stock options granted to non-employee directors.

(3)
There were a total of 847,500 stock options granted to non-employee directors outstanding at December 31, 2010 with an aggregate grant date fair value of $2,539,509, the last of which will vest in December 2013.  A total of 810,000 options to purchase common stock (270,000 per director), as well as 510,000 shares of restricted stock to Mr. Wolf in consideration of his services as lead director were granted to all non-employee directors on December 9, 2010. Outstanding equity awards by non-employee directors as of December 31, 2010 were as follows:

		Aggregate
		grant date
		fair market
	Options	value options
	outstanding	outstanding
Marc Cummins	12,500	$662,190
Andrea Grubb Barthwell, MD	282,500	953,350
Jay Wolf	282,500	619,071
Kelly McCrann	270,000	304,897

	847,500	2,539,509

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the shares of common stock beneficially owned as of September 6, 2011 by: (i) each person known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table set forth in the Executive Compensation section, and (iv) all such directors and officers as a group.

			Total
	Common	Options &	common
	stock	warrants	stock	Percent
	beneficially	exercisable	beneficially	of
Name of beneficial owner (1)	owned (2)	(3)	owned	class (3)
Terren S. Peizer (4)	6,071,564	1,315,033	7,386,597	32.8%
Richard A. Anderson (5)	-	1,240,659	1,240,659	5.5%
Susan E. Etzel	-	-	-	*
Andrea Barthwell, M.D. (6)	-	235,475	235,475	*
Jay A. Wolf (7)	1,208,177	199,571	1,407,749	6.6%
Kelly McCrann	-	-	-	*
Esousa Holdings LLC (8)	1,297,384	625,000	1,922,384	8.8%
Dave Smith (9)	5,221,685	586,500	5,808,185	26.7%
Superload Ltd. (10)	1,680,862	-	1,681,862	7.9%

* Less than 1%
All directors and named executive officers as a group (8 persons)	7,279,741	2,990,738	10,270,479	41.9%

(1)	The mailing address of all individuals listed is c/o Catasys, Inc., 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025.
(2)
The number of shares beneficially owned includes shares of common stock in which a person has sole or shared voting power and/or sole or shared investment power. Except as noted below, each person named reportedly has sole voting and investment powers with respect to the common stock beneficially owned by that person, subject to applicable community property and similar laws.

(3)
On September 6, 2011, there were 21,179,217 shares of Common Stock outstanding. Common Stock not outstanding but which underlies options and rights (including warrants) vested as of or vesting within 60 days after September 6, 2011 is deemed to be outstanding for the purpose of computing the percentage of the Common Stock beneficially owned by each named person (and the directors and executive officers as a group), but is not deemed to be outstanding for any other purpose.

(4)
Consists of 6,071,564 shares and 1,315,033 shares issuable upon exercise of options to purchase common stock, 340,000, 5,176,149 and 555,416 shares are held of record by  Reserva Capital, LLC, Socius Capital Group, LLC and Bonmore, LLC, respectively, where Mr. Peizer serves as Managing Director and may be deemed to beneficially own or control. Mr. Peizer disclaims beneficial ownership of any such securities.

(5)	Includes 1,240,659 options to purchase common stock.
(6)	Includes 235,475 options to purchase common stock.
(7)	Consists of 1,208,177 shares and 199,571 options held by Jay Wolf. Family members, David Wolf and Mary Wolf, hold 51,717 shares and 129,293 shares, respectively.
(8)	Consists of 1,297,384 shares, 625,000 shares issuable upon warrants to purchase common stock. The address for Esousa Holdings LLC is 317 Madison Ave, Suite 1621, New York, NY 10017.
(9)
Consists of 5,221,685 shares, 586,500 shares issuable upon exercise of warrants to purchase common stock .The address for Mr. Smith is c/o Coast Asset Management, LLC, 2450 Colorado Avenue, Suite 100 E. Tower, Santa Monica, California 90404.

(10)	Consists of 1,680,862 shares of common stock. The address for Superload Ltd. is c/o C. M. Hui & Co, Unit C, 7/F, Nathan Commercial Building, 430-436 Nathan Road, Kowloon, Hong Kong

RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Either the audit committee or the Board approves all related party transactions. The procedure for the review, approval or ratification for related party transactions involves discussing the transaction with management, discussing the transaction with the external auditors, reviewing financial statements and related disclosures and reviewing the details of major deals and transactions to ensure that they do not involve related transactions. Members of management have been informed and understand that they are to bring related party transactions to the audit committee or the Board for approval. These policies and procedures are evidenced in the audit committee charter and our code of ethics.

On December 9, 2010, the Board approved a related-party sublease of approximately one-third of our principal corporate offices located at 11150 Santa Monica Blvd., Los Angeles, CA to Reserva Capital, LLC, an affiliate of our Chairman and CEO.

Certain Transactions

Lawrence Weinstein, M.D., our previous senior vice president – medical affairs, is the sole shareholder of Weinstein Medical Group dba Center To Overcome Addiction (the Center), a California professional corporation. Under the terms of a management services agreement with the Center, we provide and perform all non-medical management and administrative services for the medical group. We also agreed to provide a working capital loan to the Center to allow for the medical group to pay for its obligations, including our management fees, equipment, leasehold build-out and start-up costs. As of June 30, 2011, the amount of loan outstanding was approximately $10.9 million, with interest at the prime rate plus 2%. Payment of our management fee is subordinate to payments of the obligations of the medical group, and repayment of the working capital loan is not guaranteed by the stockholder or other third party.

In August 2011, we entered into a Securities Purchase Agreement with Socius pursuant to which the Company received $650,000 and issued the August Bridge Note and a August Bridge Warrant. The exercise price and number of shares of common stock of the August Bridge Warrant are subject to adjustment for financings and share issuances below the initial exercise price. The August Bridge Warrant expires on August 17, 2016. The August Bridge Note matures in November 2011 and bears interest at an annual rate of 12% payable in cash at maturity, prepayment, or conversion. The August Bridge Note and any accrued interest are convertible at the holders’ option into Common Stock or the securities issued in Qualified Financing. The conversion price for the August Bridge Note if converted at the holder’s option is equal to the lower of (i) $0.26 per share of common stock, (ii) the lowest price per share of common stock into which any security is convertible in any Qualified Financing, and (iii) the volume weighted average price per share for the 10 days following the effective date of the reverse split. The August Bridge Note is secured by a first priority security interest in all assets of the Company.

In October 2010, our Company entered into Securities Purchase Agreements with certain accredited investors, including Socius, pursuant to which such investors purchased $500,000 of senior secured convertible notes (the “October Bridge Notes”) and warrants to purchase an aggregate of 312,500 shares of our common stock (the “October Bridge Warrants”). Socius purchased a $250,000 senior secured convertible note.

The October Bridge Notes were scheduled to mature January 2011 and interest was payable in cash at maturity or upon prepayment or conversion.  The October Bridge Notes and any accrued interest were convertible at the holders’ option into common stock or exchangeable for the securities issued in the next financing our Company entered into that resulted in gross proceeds to our Company of at least $3,000,000.  The October Bridge Warrants were exercisable for 5 years at $1.60 per share subject to adjustment for financings and share issuances below the initial exercise price. The October Bridge Warrants for the non-affiliated investors limit the amount of common stock that the holders may acquire through an exercise to no more than 4.99% of all Company Securities, defined as common stock, voting stock, or other Company securities. All the holders exchanged the October Bridge Notes plus interest for securities issued in our Company’s November 2010 financing (see below).

In November 2010, we completed a private placement with certain accredited investors, including Socius, and Mr. Jay Wolf, a director of the Company, for gross proceeds of $6.9 million. Of the gross proceeds, $503,000 represented the exchange of the Bridge Notes and accrued interest and $215,000 represented the cancellation of an accrued compensation liability to our Chairman and CEO. The Company incurred approximately $364,000 in financial advisory, legal and other fees in relation to the offering. In addition, the Company issued warrants to purchase 141,750 shares of common stock at an exercise price $0.40 per share to the financial advisors. The Company issued 2,500,000 shares of common stock at a price of $0.40 per share and sold $5.9 million in aggregate principal of 12% senior secured convertible notes (the “Notes”) to the investors on a pro rata basis. The Notes were to mature on the second anniversary of the closing.  The Notes were secured by a first priority security interest in all of the Company’s assets. The Notes and any accrued interest convert automatically into common stock either (a) if and when sufficient shares become authorized or (b) upon a reverse stock split at a conversion price of $0.40 per share, subject to certain adjustments, including certain share issuances below $0.40 per share. The Company agreed to use its best efforts to file a proxy statement seeking shareholder approval to increase the number of authorized shares or effect a reverse stock split within 30 days of closing.  The Company filed a proxy statement in January 2011 and the stockholders approved both proposals listed above and the Board of Directors decided to implement the increase in authorized shares of common stock. The Company filed an amendment to its Certificate of Incorporation, effective March 17, 2011, which increased the authorized shares of common stock and the Notes with accrued interest automatically converted to common stock. In addition, each non-affiliated investor in the Offering investing $2,000,000 or more would receive five-year warrants.  One non-affiliated investor received 549,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.40 per share. The net cash proceeds to the Company from the Offering were estimated to be $6.4 million inclusive of the October transaction and after offering expenses.

Independence of the Board of Directors

Our common stock is currently traded on the Pink Sheets. The Board has determined that a majority of the members of the Board qualify as “independent,” as defined by the listing standards of the NASDAQ. Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his family members, and Catasys, its senior management and its independent auditors, the Board has determined further that Mr. Wolf, Mr. McCrann, and Dr. Barthwell are independent under the listing standards of NASDAQ. In making this determination, the Board considered that there were no new transactions or relationships between its current independent directors and Catasys, its senior management and its independent auditors since last making this determination.

LEGAL MATTERS

Validity of the securities offered by this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C., New York, New York

EXPERTS

The financial statements included in this prospectus have been audited by Rose, Snyder & Jacobs, who is an independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION UNDER OUR CERTIFICATE OF INCORPORATION AND BYLAWS

The Certificate of Incorporation of our Company provides that no director will be personally liable to our Company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the company and its stockholders, either directly or through stockholders’ derivative suits brought on behalf of our Company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the Delaware General Corporation Law. In addition, we have adopted provisions in our Bylaws and entered into indemnification agreements that require our Company to indemnify its directors, officers, and certain other representatives of our Company against expenses and certain other liabilities arising out of their conduct on behalf of our Company to the maximum extent and under all circumstances permitted by law.

Indemnification may not apply in certain circumstances to actions arising under the federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, our Company has been informed that in the opinion of the Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

CATASYS, INC. AND SUBSIDIARIES
Index to Financial Statements and Financial Statement Schedules

Unaudited Financial Statements

Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable, not required, or the information is shown in the Financial Statements or Notes thereto.

CATASYS, INC.  AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands,except for number of shares)	June 30,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$632	$4,605
Receivables, net of allowance for doubtful accounts of $21 and $36, respectively	89	73
Prepaids and other current assets	104	183
Total current assets	825	4,861
Long-term assets
Property and equipment, net of accumulated depreciation of $5,667 and $5,864 respectively	139	194
Intangible assets, net of accumulated amortization of $2,056 and $1,938 respectively	2,305	2,423
Deposits and other assets	212	466
Total Assets	$3,481	$7,944

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,510	$1,665
Accrued compensation and benefits	625	706
Other accrued liabilities	1,109	1,036
Total current liabilities	3,244	3,407
Long-term liabilities
Long-term debt	-	5,824
Deferred rent and other long-term liabilities	10	-
Warrant liabilities	879	8,890
Total liabilities	4,133	18,121

Stockholders' equity
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 2,000,000,000 shares authorized; 20,860,500 and 4,542,775 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	82	18
Additional paid-in-capital	201,033	192,578
Accumulated deficit	(201,767)	(202,773)
Total Stockholders' Deficit	(652)	(10,177)
Total Liabilities and Stockholders' Equity	$3,481	$7,944

See accompanying notes to the financial statements.

CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2011	2010	2011	2010
Revenues
Healthcare services revenues	$2	$7	$10	$10
License & Management services revenues	61	104	140	224
Total revenues	$63	$111	$150	$234

Operating expenses

Cost of healthcare services	$145	$51	$267	$75
General and administrative	2,910	3,141	5,953	6,673
Impairment losses	-	-	-	38
Depreciation and amortization	89	246	181	501
Total operating expenses	$3,144	$3,438	$6,401	$7,287

Loss from operations	$(3,081)	$(3,327)	$(6,251)	$(7,053)

Interest and other income	1	85	4	128
Interest expense	(1)	(134)	(699)	(271)
Gain on the sale of marketable securities	-	664	-	696
Loss on debt extinguishment	-	-	(41)	-
Change in fair value of warrant liability	6,040	237	8,001	894
Gain (Loss) from operations before provision for income taxes	$2,959	$(2,475)	$1,014	$(5,606)
Provision for income taxes	2	$2	9	20
Net income (loss)	$2,957	$(2,477)	$1,005	$(5,626)

Basic and diluted net income (loss) per share:*
Basic net income (loss) per share*	$0.14	$(1.40)	$0.07	$(3.29)

Basic weighted number of shares outstanding*	20,861	1,773	15,391	1,710

Diluted net income (loss) per share*	$0.13	$(1.40)	$0.06	$(3.29)

Diluted weighted number of shares outstanding*	22,397	1,773	18,020	1,710

See accompanying notes to the financial statements.

CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
(In thousands)	June 30,
	2011	2010
Operating activities:
Net income (loss)	$1,005	$(5,626)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	181	501
Amortization of debt discount and issuance costs included in interest expense	558	126
Other than temporary impairment on marketable securities	-	(696)
Loss on debt extinguishment	41	-
Provision for doubtful accounts	13	19
Deferred rent	(26)	(61)
Share-based compensation expense	2,073	2,175
Fair value adjustment on warrant liability	(8,002)	(894)
Impairment losses	-	38
Gain on disposition of assets	2	-
Changes in current assets and liabilities:
Receivables	(29)	155
Prepaids and other current assets	99	(26)
Accounts payable and other accrued liabilities	190	10
Net cash used in operating activities	$(3,895)	$(4,279)

Investing activities:
Proceeds from sales and maturities of marketable securities	$-	$8,000
Proceeds from sales of property and equipment	7	1
Purchases of property and equipment	(18)	-
Deposits and other assets	(33)	-
Net cash provided by (used in) investing activities	$(44)	$8,001

Financing activities:
Transaction Costs	$(6)	$(51)
Proceeds from UBS Line of Credit	-	$450
Paydown on UBS line of credit	-	$(6,908)
Capital lease obligations	(28)	(25)
Net cash used in financing activities	$(34)	$(6,534)

Net decrease in cash and cash equivalents	$(3,973)	$(2,812)
Cash and cash equivalents at beginning of period	4,605	4,595
Cash and cash equivalents at end of period	$632	$1,783

Supplemental disclosure of cash paid
Interest	$-	$98
Income taxes	$17	$34
Supplemental disclosure of non-cash activity
Common stock issued for outside services	79	271
Common stock issued for debt settlement	141	1,235
Common stock issued for converson of debt	6,143	-
Common stock issued for services	226	-
Common stock issued for exercise of warrants	9	-
Beneficial conversion feature related to November financing	150	-
Property and equipment acquired through capital leases and other financing	18	-

See accompanying notes to the financial statements.

Catasys, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(unaudited)

Note 1.   Basis of Consolidation, Presentation and Going Concern

The accompanying unaudited interim condensed consolidated financial statements for Catasys, Inc. (referred to herein as the “Company”, “Catasys”, “we”, “us” or “our”) and our subsidiaries have been prepared in accordance with the Securities and Exchange Commission (“SEC”) rules for interim financial information and do not include all information and notes required for complete financial statements. In our opinion, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.  Interim results are not necessarily indicative of the results that may be expected for the entire fiscal year. The accompanying financial information should be read in conjunction with the financial statements and the notes thereto in our most recent Annual Report on Form 10-K, from which the December 31, 2010 balance sheet has been derived.

Our financial statements have been prepared on the basis that we will continue as a going concern. At June 30, 2011, cash and cash equivalents amounted to $632,000 and we had a working capital deficit of approximately $2.4 million. We have incurred significant operating losses and negative cash flows from operations since our inception. During the six month ended June 30, 2011, our cash used in operating activities amounted $3.9 million. We anticipate that we could continue to incur negative cash flows and net losses for the next twelve months. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of the recorded assets or the amount of liabilities that might result from the outcome of this uncertainty. As of June 30, 2011, these conditions raised substantial doubt as to our ability to continue as a going concern.

Our ability to fund our ongoing operations and continue as a going concern is dependent on signing and generating revenue from new contracts for our Catasys managed care programs and the success of management’s plans to increase revenue and continue to control expenses. We have launched our program in Nevada, Kansas, and Massachusetts. In aggregate, the contracts we have signed make our program available to 500,000 health plan members. We expect to generate revenue and cash from these contracts later this year. In addition, we have successfully reduced our operating expenses to better scale our ongoing operations.

As of September 6, 2011, we had a balance of approximately $400,000 cash on hand. We had working capital deficit of approximately $2.4 million at June 30, 2011 and have continued to deplete our cash position subsequent to June 30, 2011. We have incurred significant net losses and negative operating cash flows since our inception. We could continue to incur negative cash flows and net losses for the next twelve months. Our current cash burn rate is approximately $450,000 per month, excluding non-current accrued liability payments. We expect our current cash resources to cover expenses into September 2011, however delays in cash collections, revenue, or unforeseen expenditures could impact this estimate. We will need to immediately obtain additional capital and there is no assurance that additional capital can be raised in an amount which is sufficient for us or on terms favorable to our stockholders, if at all.  If we do not immediately obtain additional capital, there is a significant doubt as to whether we can continue to operate as a going concern and we will need to curtail or cease operations or seek bankruptcy relief.  If we discontinue operations, we may not have sufficient funds to pay any amounts to stockholders.  We engaged a placement agent in July 2011 to assist us with raising additional capital.

In August 2011, we entered into a Securities Purchase Agreement with Socius Capital Group, LLC ("Socius"), an affiliate of the Company, pursuant to which we received $650,000 and issued a secured convertible note (the "August Bridge Note") and a warrant to purchase an aggregate of 2,500,000 shares of the Company's common stock or in the event of a Qualified Financing (as hereinafter defined), an amount equal to dividing $650,000 by the price per share of securities issued in a financing of at least $2,000,000 (a "Qualified Financing") multiplied by a factor equal to twice the product of the number of warrants issued in a Qualified Financing divided by the number of shares issued in a Qualified Financing at a purchase price of $0.32 per share (the "August Bridge Warrant").  The August Bridge Warrant expires on August 17, 2016. The August Bridge Warrant contains anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise of the August Bridge Warrant, the exercise price of the August Bridge Warrant will be reduced to such lower price, subject to customary exceptions. The August Bridge Note matures in November 2011 and bears interest at an annual rate of 12% payable in cash at maturity, prepayment, or conversion.  The August Bridge Note and any accrued interest are convertible at the holders' option into common stock or the securities issued in the next financing the Company enters into a Qualified Financing.  The conversion price for the August Bridge Note if converted at the holder's option is equal to the lower of (i) $0.26 per share of Common Stock, (ii) the lowest price per share of Common Stock into which any security is convertible in any Qualified Financing, and (iii) the volume weighted average price per share for the 10 days following the effective date of the reverse split. The August Bridge Note is secured by a first priority security interest in all assets of the Company.

Based on the provisions of our management services agreement (“MSA”) between us and our managed professional medical corporation, we have determined that it constitutes a variable interest entity, and that we are the primary beneficiary as defined in Financial Accounting Standards Board (“FASB”) Interpretation No. 46R “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46R”).  Accordingly, we are required to consolidate the revenue and expenses of our managed professional medical corporation. See Management Service Agreement heading under Note 2, Summary of Significant Accounting Policies, for more discussion.

All intercompany transactions and balances have been eliminated in consolidation.

Note 2.   Summary of Significant Accounting Policies

Revenue Recognition

Healthcare Services

Our Catasys contracts are generally designed to provide revenues to us on a monthly basis based on enrolled members. To the extent our contracts may include a minimum performance guarantee; we reserve a portion of the monthly fees that may be at risk until the performance measurement period is completed.

License and Management Services

Our license and management services revenues to date have been primarily derived from licensing our PROMETA Treatment Program and providing administrative services to hospitals, treatment facilities and other healthcare providers, and from revenues generated by our managed treatment centers.  We record revenues earned based on the terms of our licensing and management contracts, which requires the use of judgment, including the assessment of the collectability of receivables. Licensing agreements typically provide for a fixed fee on a per-patient basis, payable to us following the providers’ commencement of the use of our program to treat patients.  For revenue recognition purposes, we treat the program licensing and related administrative services as one unit of accounting.  We record the fees owed to us under the terms of the agreements at the time we have performed substantially all required services for each use of our program, which according to our license agreements is in the period in which the provider begins using the program for medically directed and supervised treatment of a patient.

The revenues of our managed treatment centers, which we include in our consolidated financial statements, are derived from charging fees directly to patients for medical and mental health treatments, including the PROMETA Treatment Program.  Revenues from patients treated with PROMETA at our managed treatment center are recorded based on the number of days of treatment completed during the period as a percentage of the total number treatment days for the PROMETA Treatment Program.  Revenues relating to the continuing care portion of the PROMETA Treatment Program are deferred and recorded over the period during which the continuing care services are provided.  Revenues related to other mental health and medical services are recognized when services are provided.

Cost of Healthcare Services

Healthcare Services

Healthcare services cost of services is recognized in the period in which an eligible member actually receives services. We contract with various healthcare providers, including licensed medical and behavioral healthcare professionals on a contracted fee-for-for service basis to provide services to members enrolled in our programs.  Healthcare services costs also include direct labor costs for our employees who work directly with members.

License and Management Services

License and management services represent direct costs that are incurred in connection with licensing our treatment programs and providing administrative services in accordance with the various technology license and services agreements, and are associated directly with the revenue that we recognize. Consistent with our revenue recognition policy, the costs associated with providing these services are recognized when services have been rendered, which for our license agreements is in the period in which patient treatment commences, and for our managed treatment center is in the periods in which medical treatment is provided. Such costs include royalties paid for the use of the PROMETA Treatment Program for patients treated by all licensees, and direct labor costs, continuing care expense, medical supplies and program medications for patients treated at our managed treatment center.

Comprehensive Income (Loss)

Our comprehensive income (loss) is as follows:

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2011	2010	2011	2010
Net income (loss)	$2,957	$(2,477)	$1,005	$(5,626)
Net unrealized gain (loss) on marketable securities available for sale	-	-	-	(17)
Other comprehensive gain:
Net unrealized gain (loss) on marketable securities available for sale	-	(666)	-	(679)
Comprehensive income (loss)	$2,957	$(3,143)	$1,005	$(6,322)

Basic and Diluted Income (Loss) per Share

Basic income (loss) per share is computed by dividing the net income (loss) to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period.

The following is a reconciliation of the weighted average common shares used to calculate basic net income (loss) per share to the weighted average common and potential common shares used to calculate diluted net income (loss) per share for the three and six months ended June 30, 2011 and 2010.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010

Numerator

Net income (loss)	$2,957	$(2,477)	$1,005	$(5,626)

Denominator

Weighted-average common shares outstanding	20,861	1,773	15,391	1,710

Shares used in calculation - basic	20,861	1,773	15,391	1,710

Stock options and warrants	1,537	-	2,628

Shares used in calculation - diluted	22,397	1,773	18,019	1,710

Net income (loss) per share

Basic	$0.14	$(1.40)	$0.07	$(3.29)

Diluted	$0.13	$(1.40)	$0.06	$(3.29)

For the three and six months ended  June 30, 2011, common equivalent shares, consisting of 1,536,684, and 2,628,053 ,of incremental common shares, respectively, issuable upon the exercise of stock options and warrants were excluded from the diluted earnings per share calculation because their effect is anti-dilutive.

Share-Based Compensation

Our 2010 Stock Incentive Plan, as amended (“the Plan”), provides for the issuance of up 5,775,000 shares of our common stock. Incentive stock options (ISOs) under Section 422A of the Internal Revenue Code and non-qualified options (NSOs) are authorized under the Plan. We have granted stock options to executive officers, employees, members of our board of directors, and certain outside consultants. The terms and conditions upon which options become exercisable vary among grants, but option rights expire no later than ten years from the date of grant and employee and board of director awards generally vest over three to five years. At June 30, 2011, we had 5,404,185 vested and unvested shares outstanding and 348,451 shares available for future awards.

Share-based compensation expense attributable to continuing operations amounted to $1.0 million and $2.1 million for the three and six months ended June 30, 2011, compared to $1.1 million and $2.2 million for the same periods in 2010.

Stock Options – Employees and Directors

We measure and recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values on the date of grant. We estimate the fair value of share-based payment awards using the Black Scholes option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the consolidated statements of operations subsequent to January 1, 2006. We account for share-based awards to employees and directors using the intrinsic value method under previous FASB rules, allowable prior to January 1, 2006. Under the intrinsic value method, no share-based compensation expense had been recognized in our consolidated statements of operations for awards to employees and directors because the exercise price of our stock options equaled the fair market value of the underlying stock at the date of grant.

Share-based compensation expense attributable to continuing operations recognized for employees and directors for the three and six months ended June 30, 2011 amounted to $909,000 and $1.9 million compared to $1.0 million,  $1.8 million in 2010.

Share-based compensation expense recognized in our consolidated statements of operations for the three and six months ended June 30, 2011 and 2010, includes compensation expense for share-based payment awards granted prior to, but not yet vested, as of January 1, 2006 based on the grant date fair value estimated in accordance with the pro-forma provisions of  Statement of Financial Accounting Standards (“SFAS”) 123, and for the share-based payment awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of the Accounting Standards Council (“ASC”) 718. For share-based awards issued to employees and directors, share-based compensation is attributed to expense using the straight-line single option method. Share-based compensation expense recognized in our consolidated statements of operations for the three and six months ended June 30, 2011 and 2010, is based on awards ultimately expected to vest, reduced for estimated forfeitures. Accounting rules for stock options require forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

During the three and six months ended June 30, 2011, there were 16,250 options granted to employees at the weighted average per share exercise price of $0.72, the fair market value of our common stock at the dates of grant. There were no options issued to employees for the same period in 2010. Employee and director stock option activity for the three and six months ended June 30, 2011, was as follows:

		Weighted Avg.
	Shares	Exercise Price
Balance December 31, 2010	5,160,465	$4.40
Cancelled	(343)	$27.20
Balance March 31, 2011	5,160,122	$4.40

Granted	16,250	$0.73
Cancelled	(18,200)	$4.80
Balance June 30, 2011	5,158,172	$4.39

The expected volatility assumptions have been based on the historical and expected volatility of our stock, measured over a period generally commensurate with the expected term. The weighted average expected option term for the three and six months ended June 30, 2011 and 2010, reflects the application of the simplified method prescribed in SEC Staff Accounting Bulletin (SAB) No. 107 (and as amended by SAB 110), which defines the life as the average of the contractual term of the options and the weighted average vesting period for all option tranches.

As of June 30, 2011, there was $2,273,740 of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of approximately 1.78 years.

Stock Options and Warrants – Non-employees

We account for the issuance of options and warrants for services from non-employees by estimating the fair value of warrants issued using the Black-Scholes pricing model. This model’s calculations include the option or warrant exercise price, the market price of shares on grant date, the weighted average risk-free interest rate, expected life of the option or warrant, expected volatility of our stock and expected dividends.

For options and warrants issued as compensation to non-employees for services that are fully vested and non-forfeitable at the time of issuance, the estimated value is recorded in equity and expensed when the services are performed and benefit is received. For unvested shares, the change in fair value during the period is recognized in expense using the graded vesting method.

For the three and six months ended June 30, 2011, we issued 208,600 options at a $2.84 strike price as compensation for consulting services. There were no options and warrants granted for the same period in 2010. For the three and six months ended June 30, 2011 share-based compensation expense attributable to continuing operations relating to stock options and warrants related to non-employees amounted to $32,000 and was immaterial for same period in 2010.

Non-employee stock option activity for the three and six months ended June 30, 2011, was as follows:

		Weighted Avg.
	Shares	Exercise Price
Balance December 31, 2010	38,425	$138.59

Granted	208,600	$2.84

Balance March 31, 2011	247,025	$23.96

Granted	-	$-

Balance June 30, 2011	247,025	$23.96

Common Stock

There were 803,350 shares issued of common stock in the three and six months ending June 30, 2011, respectively, valued at $1,028,000. For the same period in 2010, we issued 126,125 and 153,509 shares of common stock, respectively valued at $1,017,000 and $1,507,000 in exchange for various services and in settlement of claims. The costs associated with shares issued for services are being amortized to share-based compensation expense on a straight-line basis over the related service periods. For the three and six months ended June 30, 2011 and 2010, share-based compensation expense relating to all common stock issued for consulting services was $55,000 and $134,000 compared to $211,000 and $377,000, respectively.

On March 17, 2011 the $5.9 million debenture notes including interest accrued through the same date, converted into 15,514,364 shares of common stock.

Employee Stock Purchase Plan

We have a qualified employee stock purchase plan (“ESPP”), approved by our stockholders, which allows qualified employees to participate in the purchase of designated shares of our common stock at a price equal to 85% of the lower of the closing price at the beginning or end of each specified stock purchase period. There were no shares of our common stock issued pursuant to the ESPP and, thus, no expense incurred for the three and six months ended June 30, 2011 and 2010, respectively.

Income Taxes

The Company has recorded a full valuation allowance against its otherwise recognizable deferred tax assets as of June 30, 2011.  The Company utilizes the liability method of accounting for income taxes as set forth in ASC 740. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. In determining the need for valuation allowances the Company considers projected future taxable income and the availability of tax planning strategies.  After evaluating all positive and negative historical and perspective evidences, management has determined it is more likely than not that the Company's deferred tax assets will not be recognized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon the Company’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit that may potentially be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements.  Based on management's assessment of the facts, circumstances and information available, managements has determined that all of the tax benefits for the period ended June 30, 2011 should be recognized.

Marketable Securities

Investments include certificates of deposit with maturity dates greater than three months when purchased. These investments are classified as available-for-sale investments, are reflected in current assets as marketable securities and are stated at fair market value in accordance with FASB accounting rules related to investment in debt securities. Unrealized gains and losses are reported in stockholders’ equity in our consolidated balance sheet in “accumulated other comprehensive income (loss).” Realized gains and losses are recognized in the statement of operations on the specific identification method in the period in which they occur. Declines in estimated fair value judged to be other-than-temporary are recognized as an impairment charge in the statement of operations in the period in which they occur.

Our marketable securities consisted of investments with the following maturities and approximate fair market values as of June 30, 2011 and December 31, 2010:

Marketable Securities

(in thousands)	Fair Market	Less than	More than
	Value	1 Year	10 Years
Balance at December 31, 2010
Certificates of deposit	$133	$133	$-

Balance at June 30, 2011
Certificates of deposit	$159	$159	$-

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs use to measure fair value. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable outputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level Input:	Input Definition:
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.
Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The following table summarizes fair value measurements by level at June 30, 2011, for assets and liabilities measured at fair value:

	2011

(Dollars in thousands)	Level I	Level II	Level III	Total
Certificates of deposit	159	-	-	159
Total assets	159	-	-	159

Warrant liabilities	-	-	879	879
Total liabilities	-	-	879	879

(Dollars in thousands)
Intangible assets	-	-	2,305	2,305
Total assets	-	-	2,305	2,305

Financial instruments classified as Level 3 in the fair value hierarchy as of June 30, 2011, represent our liabilities measured at market value on a recurring basis which include warrant liabilities resulting from recent debt and equity financings. In accordance with current accounting rules, the warrant liabilities are being marked to market each quarter-end until they are completely settled. The warrants are valued using the Black-Scholes option-pricing model, using both observable and unobservable inputs and assumptions consistent with those used in our estimate of fair value of employee stock options. See Warrant Liabilities below.

The following table summarizes our fair value measurements using significant Level III inputs, and changes therein, for the three and six months ended June 30, 2011:

Level III inputs
Level III
Warrant
(Dollars in thousands)	Liabilities
Balance as of December 31, 2010	$8,890
Transfers in/(out) of Level III	(9)
Change in Fair Value	(1,961)
Net purchases (sales)	-
Net unrealized gains (losses)	-
Net realized gains (losses)	-
Balance as of March 31, 2011	$6,920

Transfers in/(out) of Level III	-
Change in Fair Value	(6,040)
Net purchases (sales)	-
Net unrealized gains (losses)	-
Net realized gains (losses)	-
Balance as of June 30, 2011	$880

Intangible Assets

As of June 30, 2011, the gross and net carrying amounts of intangible assets that are subject to amortization are as follows:

	Gross			Amortization
(In thousands)	Carrying	Accumulated	Net	Period
	Amount	Amortization	Balance	(in years)
Intellectual property	$4,361	$(2,056)	$2,305	11-16

During the three and six months ended June 30, 2011, we did not acquire any new intangible assets and at June 30, 2011, all of our intangible assets consisted of intellectual property, which is not subject to renewal or extension. For the three and six months ended June 30, 2011, we relied upon the 2009 external valuation and internal analysis at December 31, 2010, which supported the independent, comprehensive valuation analysis and report intended to provide us with guidance with respect to (i) the determination of the fair value of certain patent rights (“PROMETA Rights”) or the (“Patents”) for the PROMETA Treatment Program (the “PROMETA Program”) and, (ii) appropriate useful lives over which the Patents should be amortized (the “Valuation Opinion and Report”).This Valuation Opinion and Report was and will be used by us to fulfill our obligations under ASC 820 to determine the fair value of intangible assets on our balance sheet for financial reporting purposes. In order to assist the third party in its valuation analysis: Management performed a comprehensive review of our business, operations, and prospects of the patents on a standalone basis, the historical performance of the Company in relation to the Patents, future expectations relating to the Patents and financial statement projections related to the Patents. Management provided revenue projections for the PROMETA Program, including revenue derived from Catasys Health which includes use of the PROMETA Program, over the remaining useful life of the Patents.

Additionally, it is important to note that our overall business model, business operations and future prospects of our business have not changed materially since we performed the reviews and analysis noted above, with the exception of the timing and annualized amounts of expected revenue.

Estimated remaining amortization expense for intangible assets for the current year and each of the next five years ending December 31 is as follows:

ESTIMATED AMORTIZATION EXPENSE
(In thousands)
Year	Amount
2011	$118
2012	$236
2013	$236
2014	$236
2015	$236

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Additions and improvements to property and equipment are capitalized at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from two to seven years for furniture and equipment. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the related lease term, which is typically five to seven years.

Variable Interest Entities

Generally, an entity is defined as a Variable Interest Entity (“VIE”) under current accounting rules if it has (a) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (b) equity investors that cannot make significant decisions about the entity’s operations, or that do not absorb the expected losses or receive the expected returns of the entity. When determining whether an entity that is a business qualifies as a VIE, we also consider whether (i) we participated significantly in the design of the entity, (ii) we provided more than half of the total financial support to the entity, and (iii) substantially all of the activities of the VIE either involve us or are conducted on our behalf. A VIE is consolidated by its primary beneficiary, which is the party that absorbs or receives a majority of the entity’s expected losses or expected residual returns.

As discussed under the heading Management Services Agreement below, we have an MSA with a managed medical corporation. Under this MSA, the equity owner of the affiliated medical group has only a nominal equity investment at risk, and we absorb or receive a majority of the entity’s expected losses or expected residual returns. We participate significantly in the design of this MSA. We also agree to provide working capital loans to allow for the medical group to pay for its obligations. Substantially all of the activities of this managed medical corporation either involve us or are conducted for our benefit, as evidenced by the fact that under the MSA, we agree to provide and perform all non-medical management and administrative services for the respective medical group. Payment of our management fee is subordinate to payments of the obligations of the medical group, and repayment of the working capital loans is not guaranteed by the equity owner of the affiliated medical group or other third party. Creditors of the managed medical corporations do not have recourse to our general credit.

Based on the design and provisions of this MSA and the working capital loans provided to the medical group, we have determined that the managed medical corporation is a VIE, and that we are the primary beneficiary as defined in the current accounting rules. Accordingly, we are required to consolidate the revenues and expenses of the managed medical corporation.

Management Services Agreement

We have executed an MSA with a medical professional corporation and related treatment center, with terms generally ranging from five to ten years and provisions to continue on a month-to-month basis following the initial term, unless terminated for cause. Under the MSA, we license to the treatment center the right to use our proprietary treatment programs and related trademarks and provide all required day-to-day business management services, including, but not limited to:

•	general administrative support services;
•	information systems;
•	recordkeeping;
•	scheduling;
•	billing and collection;
•	marketing and local business development; and
•	obtaining and maintaining all federal, state and local licenses, certifications and regulatory permits.

The treatment center retains the sole right and obligation to provide medical services to its patients and to make other medically related decisions, such as the choice of medical professionals to hire or medical equipment to acquire and the ordering of drugs.

In addition, we provide medical office space to the treatment center on a non-exclusive basis, and we are responsible for all costs associated with rent and utilities. The treatment center pays us a monthly fee equal to the aggregate amount of (a) our costs of providing management services (including reasonable overhead allocable to the delivery of our services and including start-up costs such as pre-operating salaries, rent, equipment, and tenant improvements incurred for the benefit of the medical group, provided that any capitalized costs will be amortized over a five year period), (b) 10%-15% of the foregoing costs, and (c) any performance bonus amount, as determined by the treatment center at its sole discretion. The treatment center’s payment of our fee is subordinate to payment of the treatment center's obligations, including physician fees and medical group employee compensation.

We have also agreed to provide a credit facility to the treatment center to be available as a working capital loan, with interest at the Prime Rate plus 2%.  Funds are advanced pursuant to the terms of the MSA described above.  The notes are due on demand or upon termination of the respective MSA. At June 30, 2011, there was one outstanding credit facility under which $10.9 million was outstanding. Our maximum exposure to loss could exceed this amount, and cannot be quantified as it is contingent upon the amount of losses incurred by the treatment center that we are required to fund under the credit facility.

Under the MSA, the equity owner of the affiliated treatment center has only a nominal equity investment at risk, and we absorb or receive a majority of the entity’s expected losses or expected residual returns. We participate significantly in the design of the MSA. We also agree to provide working capital loans to allow for the treatment center to pay for its obligations. Substantially all of the activities of these managed medical corporations either involve us or are conducted for our benefit, as evidenced by the facts that (i) the operations of the managed medical corporations are conducted primarily using our licensed protocols and (ii) under the MSA, we agree to provide and perform all non-medical management and administrative services for the respective treatment center. Payment of our management fee is subordinate to payments of the obligations of the treatment center, and repayment of the working capital loans is not guaranteed by the equity owner of the affiliated treatment center or other third party. Creditors of the managed medical corporations do not have recourse to our general credit. Based on these facts, we have determined that the managed medical corporations are VIEs and that we are the primary beneficiary as defined in current accounting rules.  Accordingly, we are required to consolidate the assets, liabilities, revenues and expenses of the managed treatment centers.

The amounts and classification of assets and liabilities of the VIE included in our Consolidated Balance Sheets at June 30, 2011 and December 31, 2010 are as follows:

	June 30,	December 31,
(in thousands)	2011	2010
Cash and cash equivalents	$31	$17
Receivables, net	7	7

Total assets	$38	24

Accounts payable	13	13
Note payable to Catasys, Inc.	10,896	10,444

Total liabilities	$10,909	10,457

Warrant Liabilities

We have issued warrants of our common stock in November 2007, September 2009, July 2010, September 2010, October 2010, and November 2010, and when we amended and restated the senior secured note in July 2008. The warrant agreements include provisions that require us to record them as a liability, at fair value, pursuant to FASB accounting rules, including provisions in some warrants that protect the holders from declines in our stock price and a requirement to deliver registered shares upon exercise, which is considered outside of our control. The warrant liabilities are marked to market each reporting period and changes in fair value are recorded as a non-operating gain or loss in our statement of operations, until they are completely settled or expire. The fair value of the warrants is determined each reporting period using the Black-Scholes option pricing model, and is affected by changes in inputs to that model including our stock price, expected stock price volatility, interest rates and expected term.

For the three and six months ended June 30, 2011, we recognized non-operating gains of $6.0 million and  $8.0 million compared to $237,000 and $894,000, for the three and six months ended June 30, 2010, respectively, related to the revaluation of our warrant liabilities.

Recent Accounting Pronouncements

Recently Adopted Accounting Guidance

In January 2010, the FASB issued Accounting Standards Update ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements”. This guidance requires new disclosures related to recurring and nonrecurring fair value measurements. The guidance requires disclosure of transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy, including the reasons and the timing of the transfers and information on purchases, sales, issuance, and settlements on a gross basis in the reconciliation of the assets and liabilities measured under Level 3 of the fair value measurement hierarchy. The adoption of this guidance is effective for interim and annual reporting periods beginning after December 15, 2009. We have adopted this guidance in the financial statements presented herein, which did not have a material impact on our consolidated financial position or results of operations.

     In October 2009, the FASB issued guidance under the Multiple Element Revenue Arrangements topic of the Codification which requires separation of the consideration received in such arrangements by establishing a selling price hierarchy for determining the selling price of a deliverable, which will be based on available information in the following order: vendor-specific objective evidence, third-party evidence, or estimated selling price. It also eliminates the residual method of allocation, requires that the consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the arrangement to each deliverable on the basis of each deliverable’s selling price, and requires that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. These changes became effective for us on January 1, 2011, but did not have a material impact on our financial position or results of operations.

In June 2009, the FASB issued Statement No. 167 which is a revision to FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities.”  This guidance amends the consolidation guidance applicable to variable interest entities. The new guidance requires revised evaluations of whether entities represent variable interest entities, ongoing assessments of control over such entities, and additional disclosures for variable interests.  The adoption of this guidance is effective January 1, 2010. We have adopted this guidance in the financial statements presented herein, which did not have a material impact on our consolidated financial position or results of operations.

Recent Accounting Guidance Not Yet Adopted

In January 2010, the FASB issued guidance to amend the disclosure requirements related to fair value measurements. The guidance requires the disclosure of roll forward activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance will become effective for us with the reporting period beginning January 1, 2012. Other than requiring additional disclosures, the adoption of this new guidance will not have a material impact on our financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” (“ASU 2011-05”). ASU 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in equity. ASU 2011-05 requires that all non owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This new guidance is to be applied retrospectively. We are required to adopt this standard as of the beginning of 2013. The adoption of this standard will only impact the presentation of our financial statements.

Note 3.   Segment Information

We manage and report our operations through two business segments: healthcare services and license and management services. We evaluate segment performance based on total assets, revenue and income or loss before provision for income taxes. Our assets are included within each discrete reporting segment. In the event that any services are provided to one reporting segment by the other, the transactions are valued at the market price. No such services were provided during the three and six months ended June 30, 2011 and 2010. Summary financial information for our two reportable segments is as follows:

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2011	2010	2011	2010

Healthcare services
Revenues	$2	$7	$10	$10
Income (Loss) before provision for income taxes	3,295	(511)	1,687	(1,175)
Assets *	1,014	-	1,014	-

License & Management services
Revenues	$61	$104	$140	$224
Loss before provision for income taxes	(336)	(1,964)	(673)	(4,431)
Assets *	2,467	7,486	2,467	7,486

Consolidated continuing operations
Revenues	$63	$111	$150	$234
Income (Loss) before provision for income taxes	2,959	(2,475)	1,014	(5,606)
Assets *	3,481	7,486	3,481	7,486

* Assets are reported as of June 30.

		Three Months Ended		Six Months Ended
(In thousands)		June 30,		June 30,
	2011	2010	2011	2010

Healthcare Services	3,295	(511)	1,687	(1,175)
License & Management services	$(336)	$(1,964)	$(673)	$(4,431)
Income (Loss) from continuing operations before
provision for income taxes	$2,959	$(2,475)	$1,014	$(5,606)

Healthcare Services

Catasys’s integrated substance dependence solutions combine innovative medical and psychosocial treatments with elements of traditional disease management and ongoing member support to help organizations treat and manage substance dependent populations to impact both the medical and behavioral health costs associated with substance dependence and the related co-morbidities.

We are currently marketing our integrated substance dependence solutions to managed care health plans on a case rate or monthly fee, which involves educating third party payors on the disproportionately high cost of their substance dependent population and demonstrating the potential for improved clinical outcomes and reduced cost associated with using our Catasys programs. We launched our program in Nevada in May 2011, Kansas in June 2011, and Massachusetts in August 2011.  In aggregate the contracts that we have signed to date make our program available to approximately 500,000 health plan members.

The following table summarizes the operating results for Healthcare Services for the three and six months ended June 30, 2011 and 2010:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$2	$7	$10	$10

Operating Expenses
Cost of healthcare services	$129	$-	$235	-
General and administrative expenses
Salaries and benefits	1,935	502	$3,968	$1,121
Other expenses	682	16	1,385	64
Research and development	-	-	-	-
Impairment charges	-	-	-	-
Depreciation and amortization	2	-	2	-
Total operating expenses	$2,748	$518	$5,590	$1,185

Loss from operations	$(2,746)	$(511)	$(5,580)	$(1,175)
Interest and other income	1	-	4	-
Interest expense	-	-	(697)	-
Loss on debt extinguishment	-	-	(41)	-
Change in fair value of warrant liabilities	6,040	-	8,001	-
Income (Loss) before provision for income taxes	$3,295	$(511)	$1,687	$(1,175)

License and Management Services

Our license and management services segment is focused on delivering solutions for those suffering from alcohol, cocaine, methamphetamine and other substance dependencies by developing, licensing and commercializing innovative physiological, nutritional, and behavioral treatment programs. Treatment with our PROMETA Treatment Programs, which integrate behavioral, nutritional, and medical components, are available through physicians and other licensed treatment providers who have entered into licensing agreements with us for the use of our treatment programs. Also included in this segment is a licensed and managed treatment center, which offers a range of addiction treatment and mental health services, including the PROMETA Treatment Programs for dependencies on alcohol, cocaine and methamphetamines.

The following table summarizes the operating results for License and Management services for the three and six months ended June 30, 2011 and 2010:

(In thousands, except patient treatment data)	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues
U.S. licensees	$16	$30	$41	$75
Managed treatment centers	45	74	99	149
Total license and management revenues	$61	$104	$140	$224

Operating expenses
Cost of license and management services	$15	$51	$32	$75
General and administrative expenses
Salaries and benefits	181	856	376	1,853
Other expenses	113	1,767	225	3,635
Impairment losses	-	-	-	38
Depreciation and amortization	87	246	179	501
Total operating expenses	$396	$2,920	$812	$6,102

Loss from operations	$(335)	$(2,816)	$(672)	$(5,878)
Interest and other income	-	85	-	128
Interest expense	(1)	(134)	(2)	(271)
Gain on the sale of marketable securities	-	664	-	696
Change in fair value of warrant liabilities	-	237	-	894
Loss before provision for income taxes	$(336)	$(1,964)	$(674)	$(4,431)

PROMETA patients treated
U.S. licensees	4	7	11	18
Managed treatment centers	1	5	4	14
	5	12	15	32

Average revenue per patient treated (a)
U.S. licensees	$3,913	$4,371	$3,695	$4,191
Managed treatment centers	12,000	9,100	7,125	7,008
Overall average	5,530	6,342	4,610	5,424

(a) The average revenue per patient treated excludes administrative fees and other non-PROMETA patient revenues.

Note 4.   Debt Outstanding

The following table shows the total principal amount, related interest rates and maturities of debt outstanding, as of June 30, 2011 and December 31, 2010:

	June 30,	December 31,
(dollars in thousands, except where otherwise noted)	2011	2010
Long-term debt
Secured Convertible Promissary Note due November 9, 2012; interest payable
at maturity (12% at December 31, 2010). $5,965,000 principal net of $141,000	$-	$5,824
unamortized discount at December 31, 2010.
Debt converted to common stock in March 2011
Total Short-term debt	$-	$5,824

In November 2010, the Company completed a private placement with certain accredited investors, including Socius, an affiliate of our Chairman and Chief Executive Officer, and Mr. Jay Wolf, a director of the Company, for gross proceeds of $6.9 million (the “Offering”). Of the gross proceeds, $503,000 represented the exchange of the Bridge Notes and accrued interest and $215,000 represented the cancellation of an accrued compensation liability to our Chairman and CEO. The Company incurred approximately $364,000 in financial advisory, legal and other fees in relation to the offering. In addition, the Company issued warrants to purchase 141,750 shares of common stock at an exercise price $0.40 per share to the financial advisors. The Company issued 2,500,000 shares of common stock at a price of $0.40 per share and sold $5.9 million in aggregate principal of 12% senior secured convertible notes (the “Notes”) to the investors on a pro rata basis. The Notes were to mature on the second anniversary of the closing.  The Notes were secured by a first priority security interest in all of the Company’s assets. The Notes and any accrued interest convert automatically into common stock either (a) if and when sufficient shares become authorized or (b) upon a reverse stock split at a conversion price of $0.40 per share, subject to certain adjustments, including certain share issuances below $0.40 per share. The Company agreed to use its best efforts to file a proxy statement seeking shareholder approval to increase the number of authorized shares or effect a reverse stock split within 30 days of closing.  The Company filed a proxy statement in January 2011 and the stockholders approved both proposals listed above and the Board of Directors decided to implement the increase in authorized shares of common stock. The Company filed an amendment to its Certificate of Incorporation, effective March 17, 2011, which increased the authorized shares of common stock and the Notes with accrued interest automatically converted to common stock. In addition, each non-affiliated investor in the Offering investing $2,000,000 or more received five-year warrants.  One non-affiliated investor received 549,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.40 per share.

On March 17, 2011 the Notes including interest accrued through the same date, converted into 15,514,364 shares of common stock.

Note 5.  Subsequent Events

On July 22, 2011, the Company entered into an agreement with a Placement Agent to raise capital.  As part of the agreement the Company agreed to pay the Placement Agent 7% of the aggregate gross proceeds raised in the placement, warrants to purchase common stock equal to 5% of the aggregate number of shares sold in the Placement, a 1% expense allowance, and a $10,000 advance to be applied toward the expense allowance.  There is no assurance that the Placement Agent will be successful with respect to securing a financing.

In August 2011, we entered into a Securities Purchase Agreement with Socius Capital Group, LLC ("Socius"), an affiliate of the Company, pursuant to which we received $650,000 and issued a secured convertible note (the "August Bridge Note") and a warrant to purchase an aggregate of 2,500,000 shares of the Company's common stock or in the event of a Qualified Financing (as hereinafter defined), an amount equal to dividing $650,000 by the price per share of securities issued in a financing of at least $2,000,000 (a "Qualified Financing") multiplied by a factor equal to twice the product of the number of warrants issued in a Qualified Financing divided by the number of shares issued in a Qualified Financing at a purchase price of $0.32 per share (the "August Bridge Warrant").  The August Bridge Warrant expires on August 17, 2016. The August Bridge Warrant contains anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise of the August Bridge Warrant, the exercise price of the August Bridge Warrant will be reduced to such lower price, subject to customary exceptions. The August Bridge Note matures in November 2011 and bears interest at an annual rate of 12% payable in cash at maturity, prepayment, or conversion.  The August Bridge Note and any accrued interest are convertible at the holders' option into common stock or the securities issued in the next financing the Company enters into a Qualified Financing.  The conversion price for the August Bridge Note if converted at the holder's option is equal to the lower of (i) $0.26 per share of Common Stock, (ii) the lowest price per share of Common Stock into which any security is convertible in any Qualified Financing, and (iii) the volume weighted average price per share for the 10 days following the effective date of the reverse split. The August Bridge Note is secured by a first priority security interest in all assets of the Company.

On September 6, 2011 we effected a reverse stock split of our Common Stock at a ratio of one-for-forty.   As a result of the reverse stock split, every forty shares of the Company’s issued and outstanding Common Stock will be combined into one share of Common Stock. Any fractional shares resulting from the reverse stock split will be paid in cash to the stockholder. The reverse stock split has reduced the number of the Company’s outstanding shares of Common Stock from 847.2 million to approximately 21.2 million.  The financial statements have been restated to reflect the effect of the reverse stock split.

Note 6.  Restatement of Financial Statements

The financial statements have been retroactively restated to reflect the 40 to 1 reverse stock split that occurred on September 6, 2011.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Catasys, Inc.

We have audited the accompanying consolidated balance sheets of Catasys, Inc. and Subsidiaries (the “Company”) as of December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial positions of Catasys, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant operating losses and negative cash flows from operations during the year ended December 31, 2010. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California

March 31, 2011, except for Note 15 as to which the date is September 6, 2011

 CATASYS, INC.  AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands)	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$4,605	$4,595
Marketable securities, at fair value	-	9,468
Receivables, net	73	308
Prepaids and other current assets	183	989
Total current assets	4,861	15,360
Long-term assets
Property and equipment, net of accumulated depreciation of
$5,864 and $6,697, respectively	194	877
Intangible assets, net of accumulated amortization of
$1,938 and $1,702, respectively	2,423	2,658
Deposits and other assets	466	210
Total Assets	$7,944	$19,105

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,665	$2,266
Accrued compensation and benefits	706	941
Other accrued liabilities	1,036	2,431
Short-term debt	-	9,643
Total current liabilities	3,407	15,281
Long-term liabilities
Long-term debt	5,824	-
Deferred rent and other long-term liabilities	-	46
Warrant liabilities	8,890	1,089
Capital lease obligations	-	48
Total liabilities	18,121	16,464

Stockholders' equity
Preferred stock, $.0001 par value; 50,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $.0001 par value; 200,000,000 shares authorized;
4,542,000 and 1,631,000 shares issued and outstanding
at December 31, 2010 and December 31, 2009, respectively	18	7
Additional paid-in-capital	192,578	184,715
Accumulated other comprehensive income	-	696
Accumulated deficit	(202,773)	(182,777)
Total Stockholders' Equity	(10,177)	2,641
Total Liabilities and Stockholders' Equity	$7,944	$19,105

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CATASYS, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In thousands, except per share amounts)	2010	2009

Revenues
Healthcare services	$28	$-
License and Management Revenue	420	1,530
Total revenues	448	1,530

Operating expenses
Cost of healthcare services	$255	$509
General and administrative expenses	12,784	18,034
Impairment losses	-	1,113
Depreciation and amortization	882	1,248
Total operating expenses	13,921	20,904

Loss from operations	$(13,473)	$(19,374)

Non-operating income (expenses)
Interest & other income	131	941
Interest expense	(1,025)	(1,142)
Loss on extinguishment of debt	-	(330)
Gain on the sale of marketable securities	696	160
Other than temporary impairment of
marketable securities	-	(185)
Change in fair value of warrant liabilities	(6,303)	341

Loss from continuing operations before
provision for income taxes	(19,974)	(19,589)
Provision for income taxes	22	18
Loss from continuing operations	$(19,996)	$(19,607)

Discontinued operations:
Results of discontinued operations, net of tax	-	10,449

Net loss	$(19,996)	$(9,158)

Basic and diluted net income (loss) per share:*
Continuing operations*	$(9.21)	$(13.53)
Discontinued operations*	-	7.21
Net loss per share*	$(9.21)	$(6.32)

Weighted number of shares outstanding*	2,172	1,449

* The financial statements have been retroactively restated to reflect the 40 to 1 reverse stock split that occurred on September 6, 2011.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CATASYS, INC.  AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollars in thousands)	Common Stock		Additional Paid-In	Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total

Balance at December 31, 2008	1,374,000	6	174,721	-	(173,619)	1,108

Common stock issued for outside services	24,000	-	265	-	-	265
Common stock issued in registered direct placement, net of expenses	233,000	1	5,261	-		5,262
Options and warrants issued for employee and outside services	-	-	4,422	-	-	4,422
Exercise of options and warrants			16	-		16
Common stock issued for employee stock purchase plan	-	-	30	-	-	30
Net unrealized gain/(loss) on marketable securities available for sale	-	-	-	696		696
Net loss	-	-	-	-	(9,158)	(9,158)
Balance at December 31, 2009	1,631,000	7	$184,715	$696	$(182,777)	$2,641

Common stock issued for outside services	18,000	1	270	-	-	271
Common stock issued in registered direct placement, net of expenses	2,757,000	10	1,789	-		1,799
Common stock issued for settlement on liabilities	136,000	-	1,234	-		1,234
Options and warrants issued for employee and outside services	-	-	4,570	-	-	4,570
Exercise of options and warrants						-
Common stock issued for employee stock purchase plan		-			-	-
Net realized gain (loss) on marketable securities available for sale	-	-	-	(696)		(696)
Net loss	-	-	-	-	(19,996)	(19,996)
Balance at December 31, 2010	4,542,000	18	$192,578	$-	$(202,773)	$(10,177)

* The financial statements have been retroactively restated to reflect the 40 to 1 reverse stock split that occurred on September 6, 2011.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CATASYS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Year ended December 31,
	2010	2009
Operating activities
Net loss	$(19,996)	$(9,158)
Adjustments to reconcile net loss to net cash used in operating activities:
(Income)/Loss from Discontinued Operations	-	(10,449)
Depreciation and amortization	882	1,247
Amortization of debt discount and issuance costs included in
interest expense	761	798
Other than temporary impairment of marketable securities	-	185
Gain on sale of marketable securities	(696)	(159)
Provision for doubtful accounts	36	526
Deferred rent	(362)	151
Share-based compensation expense	4,969	4,621
Unrealized gain on Put Option	-	(758)
Other impairment loss	-	1,113
Loss on extinguishment of debt	-	230
Fair value adjustment on warrant liability	6,303	(341)
Loss on disposition of property and equipment	34	16
Changes in current assets and liabilities, net of business acquired:
Receivables	199	(88)
Prepaids and other current assets	164	284
Accounts payable and other accrued liabilities	(728)	(1,617)
Net cash used in operating activities of continuing operations	(8,434)	(13,399)
Net cash (used in) provided by operating activities of
discontinued operations	-	(1,103)
Net cash used in operating activities	(8,434)	(14,502)
Investing activities
Purchases of marketable securities	10,225	1,420
Proceeds from sales of property and equipment	5	13
Proceeds from disposition of CompCare	-	1,500
Restricted cash	-	24
Purchases of property and equipment	(1)	(20)
Deposits and other assets	(246)	16
Net cash (used in) provided by investing activities	9,983	2,953
Net cash (used in) provided by investing activities of
discontinued operations	-	39
Net cash (used in) provided by investing activities	9,983	2,992

(continued on next page)

CATASYS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued)

(Dollars in thousands)	Year ended December 31,
	2010	2009
Financing activities

Proceeds from the issuance of common stock and warrants	3,153	7,000
Cost related to the issuance of common stock and warrants	(623)	(689)
Proceeds from line of credit	450	2,072
Proceeds from financing note	5,465	-
Costs related to issuance of notes	(151)	-
Proceeds from bridge loan	500	-
Paydown on line of credit	(6,908)	(1,348)
Paydown on senior secured note	(3,332)	(1,668)
Capital lease obligations	(93)	(98)
Exercises of stock options and warrants	-	16
Net cash provided by financing activities	(1,539)	5,285
Net cash (used in) provided by financing activities of
discontinued operations	-	(73)
Net cash provided by financing activities	(1,539)	5,212

Net increase (decrease) in cash and cash equivalents for
continuing operations	10	(5,161)
Net increase (decrease) in cash and cash equivalents for
discontinued operations	-	(1,137)
Net increase (decrease) in cash and cash equivalents	10	(6,298)
Cash and cash equivalents at beginning of period	4,595	10,893
Cash and cash equivalents at end of period	$4,605	$4,595
Supplemental disclosure of cash paid
Interest	$154	$247
Income taxes	52	93
Supplemental disclosure of non-cash activity

Common stock issued for outside services	$371	$266
Common stock issued for settlement of payables	1,235	$-
Property and equipment acquired through capital leases and other financing	-	22

 The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CATASYS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1.  Summary of Significant Accounting Policies

Description of Business

We are a healthcare services company, providing specialized behavioral health services for substance abuse to health plans, employers and unions through a network of licensed healthcare providers and its employees.  The Catasys substance dependence program (OnTrak), was designed to address substance dependence as a chronic disease. The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions combining elements of traditional disease management and ongoing “care coaching”, including our proprietary PROMETA® Treatment Program for alcoholism and stimulant dependence.  The PROMETA Treatment Program, which integrates behavioral, nutritional and medical components, is also available on a private-pay basis through licensed treatment providers and a company managed treatment center that offers the PROMETA Treatment Program, as well as other treatments for substance dependencies.

From January 2007 until the sale of CompCare in January 2009, we operated within two reportable segments: healthcare services and behavioral health managed care services. Subsequent to the sale of CompCare, we revised our segments to reflect the disposal of CompCare. Our behavioral health managed care services segment, which had been comprised entirely of the operations of CompCare, is now presented in discontinued operations and is not a reportable segment. We now manage and report our operations through two business segments: license and management and healthcare services. Our license and management services segment focuses on providing licensing, administrative and management services to licensees that administer PROMETA and other treatment programs, including the managed treatment center that is licensed and managed by us. Our healthcare services segment combines innovative medical and psychosocial treatments with elements of traditional disease management and ongoing member support to help organizations treat and manage substance dependent populations, and is designed to lower both the medical and behavioral health costs associated with substance dependence and the related co-morbidities. Prior year financial statements have been restated to reflect this revised presentation. Substantially all of our consolidated revenues and assets are earned or located within the United States.

Basis of Consolidation and Presentation and Going Concern

Our consolidated financial statements include the accounts of the company, our wholly-owned subsidiaries, CompCare (discontinued operations), and company managed professional medical corporations. Based on the provisions of management services agreements between us and the medical corporations, we have determined that the medical corporations are variable interest entities (VIEs), and that we are the primary beneficiary as defined in the Financial Accounting Standards Board (FASB) rules for accounting for variable interest entities. Accordingly, we are required to consolidate the revenues and expenses of the managed medical corporations.

All inter-company transactions have been eliminated in consolidation. Certain amounts in the consolidated financial statements and notes thereto for the years ended December 31, 2009 have been reclassified to conform to the presentation for the year ended December 31, 2010.

Our financial statements have been prepared on the basis that we will continue as a going concern. At December 31, 2010, cash and cash equivalents amounted to $4.6 million and we had a working capital of approximately $1.4 million. We have incurred significant operating losses and negative cash flows from operations since our inception. During the year ended December 31, 2010, our cash used in operating activities amounted $8.4 million. We anticipate that we could continue to incur negative cash flows and net losses for the next twelve months. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of the recorded assets or the amount of liabilities that might result from the outcome of this uncertainty. As of December 31, 2010, these conditions raised substantial doubt as to our ability to continue as a going concern.

In October 2010, we entered into Securities Purchase Agreements with accredited investors, including Socius Capital Group, LLC ("Socius"), an affiliate of our Chairman and CEO, for $500,000 of senior secured convertible notes and warrants to purchase shares of our common stock.

In November 2010, we completed a private placement with accredited investors, including Socius, in which we issued an aggregate of 2,500,000 shares of common stock at a price of $0.40 per share and senior secured notes amounting to $5,670,000, for gross proceeds of approximately $6.9 million. We also issued three-year warrants to purchase an aggregate of approximately 549,000 additional shares of our common stock at an exercise price of $0.40 per share. The fair value of the warrants at the date of issue was estimated at $175,000, and this portion of the proceeds was accounted for as a liability since the warrant agreement contained a down round protection clause, which triggers liability accounting. We incurred approximately $405,000 in fees to placement agents and other transaction costs in connection with the transaction, which includes approximately $45,000 relating to 141,750 warrants issued to placement agents, representing the estimated fair value on the date of issue. These warrants are also being accounted for as liabilities on our consolidated balance sheet.

Our ability to fund our ongoing operations and continue as a going concern is dependent on signing and generating revenue from new contracts for our Catasys managed care programs and the success of management’s plans to increase revenue and continue to control expenses. We are currently in the process of implementing our recent Catasys contracts in Nevada , Kansas, and Massachusetts, and we expect that contract to become operational in the second quarter of 2011 Beginning in the fourth quarter of 2008, and continuing in each of the quarters during 2010, management took actions that have resulted in reducing annual operating expenses.  We have renegotiated certain leasing and vendor agreements to obtain more favorable pricing and to restructure payment terms with vendors, and have paid some expenses through the issuance of common stock. We amended the lease on premises which resulted in deferring payments and agreed to settle a lawsuit filed by a landlord in March 2010 related to a facility that is no longer in use. This amendment and the legal settlement required payments aggregating $234,000 between July 1, 2010 and February 2011. The settlement has since been settled in full as of the date of this report.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and disclosed in the accompanying notes. Significant areas requiring the use of management estimates include expense accruals, accounts receivable allowances, patient continuing care reserves, accrued claims payable, premium deficiencies, the useful life of depreciable assets, the evaluation of asset impairment, the valuation of warrant liabilities, put option related to auction rate securities, and shared-based compensation. Actual results could differ from those estimates.

Revenue Recognition

License and Management Services

Our license and management services revenues to date have been primarily derived from licensing our PROMETA Treatment Program and providing administrative services to hospitals, treatment facilities and other healthcare providers, and from revenues generated by our managed treatment centers.  We record revenues earned based on the terms of our licensing and management contracts, which requires the use of judgment, including the assessment of the collectability of receivables. Licensing agreements typically provide for a fixed fee on a per-patient basis, payable to us following the providers’ commencement of the use of our program to treat patients.  For revenue recognition purposes, we treat the program licensing and related administrative services as one unit of accounting.  We record the fees owed to us under the terms of the agreements at the time we have performed substantially all required services for each use of our program, which for of our license agreements is in the period in which the provider begins using the program for medically directed and supervised treatment of a patient.

The revenues of our managed treatment centers, which we include in our consolidated financial statements, are derived from charging fees directly to patients for medical treatments, including the PROMETA Treatment Program.  Revenues from patients treated at our managed treatment center are recorded based on the number of days of treatment completed during the period as a percentage of the total number treatment days for the PROMETA Treatment Program.  Revenues relating to the continuing care portion of the PROMETA Treatment Program are deferred and recorded over the period during which the continuing care services are provided.

Healthcare Services

Our Catasys contracts are generally designed to provide revenues to us monthly basis based on enrolled members. To the extent our contracts may include a minimum performance guarantee, we reserve a portion of the monthly fees that may be at risk until the performance measurement period in completed.

Cost of Services

License and Management  Services

License and management services represent direct costs that are incurred in connection with licensing our treatment programs and providing administrative services in accordance with the various technology license and services agreements, and are associated directly with the revenue that we recognize. Consistent with our revenue recognition policy, the costs associated with providing these services are recognized when services have been rendered, which for our license agreements is in the period in which patient treatment commences, and for our managed treatment center is in the periods in which medical treatment is provided. Such costs include royalties paid for the use of the PROMETA Treatment Program for patients treated by all licensees, and direct labor costs, continuing care expense, medical supplies and program medications for patients treated at our managed treatment center.

Healthcare Services

Healthcare services cost of services is recognized in the period in which an eligible member actually receives services. Our Catasys subsidiary contracts with various healthcare providers, including licensed behavioral healthcare professionals, on a contracted rate basis.  We determine that a member has received services when we receive a claim within the contracted timeframe with all required billing elements correctly completed by the service provider. We then determine whether the member is eligible to receive such services and whether the services provided are covered by the benefit plan. If all these requirements are met, we authorize the services and the claim is processed for payment.

Share-Based Compensation

Under our 2003, 2007, and 2010 Stock Incentive Plans (“the Plans”), we have granted incentive stock options under Section 422A of the Internal Revenue Code and non-qualified options to executive officers, employees, members of our Board of Directors and certain outside consultants. We grant all such share-based compensation awards at no less than the fair market value of our stock on the date of grant. Employee and Board of Director awards generally vest on a straight-line basis over three years. Total share-based compensation expense on a consolidated basis amounted to $5 million and $4.6 million for the years ended December 31, 2010 and 2009, respectively.

Stock Options – Employees and Directors

We measure and recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values on the date of grant. We estimate the fair value of share-based payment awards using the Black Scholes option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the consolidated statements of operations.

The estimated weighted average fair values of options granted during 2010 and 2009 were $1.60, $17.20 per share, respectively, and were calculated using the Black-Scholes pricing model based on the following assumptions:

	2010	2009
Expected volatility	112%	82%
Risk-free interest rate	1.76%	2.16-2.78%
Weighted average expected lives in years	5-6	5-6
Expected dividend	0%	0%

The expected volatility assumption for 2010 was based on the historical volatility of our stock, measured over a period generally commensurate with the expected term. The weighted average expected lives in years for 2010 and 2009 reflect the application of the simplified method set out in Security and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) 107 (and as amended by SAB 110), which defines the life as the average of the contractual term of the options and the weighted average vesting period for all option tranches.  We use historical data to estimate the rate of forfeitures assumption for awards granted to employees, which was 32% in 2010 and 24% in 2009.

We have elected to adopt the detailed method prescribed in FASB’s accounting rules for share-based expense for calculating the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows of the tax effects of employee share-based compensation awards that were outstanding upon adoption of such rules on January 1, 2006.

Stock Options and Warrants – Non-employees

We account for the issuance of stock options and warrants for services from non-employees by estimating the fair value of stock options and warrants issued using the Black-Scholes pricing model. This model’s calculations incorporate the exercise price, the market price of shares on grant date, the weighted average risk-free interest rate, expected life of the option or warrant, expected volatility of our stock and expected dividends.

For options and warrants issued as compensation to non-employees for services that are fully vested and non-forfeitable at the time of issuance, the estimated value is recorded in equity and expensed when the services are performed and benefit is received. For unvested shares, the change in fair value during the period is recognized in expense using the graded vesting method.

From time to time, we have retained terminated employees as part-time consultants upon their resignation from the company. Because the employees continue to provide services to us, their options continue to vest in accordance with the original terms. Due to the change in classification of the option awards, the options are considered modified at the date of termination. The modifications are treated as exchanges of the original awards in return for the issuance of new awards. At the date of termination, the unvested options are no longer accounted for as employee awards under FASB’s accounting rules for share-based expense but are instead accounted for as new non-employee awards. The accounting for the portion of the total grants that have already vested and have been previously expensed as equity awards is not changed. We recorded no expense in 2010 and $63,000 in 2009, associated with modified liability awards.

Costs Associated with Streamlining our Operations

Throughout 2009 and 2010 we continued to streamline our operations to increase our focus on managed care opportunities. The actions taken in 2009 also included renegotiation of certain leasing and vendor agreements to obtain more favorable pricing and to restructure payment terms with vendors, which included negotiating settlements for outstanding liabilities and has resulted in delays and reductions in operating expenses. In May 2009, we terminated our management services agreement (MSA) with a medical professional corporation and a managed treatment center located in Dallas, Texas.

During the years ended December 31, 2010 and 2009, we recorded $52,000 and $480,000, respectively, in costs associated with actions taken to streamline our operations. A substantial portion of these costs represent severance and related benefits. The costs incurred in 2009 also include impairment of assets and other costs related to termination of the management service agreements for our Dallas managed treatment center. The costs incurred in 2009 also include costs incurred to close the San Francisco managed treatment center. Expenses and accrued liabilities for such costs are recognized and measured initially at fair value in the period when the liability is incurred.

Foreign Currency

The local currency is the functional currency for all of our international operations. In accordance with FASB’s foreign currency translation accounting rules, assets and liabilities of our foreign operations are translated from foreign currencies into U.S. dollars at year-end rates, while income and expenses are translated at the weighted-average exchange rates for the year. The related translation adjustments are included in our consolidated statements of operations under the caption general and administrative expenses and are immaterial.

Income Taxes

We account for income taxes using the liability method in accordance with ASC 740 Income Taxes (formerly SFAS 109, Accounting for Income Taxes). To date, no current income tax liability has been recorded due to our accumulated net losses. Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and the amounts that are reported in the tax returns. Deferred tax assets and liabilities are recorded on a net basis; however, our net deferred tax assets have been fully reserved by a valuation allowance due to the uncertainty of our ability to realize future taxable income and to recover our net deferred tax assets.

In June 2006, the FASB issued FASB Interpretation No. 48 (FIN) 48, Accounting for Uncertainty in Income Taxes (incorporated into ASC 740), which clarifies the accounting for uncertainty in income taxes. FIN 48 requires that companies recognize in the consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit based on the technical merits of the position. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 on January 1, 2007, with no impact to our consolidated financial statements.

Comprehensive Income

Comprehensive income generally represents all changes in stockholders’ equity during the period except those resulting from investments by, or distributions to, stockholders.  For the year ended December 31, 2010 we incurred a comprehensive loss of $20.7 million, of that amount $696,000 related to a net realized gain on marketable securities.

For the year ended December 31, 2009, we have no comprehensive income or loss items that are not reflected in earnings and accordingly, our net loss equals comprehensive loss for that period.

The components of total other comprehensive (loss) income for the years ended December 31, 2010 and 2009 are as follows:

	For Year Ended
(In thousands)	December 31,2010
	2010	2009
Net income (loss)	$(19,996)	$(9,158)
Other comprehensive gain:
Net unrealized gain (loss) on marketable securities available for sale	-	$696
Net realized gain (loss) on marketable securities included in loss from continuing operations	$(696)	$-
Comprehensive income (loss)	$(20,692)	$(8,462)

Basic and Diluted Loss per Share

Basic loss per share is computed by dividing the net loss to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing the net loss for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period.

Common equivalent shares, consisting of approximately 7,560,184 and 499,130 of incremental common shares as of December 31, 2010 and 2009, respectively, issuable upon the exercise of stock options and warrants, have been excluded from the diluted loss per share calculation because their effect is anti-dilutive.

Cash and Cash Equivalents

We invest available cash in short-term commercial paper and certificates of deposit.  Liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents.

Marketable Securities

Investments include ARS and certificates of deposit with maturity dates greater than three months when purchased. These investments are classified as available-for-sale investments, are reflected in current assets as marketable securities and are stated at fair market value in accordance with FASB accounting rules related to investment in debt securities. Unrealized gains and losses are reported in stockholders’ equity in our consolidated balance sheet in “accumulated other comprehensive income (loss).” Realized gains and losses are recognized in the statement of operations on the specific identification method in the period in which they occur. Declines in estimated fair value judged to be other-than-temporary are recognized as an impairment charge in the statement of operations in the period in which they occur.

In making our determination whether losses are considered to be “other-than-temporary” declines in value, we consider the following factors at each quarter-end reporting period:

•	How long and by how much the fair value of the securities have been below cost
•	The financial condition of the issuers
•	Any downgrades of the securities by rating agencies
•	Default on interest or other terms
•	Whether it is more likely than not that we will be required to sell the securities before they recover in value

In accordance with current accounting rules for investments in debt securities and additional application guidance issued by the FASB in April 2009, other-than-temporary declines in value are reflected as a non-operating expense in our consolidated statement of operations if it is more likely than not that we will be required to sell the ARS before they recover in value, whereas subsequent increases in value are reflected as unrealized gains in accumulated other comprehensive income in stockholders’ equity in our consolidated balance sheet.

Our marketable securities consisted of investments with the following maturities as of December 31, 2010 and 2009:

(in thousands)	Fair Market	Less than	More than
	Value	1 Year	10 Years
Balance at December 31, 2009
Certificates of deposit	$133	$133	$-
Auction-rate securities	9,468	9,468	-

Balance at December 31, 2010
Certificates of deposit	$133	$133	$-

The carrying value of all securities presented above approximated fair market value at December 31, 2010 and 2009, respectively.

Auction-Rate Securities

Since February 2008, auctions for these securities had failed; meaning the parties desiring to sell securities could not be matched with an adequate number of buyers, resulting in our having to continue to hold these securities. The maturity dates of the underlying securities of our ARS investments ranged from 18 to 37 years.  In October 2008, our portfolio manager, UBS AG (UBS) made a rights offering to its clients, pursuant to which we are entitled to sell to UBS all ARS held by us in our UBS account. We subscribed to the rights offering in November 2008, which permitted us to require UBS to purchase our ARS for a price equal to original par value plus any accrued but unpaid interest beginning on June 30, 2010 and ending on July 2, 2012, if the securities were not earlier redeemed or sold. During the year ended December 31, 2010, $10.2 million (par value) of ARS were redeemed at par by the issuer.

 The rights offering referred to above was effectively a put option agreement. Consequently, we recognized the put option agreement as a separate asset in the amount of approximately $758,000 in accordance with FASB accounting rules and it is included at fair market value in other current assets in our consolidated balance sheet at December 31, 2009. As the ARS were redeemed at par value we determined that the fair market value of the ARS at June 30, 2010 was the redemption amount, and as a result have written down the value of the put option to zero at June 30, 2010.  The related $758,000 reduction in the value of the put option is reflected as a charge to gain on sale of marketable securities in our consolidated income statement for the year ended December 31, 2010.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level Input:	Input Definition:
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.
Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The following tables summarize fair value measurements by level at December 31, 2010 and 2009 for assets and liabilities measured at fair value on a recurring basis:

	2009
(Dollars in thousands)	Level I	Level II	Level III	Total
Variable auction-rate securities	$-	$-	$9,468	$9,468
Put option	-	-	758	758
Certificates of deposit (1)	133	-	-	133
Total assets	$133	$-	$10,226	$10,359

Warrant liabilities	$-	$-	$1,089	$1,089
Total liabilities	$-	$-	$1,089	$1,089

(1) included in deposits and other assets on our consolidated balance sheets

(Dollars in thousands)	Level I	Level II	Level III	Total
Intangible assets	-	-	2,658	2,658
Total assets	$-	$-	$2,658	$2,658

	2010
(Dollars in thousands)	Level I	Level II	Level III	Total
Certificates of deposit (1)	133	-	-	133
Total assets	133	-	-	133

Warrant liabilities	-	-	8,890	8,890
Total liabilities	-	-	8,890	8,890

(1) included in deposits and other assets on consolidated balance sheets

(Dollars in thousands)
Intangible assets	-	-	2,423	2,423
Total assets	-	-	2,423	2,423

Financial instruments classified as Level 3 in the fair value hierarchy as of December 31, 2009 represent our investment in ARS and a Put Option, in which management has used at least one significant unobservable input in the valuation model. See discussion above in Marketable Securities for additional information on our ARS, including a description of the securities, a discussion of the uncertainties relating to their liquidity and our accounting treatment. As discussed above, the market for ARS effectively ceased when the vast majority of auctions began to fail in February 2008. As a result, quoted prices for our ARS did not exist during the first half of 2010 and, accordingly, we concluded that Level 1 inputs were not available and unobservable inputs were used. We determined that use of a valuation model was the best available technique for measuring the fair value of our ARS portfolio and we based our estimates of the fair value using valuation models and methodologies that utilize an income-based approach to estimate the price that would be received to sell our securities in an orderly transaction between market participants. The estimated price was derived as the present value of expected cash flows over an estimated period of illiquidity, using a risk adjusted discount rate that was based on the credit risk and liquidity risk of the securities. While our valuation model was based on both Level II (credit quality and interest rates) and Level III inputs, we determined that the Level III inputs were the most significant to the overall fair value measurement, particularly the estimates of risk adjusted discount rates and estimated periods of illiquidity.

As discussed above, there have been continued auction failures with our ARS portfolio and as a result, active markets for our ARS did not exist and we relied primarily on Level III inputs, for fair valuation measures as of December 31, 2009. On July 2, 2010, upon trade settlement, we collected the $2.2 million receivable related to the sale of the remainder of our ARS portfolio As of December 31, 2010, our ARS Portfolio was fully liquidated at par.

Liabilities measured at market value on a recurring basis include warrant liabilities resulting from a recent debt and equity financing. In accordance with current accounting rules, the warrant liabilities are being marked to market each quarter-end until they are completely settled. The warrants are valued using the Black-Scholes option pricing model, using both observable and unobservable inputs and assumptions consistent with those used in our estimate of fair value of employee stock options. See Warrant Liabilities below.

The following table summarizes our fair value measurements using significant Level III inputs, and changes therein, for the year ended December 31, 2009:

(Dollars in thousands)	Level III ARS & Put Option			Level III Warrant Liabilities
Balance as of December 31, 2008	$10,072		Balance as of December 31, 2008	$-
Change in value	758	(c)	Transfers in/out of Level III	157
Net purchases (sales)	(1,275)		Initial valuation of warrant liabilities	1,273	(b)
Net unrealized gains (losses)	696		Change in fair value of warrant liabilities	(341)
Net realized gains (losses)	(25)	(a)
Balance as of December 31, 2009	$10,226		Balance as of December 31, 2009	$1,089

(a)	Includes other-than-temporary loss on auction-rate securities.
(b)
Represents initial valuation of warrants issued in conjunction with the Registered Direct Placement in September 2009 and adjustment related to the modification of the Highbridge Senior Secured Note in August 2009.

(c)	Auction Rate Securities Put Option recorded in prepaids and other current assets

The following table summarizes our fair value measurements using significant Level III inputs, and changes therein, for the year ended December 31, 2010:

(Dollars in thousands)	Level III ARS & Put	Level III Warrant Liabilities
Balance as of December 31, 2009	$10,226	$1,089
Transfers in/(out) of Level III	-	1,498
Change in Fair Value	-	6,303
Net purchases (sales)	(10,226)	-
Net unrealized gains (losses)	(696)	-
Net realized gains (losses)	696	-
Balance as of December 31, 2010	$-	$8,890

As reflected in the table above, net sales were $10.2 million as of December 31, 2010 and represent proceeds realized from the redemption of a certain ARS at par by the issuer, resulting in a realized gain of approximately $696,000.

Assets that are measured at fair value on a non-recurring basis include intellectual property, with a carrying amount of $2.4 million at December 31, 2010. In accordance with FASB’s accounting rules for intangible assets, we perform an impairment test each quarter and no impairment charges were recorded during the year ended December 31, 2010. See Intangible Assets below.

Fair Value Information about Financial Instruments Not Measured at Fair Value

FASB rules regarding fair value disclosures of financial instruments requires disclosure of fair value information about certain financial instruments for which it is practical to estimate that value.  The carrying amounts reported in our consolidated balance sheet for cash, cash equivalents, marketable securities, accounts receivable,  accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.  The carrying values of our outstanding short and long-term debt were $5.8 million and $9.6 million and the fair values were $5.0 million and $9.9 million as of December 31, 2010 and 2009, respectively.  Considerable judgment is required to develop estimates of fair value.  Accordingly, the estimates are not necessarily indicative of the amounts we could realize in a current market exchange.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Intangible Assets

Intellectual Property

Intellectual property consists primarily of the costs associated with acquiring certain technology, patents, patents pending, know-how and related intangible assets with respect to programs for treatment of dependence to alcohol, cocaine, methamphetamines and other addictive stimulants. These long-term assets are stated at cost and are being amortized on a straight-line basis over the life of the respective patents, or patent applications, which range from 10 to 15 years.

Impairment of Long-Lived Assets

Long-lived assets such as property, equipment and intangible assets subject to amortization are reviewed for impairment whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable.  In reviewing for impairment, we compare the carrying value of such assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition.  When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the assets’ fair value and their carrying value.

We performed an impairment test on intellectual property as of March 31, 2009. We considered numerous factors, including a valuation of the intellectual property by an independent third party, and determined that the carrying value of certain intangible assets was not recoverable and exceeded the fair value. We recorded an impairment charge totaling $355,000 for these assets as of March 31, 2009. These charges consisted of $122,000 for intangible assets related to our managed treatment center in Dallas and $233,000 related to intellectual property for additional indications for the use of the PROMETA Treatment Program that are currently non-revenue generating. In its valuation, the independent third-party valuation firm relied on the “relief from royalty” method, as this method was deemed to be most relevant to our intellectual property assets. We determined that the estimated useful lives of the remaining intellectual property properly reflected the current remaining economic useful lives of the assets. We also performed additional impairment tests on intellectual property at December 31, 2009 and determined that no additional impairment charges were necessary.

We performed an impairment test on all property and equipment as of March 31, 2009, including capitalized software costs related to our healthcare services segment, previously know as our behavioral health segment. As a result of this testing, we determined that the carrying value of the capitalized software was not recoverable and exceeded its fair value, and we wrote off the $758,000 net book value of this software as of March 31, 2009. This impairment charge was recognized in operating expenses in our consolidated statement of operations. We also performed impairment tests on all property and equipment as of December 31, 2010 and determined that no additional impairment charge was necessary.

For the year ended December 31, 2010, we relied upon the 2009 external valuation which provides an independent , comprehensive valuation analysis and report intended to provide us with guidance with respect to (i) the determination of the fair value of certain patent rights (“PROMETA Rights”) or the (“Patents”) for the PROMETA Treatment Program (the “PROMETA Program”) and, (ii) appropriate useful lives over which the Patents should be amortized (the “Valuation Opinion and Report”).This Valuation Opinion and Report was and will be used by us to fulfill our obligations under FAS 157 to determine the fair value of intangible assets on our balance sheet for financial reporting purposes. In order to assist the third party in its valuation analysis: Management performed a comprehensive review of our business, operations, and prospects of the patents on a standalone basis, the historical performance of the Company in relation to the Patents, future expectations relating to the Patents and financial statement projections related to the Patents. Management provided revenue projections for the PROMETA Program, including revenue derived from Catasys Health which includes use of the PROMETA Program, over the remaining useful life of the Patents.

Additionally, it is important to note that our overall business model, business operations, and future prospects of our business have not changed materially since we conducted the reviews and analysis noted above with the exception of the timing and annualized amounts of the expected revenue.

No other impairments were identified in our reviews at December 31, 2010 and 2009.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Additions and improvements to property and equipment are capitalized at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from two to seven years for furniture and equipment. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the related lease term, which is typically five to seven years. Construction in progress is not depreciated until the related asset is placed into service.

Capital Leases

Assets held under capital leases include furniture and computer equipment, and are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets.  All lease agreements contain bargain purchase options at termination of the lease.

Variable Interest Entities

Generally, an entity is defined as a variable interest entity (VIE) under current accounting rules if it has (a) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (b) equity investors that cannot make significant decisions about the entity’s operations, or that do not absorb the expected losses or receive the expected returns of the entity. When determining whether an entity that is a business qualifies as a VIE, we also consider whether (i) we participated significantly in the design of the entity, (ii) we provided more than half of the total financial support to the entity, and (iii) substantially all of the activities of the VIE either involve us or are conducted on our behalf. A VIE is consolidated by its primary beneficiary, which is the party that absorbs or receives a majority of the entity’s expected losses or expected residual returns.

As discussed in Note 2 – Management Services Agreements, we have entered into MSAs with professional medical corporations. Under these MSAs, the equity owner of the affiliated medical group has only a nominal equity investment at risk, and we absorb or receive a majority of the entity’s expected losses or expected residual returns. We participate significantly in the design of these management services agreements. We also agree to provide working capital loans to allow for the medical group to pay for its obligations. Substantially all of the activities of these managed medical corporations either involve us or are conducted for our benefit, as evidenced by the facts that (i) the operations of the managed medical corporations are conducted primarily using our licensed protocols and (ii) under the MSAs, we agree to provide and perform all non-medical management and administrative services for the respective medical group. Payment of our management fee is subordinate to payments of the obligations of the medical group, and repayment of the working capital loans is not guaranteed by the equity owner of the affiliated medical group or other third party. Creditors of the managed medical corporations do not have recourse to our general credit.

Based on the design and provisions of these MSAs and the working capital loans provided to the medical groups, we have determined that the managed medical corporations are VIEs, and that we are the primary beneficiary as defined in current accounting rules. Accordingly, we are required to consolidate the revenues and expenses of such managed medical corporations.

Warrant Liabilities

We have issued warrants in connection with the registered direct placements of our common stock in November 2007, September 2009, July 2010, September 2010, October, 2010, and November 2010 and the amended and restated senior secured note in July 2008. The warrant agreements include provisions that require us to record them as a liability, at fair value, pursuant to FASB accounting rules, including provisions in some warrants that protect the holders from declines in the our stock price and a requirement to deliver registered shares upon exercise, which is considered outside of our control. The warrant liabilities are marked to market each reporting period and changes in fair value are recorded as a non-operating gain or loss in our statement of operations, until they are completely settled or expire. The fair value of the warrants is determined each reporting period using the Black-Scholes option pricing model, and is affected by changes in inputs to that model including our stock price, expected stock price volatility, interest rates and expected term.

In October 2010, the we entered into Securities Purchase Agreements with certain accredited investors, including Socius for $500,000 of senior 12% secured convertible notes and warrants to purchase 312,500 shares of our common. The Bridge Notes were scheduled to mature January 2011 and interest was payable in cash at maturity or upon prepayment or conversion.  The Bridge Notes and any accrued interest were convertible at the holders' option into common stock or exchangeable for the securities issued in the next financing the Company entered into that results in gross proceeds to the Company of at least $3,000,000.  The Bridge Warrants were exercisable for 5 years at $1.60 per share subject to adjustment for financings and share issuances below the initial exercise price. The Bridge Warrants for the non-affiliated investors limit the amount of common stock that the holders may acquire through an exercise to no more than 4.99% of all Company Securities, defined as common stock, voting stock, or other Company securities. All the holders exchanged the Bridge Notes plus interest for securities issued in the Company's November 2010 financing (see below). The 312,500 warrants were re-priced at $0.40, resulting in an increase of shares to 2 million.

In November 2010, the Company completed a private placement with certain accredited investors for gross proceeds of $6.9 million (the “Offering”). Of the gross proceeds, $503,000 represented the exchange of the Bridge Notes and accrued interest and $215,000 represented the cancellation of an accrued compensation liability to our Chairman and CEO. The Company incurred approximately $364,000 in financial advisory, legal and other fees in relation to the offering. In addition, the Company issued warrants to purchase 141,750 shares of common stock at an exercise price $0.40 per share to the financial advisors. The Company issued 2,500,000 shares of common stock at a price of $0.40 per share and sold $5.9 million in aggregate principal of 12% senior secured convertible notes (the “Notes”) to the investors on a pro rata basis. The Notes were to mature on the second anniversary of the closing.  The Notes were secured by a first priority security interest in all of the Company’s assets. The Notes and any accrued interest convert automatically into common stock either (a) if and when sufficient shares become authorized or (ii) upon a reverse stock split at a conversion price of $0.40 per share, subject to certain adjustments, including certain share issuances below $0.40 per share. The Company agreed to use its best efforts to file a proxy statement seeking shareholder approval to increase the number of authorized shares or effect a reverse stock split within 30 days of closing. The Company filed a proxy statement in January 2011 and the stockholders approved both proposals listed above and the Board of Directors decided to implement the increase in authorized shares of common stock. The Company filed an amendment to its Certificate of Incorporation, effective March 17, 2011, which increased the authorized shares of common stock and the Notes with accrued interest automatically converted to common stock. In addition, each non-affiliated investor in the Offering investing $2,000,000 or more also received five-year warrants to purchase an aggregate of 549,000 shares of Company common stock at an exercise price of $0.40 per share. One investor received such warrants. The net cash proceeds to the Company from the Offering were estimated to be $6.4 million inclusive of the October transaction and after offering expenses.

As a result of the Offering, the Bridge Warrants adjusted to be exercisable for an aggregate of 1.25 million shares at $0.40 per share.

For the years ended December 31, 2010 and 2009, we recognized a loss (gain) of $6.3 million and ($341,000), respectively, related to the revaluation of our warrant liabilities.

Concentration of Credit Risk

Financial instruments, which potentially subject us to a concentration of risk, include cash, marketable securities and accounts receivable. Most of our customers are based in the United States at this time and we are not subject to exchange risk for accounts receivable.

The Company maintains its cash in domestic financial institutions subject to insurance coverage issued by the Federal Deposit Insurance Corporation (FDIC). Under FDIC rules, the Company is entitled to aggregate coverage as defined by the Federal regulation per account type per separate legal entity per financial institution. The Company has incurred no losses as a result of any credit risk exposures.

Recent Accounting Pronouncements

Recently Adopted

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events, Amendments to Certain Recognition and Disclosure Requirements” which made a number of changes to the existing requirements to the FASB Accounting Standards Codification 855 Subsequent Events. The amended guidance was effective upon issuance and as a result of the amendments, SEC filers that file financial statements after February 24, 2010 are not required to disclose the date through which subsequent events have been evaluated. This ASU was adopted as of December 31, 2010 and did not have a material impact on our consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements” which is intended to enhance the usefulness of fair value measurements by requiring both the disaggregation of the information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and non-recurring fair value measurements. The amended guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disaggregation requirement for the reconciliation disclosure of Level 3 measurements, which is effective for fiscal years beginning after December 31, 2010 and for interim periods within those years. This ASU was adopted as of December 31, 2010 and did not have a material impact on our consolidated financial statements.

In January 2010, the FASB issued ASU 2010-02, “Accounting and Reporting for Decreases in Ownership of a Subsidiary – Scope Clarification” which is intended to clarify which transactions require a decrease in ownership provisions particularly for non-controlling interests in consolidated financial statements. In addition, it requires increased disclosures about deconsolidation of a subsidiary. It requires retrospective application and is effective for the first interim or annual periods ending on or after December 15, 2009. Adoption of this ASU did not have a material impact on our consolidated financial statements.

In January 2010, the FASB issued ASU 2020-01 “Accounting for Distributions to Shareholders with Components of Stock and Cash” which is intended to clarify the accounting treatment for a stock portion of a shareholder distribution that (1) contains both cash and stock components, (2) allows shareholders to select their preferred form of distribution, and (3) limits the total amount of cash to be distributed. It defines a stock dividend as a dividend that takes nothing from the property of an entity and adds nothing to the interests of an entity’s shareholders because the proportional interest of each shareholder remains the same. The stock portion of the distribution must be treated as a stock issuance and be reflected in the EPS calculation prospectively. It requires retrospective application and is effective for annual periods ending on or after December 15, 2009. Adoption of this ASU did not have a material impact on our consolidated financial statements.

In August 2009, the FASB issued ASU 2009-15, which changes the fair value accounting for liabilities. These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, such as an income approach (e.g., present value technique). This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. This ASU was adopted effective on January 1, 2010 and did not have a material impact on our consolidated financial statements.

In June 2009, the FASB issued ASU 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” the FASB issued changes to the accounting for variable interest entities. These changes require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance; and to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. These changes became effective for us beginning on January 1, 2010. The adoption of this change did not have a material impact on our consolidated financial statements.

In June 2009, the FASB issued ASU 2009-16, “Accounting for Transfers of Financial Assets,” which changes the accounting for transfers of financial assets. These changes remove the concept of a qualifying special-purpose entity and remove the exception from the application of variable interest accounting to variable interest entities that are qualifying special-purpose entities; limits the circumstances in which a transferor derecognizes a portion or component of a financial asset; defines a participating interest; requires a transferor to recognize and initially measure at fair value all assets obtained and liabilities incurred as a result of a transfer accounted for as a sale; and requires enhanced disclosure; among others. These changes became effective January 1, 2010 and did not have a material impact on our financial statements.

Recently Issued

The following Accounting Standards Updates were issued between December 31, 2009 and December 31, 2010 and contain amendments and technical corrections to certain SEC references in FASB's codification:

In April 2010, the FASB issued ASU 2010-13, “Share-based payment awards denominated in certain currencies” provides clarification on an employee share-based payment award that has an exercise price denominated in the currency of the market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity should not classify such an award as a liability if it otherwise qualifies as equity. The amended guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company expects to adopt the amended guidance on January 1, 2011. The Company does not believe that the adoption of the amended guidance will have a significant effect on its consolidated financial statements.

In April 2010, the FASB issued ASU 2010-17, “Milestone Method of Revenue Recognition” guidance to address accounting for research or development arrangements in which a vendor satisfies its performance obligations over time, with all or a portion of the consideration contingent on future events, referred to as milestones. The new guidance allows a vendor to adopt an accounting policy to recognize all of the arrangement consideration that is contingent on the achievement of a milestone in the period the milestone is achieved, if the milestone meets the criteria to be considered a substantive milestone. The milestone method described in the new guidance is not the only acceptable revenue attribution model for milestone consideration. However, other methods that result in the recognition of all of the milestone consideration in the period the milestone is achieved are precluded. A vendor is not precluded from electing to apply a policy that results in the deferral of some portion of the milestone consideration. The new guidance is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those fiscal years, beginning on or after June 15, 2010, with early adoption permitted. If an entity early adopts in a period that is not the beginning of its fiscal year, it must apply the guidance retrospectively from the beginning of the year of adoption. A vendor may elect to adopt the new guidance retrospectively for all prior periods, but is not required to do so. The Company is still evaluating the effect, if any; the amended guidance may have on its consolidated financial statements.

Note 2.  Management Services Agreements

We have executed MSAs with medical professional corporations and related treatment centers, with terms generally ranging from five to ten years and provisions to continue on a month-to-month basis following the initial term, unless terminated for cause. In May 2009, we terminated the MSAs with a medical professional corporation and a managed treatment center located in Dallas, Texas. As a result, we no longer consolidate these entities as VIEs.

Under our one remaining MSA, we license to a treatment center in Santa Monica, California the right to use our proprietary treatment programs and related trademarks and provide all required day-to-day business management services, including, but not limited to:

•	general administrative support services;
•	information systems;
•	recordkeeping;
•	scheduling;
•	billing and collection; marketing and local business development; and
•	obtaining and maintaining all federal, state and local licenses, certifications and regulatory permits

The treatment center retains the sole right and obligation to provide medical services to its patients and to make other medically related decisions, such as the choice of medical professionals to hire or medical equipment to acquire and the ordering of drugs.

In addition, we provide medical office space to the treatment center on a non-exclusive basis, and we are responsible for all costs associated with rent and utilities. The treatment center pays us a monthly fee equal to the aggregate amount of (a) our costs of providing management services (including reasonable overhead allocable to the delivery of our services and including start-up costs such as pre-operating salaries, rent, equipment, and tenant improvements incurred for the benefit of the medical group, provided that any capitalized costs are being amortized over a five year period), (b) 10%-15% of the foregoing costs, and (c) any performance bonus amount, as determined by the treatment center at its sole discretion. The treatment center’s payment of our fee is subordinate to payment of the treatment center’s obligations, including physician fees and medical group employee compensation.

We have also agreed to provide a credit facility to the treatment center to be available as a working capital loan, with interest at the prime rate plus 2%. Funds are advanced pursuant to the terms of the MSA described above. The notes are due on demand, or upon termination of the MSA. At December 31, 2010 and 2009, there was $10.4 million and $9.2 million respectively, outstanding under our credit facility with the treatment center. Our maximum exposure to loss could exceed this amount, and cannot be quantified as it is contingent upon the amount of losses incurred by the treatment center.

We have determined that the managed medical corporations are VIEs and that we are the primary beneficiary as defined in the current accounting rules. Accordingly, we are required to consolidate the assets, liabilities, revenues and expenses of the managed treatment centers.

The amounts and classification of assets and liabilities of the VIEs included in our consolidated balance sheets at December 31, 2010 and 2009 are as follows:

(in thousands)	December 31, 2010	December 31, 2009
Cash and cash equivalents	$17	23
Receivables, net	7	-
Prepaids and other current assets	-	-
Total assets	$24	23

Accounts payable	13	14
Note payable *	10,444	9,214
Accrued compensation and benefits	-	-
Accrued liabilities	-	6
Total liabilities	$10,457	9,234

* Eliminated during consolidation

Note 3.  Accounts Receivable

Accounts receivables consisted of the following as of December 31, 2010 and 2009:

(in thousands)	2010	2009
License fees	$97	$724
Patient fees receivable	7	50
Other	5	39
Total receivables	109	813
Less allowance for doubtful accounts	(36)	(505)
Total receivables, net	$73	$308

We use the specific identification method for recording the provision for doubtful accounts, which was $36,000 and $505,000 as of December 31, 2010 and 2009, respectively.  Accounts written off against the allowance for doubtful accounts totaled $523,000 and $921,000 for the years ended December 31, 2010 and 2009, respectively.

Note 4.  Property and Equipment

Property and equipment consisted of the following as of December 31, 2010 and 2009:

(in thousands)	2010	2009
Furniture and equipment	$3,468	$4,624
Leasehold improvements	2,590	2,950
Total property and equipment	6,058	7,574
Less accumulated depreciation and amortization	(5,864)	(6,697)
Total property and equipment, net	$194	$877

Depreciation expense was $647,000 and $1.0 million for the years ended December 31, 2010 and 2009, respectively.

Note 5.  Intangible Assets

Intellectual property consists primarily of the costs associated with acquiring certain technology, patents, patents pending, know-how and related intangible assets with respect to programs for treatment of dependence to alcohol, cocaine, methamphetamine, and other addictive stimulants. Intellectual property is being amortized on a straight-line basis from the date costs are incurred over the remaining life of the respective patents or patent applications, which range from 11 to 20 years.  As of December 31, 2010 and 2009, intangible assets were as follows:

(in thousands)	2010	2009	Amortization Period (in years)
Intellectual property	$4,360	$4,360	10 to 15

Less accumulated amortization	(1,937)	(1,702)

Total Intangibles, net	$2,423	$2,658

Amortization expense for all intangible assets amounted to $235,000 and $243,000 for the years ended December 31, 2010 and 2009, respectively. Estimated amortization expense for intellectual property for the next five years ending December 31, is approximately $1.2 million.

PROMETA Treatment Program

In March 2003, we entered into a technology purchase and license agreement (Technology Agreement) with Tratamientos Avanzados de la Adicciуn S.L. (Tavad), a Spanish corporation, to acquire, on an exclusive basis, all of the rights, title and interest to use and/or sell the products and services.  In addition, the Technology Agreement gave us the right to license the intellectual property owned by Tavad with respect to a method for the treatment of alcohol and cocaine dependence, known as the PROMETA Treatment Program, on a worldwide basis except in Spain (as amended in September 2003). We have granted Tavad a security interest in the intellectual property to secure the payments and performance obligations under the Technology Agreement. As consideration for the intellectual property acquired, we issued to Tavad approximately 20,900 shares of our common stock in September 2003 at a fair market value of $100.00 per share, plus warrants to purchase approximately 13,300 shares of our common stock at an exercise price of $100 per share, valued at approximately $192,000. Warrants for 4,000 shares that were exercisable at any time through September 29, 2008 have expired, and the remaining warrants for 9,300 shares become exercisable equally over five years and expire ten years from date of grant.

In addition to the purchase price for the above intellectual property, we agreed to pay a royalty fee to Tavad equal to three percent (3%) (six percent (6%) in Europe) of gross revenues from the PROMETA Treatment Program using the acquired intellectual property for so long as we (or any licensee) use the acquired intellectual property. For purposes of the royalty calculations, gross revenue is defined as all payments made by patients for the treatment, including payments made to our licensees. Royalty fees, which totaled $5,000 and $43,000 for the years ended December 31, 2010 and 2009, respectively, are reflected in cost of services expense in our consolidated statements of operations as revenues are recognized.

The total cost of the assets acquired, plus additional costs incurred by us related to filing patent applications on such assets, have been reflected in our consolidated balance sheets in long-term assets as intangible assets. Related amortization, which commenced on July 1, 2003, is being recorded on a straight-line basis over a 20-year estimated useful life.

Note 6.  Debt Outstanding

Senior Secured Note

During the year ended December 31, 2010, we sold $10.2 million of par value ARS and settled in full. We drew down $450,000 on the UBS line of credit and paid our debt of $6.9 million in full according to the terms and conditions of our line of credit. On July 15, 2010, our senior secured note in the amount of $3.3 million matured and we paid from available funds.

UBS Line of Credit

In May 2008, our investment portfolio manager, UBS, provided us with a demand margin loan facility collateralized by our ARS, which allowed us to borrow up to 50% of the UBS-determined market value of our ARS.

In October 2008, UBS made a “Rights” offering to its clients pursuant to which we were entitled to sell to UBS all ARS held in our UBS account. As part of the offering, UBS provided us a line of credit (replacing the demand margin loan), subject to certain restrictions as described in the prospectus, equal to 75% of the market value of the ARS, until they are purchased by UBS. We accepted the UBS offer on November 6, 2008. Loans under the line of credit were subject to a rate of interest based upon the current 90-day U.S Treasury bill rate plus 120 basis points, payable monthly and were carried in short-term liabilities on our Consolidated Balance at December 31, 2009. As of June 30, 2010 all ARS were redeemed at par and the line of credit was paid in full.

In October 2010, the we entered into Securities Purchase Agreements with certain accredited investors, including Socius for $500,000 of senior 12% secured convertible notes and warrants to purchase 312,500 shares of our common. The Bridge Notes were scheduled to mature January 2011 and interest was payable in cash at maturity or upon prepayment or conversion.  The Bridge Notes and any accrued interest were convertible at the holders’ option into common stock or exchangeable for the securities issued in the next financing the Company entered into that results in gross proceeds to the Company of at least $3,000,000.  The Bridge Warrants were exercisable for 5 years at $1.60 per share subject to adjustment for financings and share issuances below the initial exercise price. The Bridge Warrants for the non-affiliated investors limit the amount of common stock that the holders may acquire through an exercise to no more than 4.99% of all Company Securities, defined as common stock, voting stock, or other Company securities. All the holders exchanged the Bridge Notes plus interest for securities issued in the Company’s November 2010 financing (see below). The 312,500 warrants were re-priced at $0.40, resulting in an increase of shares to 1.25 million.

In November 2010, the Company completed a private placement with certain accredited investors for gross proceeds of $6.9 million (the “Offering”). Of the gross proceeds, $503,000 represented the exchange of the Bridge Notes and accrued interest and $215,000 represented the cancellation of an accrued compensation liability to our Chairman and CEO. The Company incurred approximately $364,000 in financial advisory, legal and other fees in relation to the offering. In addition, the Company issued warrants to purchase 141,750 shares of common stock at an exercise price $0.40 per share to the financial advisors. The Company issued 2,500,000 shares of common stock at a price of $0.40 per share and sold $5.9 million in aggregate principal of 12% senior secured convertible notes (the “Notes”) to the investors on a pro rata basis. The Notes were to mature on the second anniversary of the closing.  The Notes were secured by a first priority security interest in all of the Company’s assets. The Notes and any accrued interest convert automatically into common stock either (a) if and when sufficient shares become authorized or (ii) upon a reverse stock split at a conversion price of $0.40 per share, subject to certain adjustments, including certain share issuances below $0.40 per share. The Company agreed to use its best efforts to file a proxy statement seeking shareholder approval to increase the number of authorized shares or effect a reverse stock split within 30 days of closing. The Company filed a proxy statement in January 2011 and the stockholders approved both proposals listed above and the Board of Directors decided to implement the increase in authorized shares of common stock. The Company filed an amendment to its Certificate of Incorporation, effective March 17, 2011, which increased the authorized shares of common stock and the Notes with accrued interest automatically converted to common stock. In addition, each non-affiliated investor in the Offering investing $2,000,000 or more also received 5-year warrants to purchase an aggregate of 549,000 shares of Company common stock at an exercise price of $0.40 per share. One investor received such warrants. The net cash proceeds to the Company from the Offering were estimated to be $6.4 million inclusive of the October transaction and after offering expenses.

The following table shows the total principal amount, related interest rates and maturities of debt outstanding as of December 31, 2010 and 2009:

	December 31 2010	December 31, 2009
Short-term debt
Senior secured note due July 15, 2010; interest payable quarterly at prime plus 2.5% (5.75% at December 31, 2009). $3,332,000 principal net of $147,000 unamortized discount at December 31, 2009.

Debt fully eliminated in July 2010	$-	$3,185

UBS line of credit, payable on demand, interest payable monthly at 90-day T-bill rate plus 120 basis points 1.237% at December 31, 2009

Debt fully eliminated in July 2010	-	6,458

Total Short-term debt	$-	$9,643

(dollars in thousands, except where otherwise noted)	December 31 2010	December 31, 2009
Long-term debt
Secured Convertible Promissory Note due November 9, 2012; interest payable at maturity (12% at December 31, 2010). $5,965,000 principal net of $141,000 unamortized discount at December 31,2010.	$5,824	$-

Total Short-term debt	$5,824	$-

Note 7.  Capital Lease Obligations

We lease certain furniture and computer equipment under agreements entered into during the period 2006 through 2010 that are classified as capital leases. The cost of furniture and computer equipment under capital leases is included in furniture and equipment on our consolidated balance sheets and was $22,000 at December 31, 2010. Accumulated depreciation of the leased equipment at December 31, 2010 was approximately $7,000.

The future minimum lease payments required under the capital leases and the present values of the net minimum lease payments, as of December 31, 2010, are as follows:

(in thousands)	Amount
Year ending December 31,
2011	$15
2012	-
Total minimum lease payments	15
Less amounts representing interest	(1)
Capital lease obligations, net of interest	14
Less current maturities of capital lease obligations	(14)
Long-term capital lease obligations	$-

Note 8.  Income Taxes

As of December 31, 2010, the Company had net federal operating loss carry forwards and state operating loss carry forwards of approximately $151.3 million and $141.2 million, respectively.  The net federal operating loss carry forwards begin to expire in 2020, and net state operating loss carry forwards begin to expire in 2011.  The majority of the foreign net operating loss carry forwards expire over the next seven years

The primary components of temporary differences which give rise to our net deferred tax assets are as follows:

(in thousands)	2010	2009
Federal, state and foreign net operating losses	$59,551	$55,581
Stock-based compensation	5,797	4,062
Accrued liabilities	150	367
Other temporary differences	289	(734)
Valuation allowance	(65,787)	(59,276)
	$-	$-

In addition to the temporary differences reflected above, we generated a capital loss of $3.5 million from the 2009 sale of CompCare, which we have established a full valuation allowance against as of December 31, 2009.

We have provided a full valuation allowance on net deferred tax assets, in accordance with FASB ASC 740, Accounting for Income Taxes.  Because of our continued losses, management assessed the realizability of the Company’s net deferred tax assets as being less than the "more-likely-than-not" criterion set forth by FASB ASC 740.  Furthermore, Section 382 of the Internal Revenue Code limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company.  In the event we have a change in ownership, utilization of the carryforward could be restricted. We have not provided deferred taxes on less than 80% owned subsidiaries or investments accounted for under SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (ASC 810), as those investments have accumulated book losses and we do not believe we can realize those losses for tax purposes in the foreseeable future.

A reconciliation between the statutory federal income tax rate and the effective income tax rate for the years ended December 31 is as follows

	2010	2009
Federal statutory rate	-34.0%	-34.0%
Share-based compensation	0.8%	5.6%
State taxes	-4.7%	-5.6%
Other	2.8%	0.0%
Nondeductible goodwill	0.0%	0.0%
Change in valuation allowance	35.1%	34.0%
Effective tax rate	0.0%	0.0%

Current accounting rules require that companies recognize in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. Tax years that remain subject to examinations by tax authorities are 2006 through 2009.  The federal and material foreign jurisdictions statutes of limitations began to expire in 2007. There are no current income tax audits in any jurisdictions for open tax years and, as of December 31, 2010, there have been no material changes to our tax positions.

The Company has adopted guidance issued by the Financial Accounting Standards Board (“FASB”) that clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. Our policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. There were no interest and penalties for the years ended December 31, 2010 and 2009, respectively. The Company files income tax returns with the Internal Revenue Service (“IRS”) and various states. For jurisdictions in which tax filings are prepared, the Company is no longer subject to income tax examinations by state tax authorities for tax years through 2005, and by the IRS for tax years through 2006. The Company’s net operating loss carryforwards are subject to IRS examination until they are fully utilized and such tax years are closed

Note 9.  Equity Financings

As described in Note 6, in October 2010, the Company entered into Securities Purchase Agreements with accredited investors, including Socius for $500,000 of senior secured convertible notes and warrants to purchase shares of our common stock.

On September 17, 2009, we completed a registered direct placement with select institutional investors, in which we issued an aggregate of 233,325 shares of common stock at a price of $30.00 per share, for gross proceeds of approximately $7 million. We also issued three-year warrants to purchase an aggregate of approximately 58,325 additional shares of our common stock at an exercise price of $34.00 per share. The fair value of the warrants at the date of issue was estimated at $814,000, and this portion of the proceeds was accounted for as a liability since accounting rules require us to presume a cash settlement of the warrants because there is a requirement to deliver registered shares of stock upon exercise, which is considered outside of our control. We incurred approximately $883,000 in fees to placement agents and other transaction costs in connection with the transaction, which includes approximately $184,000 relating to 14,000 warrants issued to placement agents, representing the estimated fair value of such warrants on the date of issue. These warrants are also being accounted for as liabilities on our consolidated balance sheet.

In November 2010, the Company completed a private placement with certain accredited investors for gross proceeds of $6.9 million (the “Offering”). Of the gross proceeds, $503,000 represented the exchange of the Bridge Notes and accrued interest and $215,000 represented the cancellation of an accrued compensation liability to our Chairman and CEO. The Company incurred approximately $364,000 in financial advisory, legal and other fees in relation to the offering. In addition, the Company issued warrants to purchase 141,750 shares of common stock at an exercise price $0.40 per share to the financial advisors. The Company issued 2,500,000 shares of common stock at a price of $0.40 per share and sold $5.9 million in aggregate principal of 12% senior secured convertible notes (the “Notes”) to the investors on a pro rata basis. The Notes were to mature on the second anniversary of the closing.  The Notes were secured by a first priority security interest in all of the Company’s assets. The Notes and any accrued interest convert automatically into common stock either (a) if and when sufficient shares become authorized or (ii) upon a reverse stock split at a conversion price of $0.40 per share, subject to certain adjustments, including certain share issuances below $0.40 per share. The Company agreed to use its best efforts to file a proxy statement seeking shareholder approval to increase the number of authorized shares or effect a reverse stock split within 30 days of closing. The Company filed a proxy statement in January 2011 and the stockholders approved both proposals listed above and the Board of Directors decided to implement the increase in authorized shares of common stock. The Company filed an amendment to its Certificate of Incorporation, effective March 17, 2011, which increased the authorized shares of common stock and the Notes with accrued interest automatically converted to common stock. In addition, each non-affiliated investor in the Offering investing $2,000,000 or more also received 5-year warrants to purchase an aggregate of 549,000 shares of Company common stock at an exercise price of $0.40 per share. One investor received such warrants. The net cash proceeds to the Company from the Offering were estimated to be $6.4 million inclusive of the October transaction and after offering expenses.

Note 10.  Share-based Compensation

The Catasys, Inc. 2003, 2007 and 2010 Stock Incentive Plans (the Plans) provide for the issuance of up 5,775,000 shares of our common stock. Incentive stock options, under Section 422A of the Internal Revenue Code, non-qualified options, stock appreciation rights, limited stock appreciation rights and restricted stock grants are authorized under the Plans. We grant all such share-based compensation awards at no less than the fair market value of our stock on the date of grant, and have granted stock and stock options to executive officers, employees, members of our Board of Directors and certain outside consultants. The terms and conditions upon which options become exercisable vary among grants; however, option rights expire no later than ten years from the date of grant and employee and Board of Director awards generally vest over three to five years on a straight-line basis.  At December 31, 2010, we had 5,197,863 vested and unvested stock options outstanding and 554,773 shares reserved for future awards. Total share-based compensation expense amounted to $5 million and $4.6 million for the years ended December 31, 2010 and 2009, respectively.

Stock Options – Employees and Directors

During 2010 and 2009, we granted options to employees and directors for 4,941,742 and 95,375 shares, respectively, at the weighted average per share exercise prices of $2.00 and $17.20, respectively, the fair market value of our common stock on the dates of grants.  The estimated fair value of options granted to employees and directors during 2010 and 2009 was $6.8 million and $1.2 million, respectively, calculated using the Black-Scholes pricing model with the assumptions described in Note 1 – Summary of Significant Accounting Policies, Share-based Compensation.

Stock option activity for employee and director grants is summarized as follows:

	Shares	Weighted Avg. Exercise Price
Balance, December 31, 2008	206,500	$122.80

2009
Granted	95,375	17.29
Transferred *	-
Exercised	(1,400)	11.20
Cancelled	(27,650)	204.00
Balance, December 31, 2009	272,825	$78.00

2010
Granted	4,941,750	1.60
Transferred *
Exercised
Cancelled	(54,110)	87.60
Balance, December 31, 2010	5,160,465	$4.73

The weighted average remaining contractual life and weighted average exercise price of options outstanding as of December 31, 2010 were as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Life (yrs)	Weighted Average Price	Shares	Weighted Average Price
$1.60 to $60.00	5,130,025	9.80	$2.00	134,450	$13.20
$60.40 to $100.00	13,750	7.80	24.00	9,700	24.00
$100.40 to $140.00	16,600	4.50	100.00	16,100	102.00
$300.40 to $340.00	75	6.10	320.00	55	296.40
	5,160,450	9.78	$2.38	161,305	$22.81

At December 31, 2010 and 2009, the number of options exercisable was 135,025 and 139,025, respectively, at weighted-average exercise prices of $35.20 and $43.60, respectively.

Share-based compensation expense relating to stock options granted to employees and directors was $4.5 million and $4.4 million for the years ended December 31, 2010 and 2009, respectively.

As of December 31, 2010, there were $3.9 million of unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the Plans. These costs are expected to be recognized over a weighted-average period of 2.3 years.

Stock Options and Warrants – Non-employees

In addition to stock options granted under the Plans, we have also granted options and warrants to purchase our common stock to certain non-employees that have been approved by our Board of Directors.  During 2010 and 2009, we granted options and warrants for 0 and 1,500 shares, respectively.

Stock option and warrant activity for non-employee grants for services is summarized as follows:

	Shares	Weighted avg. exercise price
Balance, December 31, 2008	52,375	$156.40

2009
Granted	1,500	20.80
Transferred *	-
Exercised
Cancelled	(11,625)	187.20
Balance, December 31, 2009	42,250	$142.80

2010
Granted		-
Transferred *	-	-
Exercised	-	-
Cancelled	(3,825)	187.20
Balance, December 31, 2010	38,425	$138.40

Stock options and warrants granted to non-employees for services outstanding at December 31, 2010 are summarized as follows:

Description	Shares	Weighted Average Exercise Price
Warrants issued for intellectual property	9,300	$100.00
Warrants issued in connection with equity offering	2,270,625	6.80
Warrants issued in connection with debt agreement	81,500	11.20
Options and warrants issued to consultants	900	212.00
	2,362,325	$7.40

Share-based compensation expense relating to stock options and warrants granted to non-employees amounted to $402,000 and $63,000 for the years ended December 31, 2010 and 2009, respectively.

Common Stock

During 2010 and 2009, we issued 17,500 and 22,850 shares of common stock, respectively, for consulting services valued at $272,000 and $287,000, respectively. Generally, these costs are amortized to share-based expense on a straight-line basis over the related service periods, generally ranging from six months to one year. Share-based compensation expense relating to all common stock issued for consulting services was $402,000 and $197,000 for the years ended December 31 2010 and 2009, respectively.

Employee Stock Purchase Plan

Our qualified employee stock purchase plan (ESPP), approved by our Board of Directors and shareholders and adopted in June 2006, provides that eligible employees (employed at least 90 days) have the option to purchase shares of our common stock at a price equal to 85% of the lesser of the fair market value as of the first day or the last day of each offering period. Purchase options are granted semi-annually and are limited to the number of whole shares that can be purchased by an amount equal to up to 10% of a participant’s annual base salary.  As of December 31, 2010, there were no shares of our common stock issued pursuant to the ESPP. There was no share-based expense relating to the ESPP for the year ended December 31, 2010 and $1,000 for the year ended December 31, 2009.

Note 11.  Segment Information

We manage and report our operations through two business segments: healthcare services and license and management. In 2009, we revised our segments to reflect the disposal of CompCare. Our behavioral health managed care services segment, which had been comprised entirely of the operations of CompCare, is now presented in discontinued operations and is not a reportable segment (see Note 12—Discontinued Operations). Catasys Health operations were previously reported as part of healthcare services, but is now segregated and reported separately in license and management services. Prior years have been restated to reflect this revised presentation.

Healthcare Services

Catasys’s integrated substance dependence solutions combine innovative medical and psychosocial treatments with elements of traditional disease management and ongoing member support to help organizations treat and manage substance dependent populations to impact both the medical and behavioral health costs associated with substance dependence and the related co-morbidities.

We are currently marketing our integrated substance dependence solutions to managed care health plans for a case rate or monthly fee, which involves educating third party payors on the disproportionately high cost of their substance dependent population and demonstrating the potential for improved clinical outcomes and reduced cost associated with using our Catasys programs.

License and Management

Our license and management segment is focused on delivering solutions for those suffering from alcohol, cocaine, methamphetamine and other substance dependencies by developing, licensing and commercializing innovative physiological, nutritional, and behavioral treatment programs. Treatment with our PROMETA Treatment Programs, which integrate behavioral, nutritional, and medical components, are available through physicians and other licensed treatment providers who have entered into licensing agreements with us for the use of our treatment programs. Also included in this segment is a licensed and managed treatment center, which offers a range of addiction treatment services, including the PROMETA Treatment Programs for dependencies on alcohol, cocaine and methamphetamines.

Our license and management segment also comprises results from international operations in the prior periods; however, these operating segments are not separately reported as they did not meet any of the quantitative thresholds under current accounting rules regarding segment disclosures.

We evaluate segment performance based on total assets, revenue and income or loss before provision for income taxes. Our assets are included within each discrete reporting segment. In the event that any services are provided to one reporting segment by the other, the transactions are valued at the market price. No such services were provided during the years ended December 31, 2010 and 2009. Summary financial information for our two reportable segments is as follows:

	Twelve Months Ended
(in thousands)	December 31,
	2010	2009
License and Management services
Revenues	$420	$1,530
Loss before provision for income taxes	(17,116)	(15,642)
Assets *	7,944	19,105

Healthcare services
Revenues	$28	$-
Loss before provision for income taxes	(2,272)	(3,947)
Assets *	-	-

Consolidated continuing operations
Revenues	$448	$1,530
Loss before provision for income taxes	(19,388)	(19,589)
Assets *	7,944	19,105

* Assets are reported as of December 31.

Note 12.  Discontinued Operations

On January 20, 2009, we sold our interest in CompCare, in which we had acquired a controlling interest in January 2007 for $1.5 million in cash. The CompCare operations are now presented as discontinued operations in accordance with accounting rules related to the disposal of long-lived assets. Prior to the sale, the assets, and results of operations related to CompCare had constituted our behavioral health managed care services segment.

We recognized a gain of approximately $11.2 million from this sale, which is included in income from discontinued operations in our Consolidated Statement of Operations for the three months ended March 31, 2009. The revenues and expenses of discontinued operations for the period January 1 through January 20, 2009 are as follows:

(in thousands)	Period from January 1 to January 20, 2009
Revenues:
Behavioral managed health care revenues	$710
Expenses:
Behavioral managed health care operating expenses	$703
General and administrative expenses	711
Other	50
Income (loss) from discontinued operations before provision for income tax	$(754)
Provision for income taxes	$1
Income (loss) from discontinued operations, net of tax	$(755)
Gain on sale	$11.204
Results from discontinued operations, net of tax	$10.449

Note 13.  Commitments and Contingencies

Operating Lease Commitments

We incurred rent expense of approximately $600,000 and $1.2 million for the years ended December 31, 2010 and 2009, respectively.  Our principal executive and administrative offices are located in Los Angeles, California and consist of leased office space totaling approximately 10,700 square feet. The initial term of the lease expired in December 2010. In December 2010, we amended and extended the lease for three years. Our base rent is currently approximately $33,000 per month, subject to annual adjustments, with aggregate minimum lease commitments at December 31, 2010, totaling approximately $1.2 million. Concurrent with the three year extension, the Board of Directors approved a sublease of approximately one-third of the office space to Reserva, LLC an affiliate of our Chairman and CEO. Reserva, LLC will pay the company pro-rata rent during the three-year lease period.

In September 2008, the lease was amended to include additional office space and an increase in monthly base rent of approximately $10,000.  As a condition to the lease agreement, we secured a letter of credit collateralized by a certificate of deposit at the current amount of $87,000 for the landlord as a security deposit.  The certificate of deposit is included in deposits and other assets in our consolidated balance sheets.  In December 2010, we further amended the lease for three additional years.

In April 2005 we entered into a five-year lease for approximately 5,400 square feet of medical office space at an initial base rent of approximately $19,000 per month, commencing in August 2005.  The space is occupied by a managed medical practice, under a full business service management agreement.  As a condition to signing the lease, we secured a $90,000 letter of credit for the landlord as a security deposit, which, as of December 31, 2010 has been subsequently reduced to $45,000. The letter of credit is collateralized by a certificate of deposit in the amount of $45,000, which is included in deposits and other assets in our consolidated balance sheet as of   December 31, 2010. In August 2010, with all base and deferred rents paid in full, we entered into another amendment to our lease for a six-month extension after which it converts to a month-to-month lease. At December 31, 2010, the minimum base rent for the medical office in Santa Monica including aggregate minimum lease commitments was approximately $10,700, subject to annual adjustment.

In August 2006, the Company entered into a five-year lease agreement for approximately 4,000 square feet of medical office space for a company managed treatment center in San Francisco, CA.  The Company ceased operations at the center in January 2008.  In the first quarter of 2009, the Company ceased making rent payments under the lease.  In March, 2010 the Company settled the outstanding lease commitment for $200,000 to be paid in monthly installments from March 2010 through February 2011. All payments under this settlement agreement have subsequently been paid in full.

Rent expense is calculated using the straight-line method based on the total minimum lease payments over the initial term of the lease. Landlord tenant improvement allowances and rent expense exceeding actual rent payments are accounted for as deferred rent liability in the balance sheet and amortized on a straight-line basis over the initial term of the respective leases.

Future minimum payments, by year and in the aggregate, under non-cancelable operating leases with initial or remaining terms of one year or more, consist of the following at December 31, 2010:

(in thousands)
Year ending December 31,	Amount
2011	$440
2012	413
2013	463
$1,316

Clinical Research Commitments

In prior years, we committed to unrestricted grants for clinical research study in the amount of $400,000, payable based on achieving certain milestones. As of December 31, 2010, we had approximately $356,000 remaining commitment for that for that clinical research study.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the December 31, 2010, we were not involved in any legal proceeding that we believe would have a material adverse effect on our business, financial condition or operating results. Please see Item 3 Legal Proceedings for more information.

Note 14.  Subsequent Events

As previously disclosed in our definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (SEC) on January 21, 2011, a special meeting was held on March 4, 2011 where the stockholders voted on the following matters: (1) approve the adoption of the proposed 2010 Stock Incentive Plan,  (2) approve a proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 200,000,000 to 2,000,000,000, (3) approve a proposed amendment or amendments to our Certificate of Incorporation to effect one or more stock splits of our outstanding common stock and (4) approve a proposed amendment to our certificate of incorporation to change our name to from Hythiam, Inc. to Catasys, Inc.  On March 4, 2011, the special meeting was held and all of the proposals were approved.

On March 17, 2011, we filed a Certificate of Amendment to our Certificate of Incorporation, pursuant to which we increased the authorized shares of common stock to 2,000,000,000 shares and changed our name to Catasys, Inc. Effective March 17, 2011, the common stock of the Company began trading under CATS.OB. In connection with the increase in the authorized shares of common stock, a number of the Company’s outstanding obligations were triggered, including, conversion of the Notes, which converted into 15,514,364 shares of common stock.

On March 30, 2011, the Company entered into a consulting agreement with former director, Marc Cummins.  The agreement calls for Mr. Cummins to provide the following services: investor relations, financing advisory, board of director transitional and other services as mutually determined.  In consideration of such services, Mr. Cummins was granted 208,605 options to purchase our common stock at fair value ($2.84/share), vesting monthly over 4 years.  The agreement may terminate with thirty (30) days written notice by either party.

Note 15.  Restatement of Financial Statements

The financial statements have been retroactively restated to reflect the 40 to 1 reverse stock split that occurred on September 6, 2011.

Dealer Prospectus Delivery Obligation

Until ___________, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[_________] Shares of Common Stock
and
Warrants to Purchase Up to [_____] Shares of Common Stock

PROSPECTUS DATED _______, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all the amounts shown are estimates.

	Amount to be Paid
SEC registration fee	$1,161	*
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Printing and miscellaneous expenses	(1)
Total	(1)

* Previously paid
(1) To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

The Certificate of Incorporation and the Bylaws of our Company provide that our Company will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each person who is or was a director, officer, employee or agent of our Company, or who serves or served any other enterprise or organization at the request of our Company. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to our Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements will also establish procedures that will apply if a claim for indemnification arises under the agreements.

Our Company maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.

Item 15.	Recent Sales of Unregistered Securities

In January 2010, the holder of certain claims against us in the amount of approximately $230,000, due for services provided to us which have not been paid, filed a complaint against us in California state court. In February 2010 the court approved our settlement of the complaint in exchange for issuing 11,125 shares of our common stock pursuant to Section 3(a)(10) of the Securities Act.

In February 2010, we issued 16,250 restricted shares of common stock to a consultant for investor relation services to be performed beginning February 22, 2010 and ending May 22, 2010. These securities were issued without registration pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933, as a transaction by us not involving any public offering.

In April 2010, the holder of certain claims against us in the amount of $1,005,000, due for services provided to us which had not been paid, filed a complaint against us in California state court. On April 8, 2010 the court approved our settlement of the complaint in exchange for issuing 125,000 shares of our common stock pursuant to Section 3(a)(10) of the Securities Act of 1933 as amended. In accordance with the approved settlement the number of shares is subject to adjustment 180 days subsequent to the issuance of the shares.  In addition, the owner of the claims will not sell more than the greater of 1,225 shares or 10% of the daily trading volume during that 180 day period. Pursuant to the terms of the agreement, the number of shares were adjusted and 15,125 shares were subsequently issued.

In October 2010, our Company entered into Securities Purchase Agreements with certain accredited investors, for the Bridge Notes and the Bridge Warrants as described above in “Related Party Transactions.” These securities were issued without registration pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

In November 2010, our Company completed a private placement with certain accredited investors, for gross proceeds of $6.9 million. As consideration, our Company issued warrants to purchase 141,750 shares of common stock at $0.40 per share to the financial advisors. Our Company issued 2,500,000 shares of common stock at a purchase price of $0.40 per share and $5.9 million in aggregate principal of 12% senior secured convertible notes to the investors on a pro rata basis. In addition each non-affiliated investor investing $2,000,000 or more also received 5-year warrants to purchase an aggregate of 549,000 shares of company common stock at an exercise price of $0.40 per share. One investor received such warrants. These securities were issued without registration pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

In December, 2010, the board approved issuance of 250,000 shares of common stock to our investor relations firm in consideration for a previously recognized liability and future service to our Company. These securities were issued without registration pursuant to the exemption afforded by Section 4(2) of the Securities Act, as a transaction by us not involving any public offering. Additionally, the Board of directors approved issuance of 510,000 shares to Jay Wolf as compensation for his newly appointed role of Lead Director. These securities were issued without registration pursuant to the exemption afforded by Section 4(2) of the Securities Act, as a transaction by us not involving any public offering.

In March 2011, we issued 25,000 restricted shares of common stock to a consultant for investor relation services to be performed beginning January 1, 2011 and ending March 31, 2011. These securities were issued without registration pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933, as a transaction by us not involving any public offering.

In July 2011, we issued 159,375 restricted shares of common stock to each of two consultants for investor relation services to be performed beginning June 23, 2011 and ending September 23, 2011. These securities were issued without registration pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

In August 2011, we issued the August Bridge Note and the August Bridge Warrant as described above in "Managements Discussion and Analysis of Financial Condition and Results of Operations".  These securities were issued without registration pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a)(3)	Exhibits The following exhibits are filed as part of this report:

Exhibit No.	Description
2.1
Stock Purchase Agreement between WoodCliff Healthcare Investment Partners, LLC and Core Corporate Consulting Group, Inc., dated January 14, 2009, incorporated by reference to Exhibit 10.1 of the Catasys Inc.’s current report on Form 8-K/A filed with the Securities and Exchange Commission on January 26, 2009.

3.1
Certificate of Incorporation of Catasys, Inc., filed with the Secretary of State of the State of Delaware on September 29, 2003, incorporated by reference to exhibit of the same number of Catasys Inc.’s Form 8-K filed with the Securities and Exchange Commission on   September 30, 2003.

3.2
Certificate of Amendment to Certificate of Incorporation of Catasys, Inc., incorporated by reference to exhibit of the same number to Catasys, Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

3.3	Certificate of Amendment, as corrected by the Certificate of Correction, to Certificate of Incorporation of Catasys, Inc.
3.4
By-Laws of Catasys, Inc., a Delaware corporation, incorporated by reference to exhibit of the same number of Catasys, Inc.’s Form 8-K filed with the Securities and Exchange Commission on September 30, 2003.

4.1
Specimen Common Stock Certificate, incorporated by reference to exhibit of the same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.

4.2
Secured Convertible Promissory Note issued to Socius Capital Group, LLC, incorporated by reference to exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2010.

4.3
Secured Convertible Promissory Note issued to Esousa Holdings, LLC, incorporated by reference to exhibit 4.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2010.

4.4	Form of Warrant incorporated by reference to Exhibit 4.2 of Catasys, Inc.’s Registrations Statement on Form S-1/A filed with the Securities and Exchange Commission on May 17, 2010.
4.5
Warrant issued to Socius Capital Group, LLC, incorporated by reference to exhibit 4.3 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2010.

4.6	Warrant issued to Esousa Holdings, LLC, incorporated by reference to exhibit 4.4 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2010.
4.7
Warrant issued on November 16, 2010, incorporated by reference to exhibit of the same number of Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

5.1±	Form of Opinion of counsel as to legality of securities being registered.
10.1*	2003 Stock Incentive Plan, incorporated by reference to Exhibit 99.1 of Catasys Inc.’s Form 8-K filed with the Securities and Exchange Commission on September 30, 2003.
10.2*
Employment Agreement between Catasys, Inc. and Terren S. Peizer, dated September 29, 2003, incorporated by reference to exhibit of the same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.

10.3*
Employment Agreement between Catasys, Inc. and  Richard A. Anderson, dated April 19, 2005, incorporated by reference to exhibit of the same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.

10.4*
Employment Agreement between Catasys, Inc. and Christopher Hassan., dated July 26, 2006, incorporated by reference to exhibit of the same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.

10.5*	2007 Stock Incentive Plan, incorporated by reference to the Catasys Inc.’s Revised Definitive Proxy on Form DEFR14A filed with the Securities and Exchange Commission on May 11, 2007.
10.6
Redemption Agreement between Catasys, Inc. and Highbridge International, LLC., dated November 7, 2007, incorporated by reference to exhibit of the same number to Catasys, Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007.

10.7
Securities and Purchase Agreement between Catasys, Inc. and Highbridge International, LLC, dated January 17, 2007, incorporated by reference to Exhibit 10.4 of Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2007.

10.8*
Registration Rights Agreement between Catasys, Inc. and Highbridge International, LLC, dated January 17, 2007, incorporated by reference to Exhibit 10.5 of Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on  January 18, 2007.

10.9
Pledge Agreement between Catasys, Inc. and Highbridge International, LLC, dated January 17, 2007, incorporated by reference to Exhibit 10.8 of Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2007.

10.10
Security Agreement between Catasys, Inc. and Highbridge International, LLC, dated January 17, 2007, incorporated by reference to Exhibit 10.9 of Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2007.

10.11
Securities Purchase Agreement between Catasys, Inc. and Highbridge International, LLC, dated November 6, 2007, incorporated by reference to Exhibit 10.1 of Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2007.

10.12*
Amendment to Employment Agreement of Richard A. Anderson, dated July 16, 2008, incorporated by reference to Exhibit 10.1 of  Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2008.

10.13
Amendment and Exchange Agreement with Highbridge International LLC, dated July 31, 2008, incorporated by reference to Exhibit 10.1 of the Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2008.

10.14
Amended and Restated Senior Secured Note with Highbridge International LLC, dated July 31, 2008, incorporated by reference to Exhibit 10.2 of the Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2008.

10.15
Amended and Restated Warrant to Purchase Common Stock with Highbridge International LLC, dated July 31, 2008, incorporated by reference to Exhibit 10.3 of the Catasys Inc.’s current  report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2008.

10.16*
Employment Agreement between Catasys, Inc. and Maurice Hebert, dated November 12, 2008, incorporated by reference to Exhibit 10.1 of the Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2008.

10.17*
Consulting Services Agreement between Catasys, Inc. and Chuck Timpe, dated November 12, 2008, incorporated by reference to Exhibit 10.2 of the Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2008.

10.18
Order for Settlement of Claims between Catasys, Inc. and The Trinity Group-I, Inc., dated January 21, 2010, incorporated by reference to exhibit of same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009.

10.19
Settlement Agreement between Catasys, Inc. and Lincoln PO FBOP Limited Partnership, dated March 23, 2010, incorporated by reference to exhibit of same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009.

10.20
Order Approving Stipulation for Settlement of Claims between Catasys, Inc. and The Trinity Group-I, Inc., dated April 8, 2010, incorporated by reference to exhibit of same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009.

10.21	2010 Stock Incentive Plan incorporated by reference to exhibit 10.1 of Catasys, Inc’s Form 8-K filed with the Securities and Exchange Commission on December 16, 2010.
10.22
Eighth Amendment to lease by and between Catasys, Inc. and the Irvine Company, LLC, incorporated by reference to exhibit of the same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

10.23
Securities Purchase Agreement between Catasys, Inc. and accredited investors dated October 19, 2010, incorporated by reference to Exhibit 4.1, 4.2, 4.3, 4.4, 10.1, 10.2, and 10.3 of Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2010.

10.24
Consulting Services Agreement between Catasys, Inc. and John V. Rigali, dated March 23, 2010, incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on March 29, 2010.

10.25
Seventh Amendment to Lease between Catasys, Inc. and The Irvine Company LLC, dated April 29, 2010, incorporated by reference to Exhibit 10.31 of Catasys Inc.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2010.

10.26
Securities Purchase Agreement between Catasys, Inc. and investors, dated June 29, 2010, incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2010.

10.27*
Employment Letter between Catasys, Inc, and Peter Donato, dated August 19, 2010, incorporated by reference to Exhibit 10.33 of Catasys, Inc.’s current report on 8-K filed with the Securities and Exchange Commission on August 27, 2010.

10.28
Amendment No. 3 to Lease (3Net) between Catasys, Inc. and Lincoln Holdings, LLC, dated July 27, 2010, incorporated by reference to Exhibit 10.32 of Catasys. Inc.’s quarterly report filed with the Securities and Exchange Commission on August 16, 2010.

10.29
Consulting Services Agreement between Catasys, Inc. and Marc Cummins, incorporated by reference to exhibit of the same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

10.30
Placement Agent Agreement between Rodman & Renshaw, LLC and Catasys, Inc., dated July 22, 2011, incorporated by reference to exhibit 10.30 of Catasys Inc.’s registrations statement on Form S-1/A filed with the Securities and Exchange Commission on July 22, 2011.

21.1
Subsidiaries of the Company, incorporated by reference to exhibit of the same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

23.1	Consent of Independent Registered Public Accounting Firm – Rose, Snyder & Jacobs.
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in exhibit 5.1)
24.1	Power of Attorney (included on signature page).

*     Management contract or compensatory plan or arrangement.
±    To be filed by amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (i) If the registrant is relying on Rule 430B:

          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(7) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 9th day of September, 2011.

CATASYS, INC.

By:	/s/ TERREN S. PEIZER
Terren S. Peizer
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TERREN S. PEIZER	Chairman of the Board of Directors	September 9, 2011
Terren S. Peizer	and Chief Executive Officer
(Principal Executive Officer)

/s/ SUSAN E. ETZEL	Chief Financial Officer	September 9, 2011
Susan E. Etzel	(Principal Financial Officer and Principal Accounting Officer)

*	President, Chief Operating Officer	September 9, 2011
Richard A. Anderson	and Director

*	Lead Director	September 9, 2011
Jay A. Wolf

*	Director	September 9, 2011
Kelly McCrann

*	Director	September 9, 2011
Andrea Grubb Barthwell, M.D.

* By:	/s/ TERREN S. PEIZER
Terren S. Peizer Chief Executive Officer